Exhibit 2.3

SECURITIES PURCHASE AGREEMENT

DATED JULY 24, 2007

AMONG

C3 CAPITAL PARTNERS, L.P.,

C3 CAPITAL PARTNERS II, L.P.,

LIQUIDMETAL COATINGS, LLC

AND

LIQUIDMETAL COATINGS SOLUTIONS, LLC

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Section 6.	Representations and Warranties of the Company and LMCS	19
6.1	Organization, Corporate Power and Licenses	19
6.2	Capitalization and Related Matters	19
6.3	Subsidiaries; Investments	20
6.4	Authorization; No Breach	20
6.5	Financial Statements	20
6.6	Projections and Pro Forma Financial Statements	21
6.7	Absence of Undisclosed Liabilities	21
6.8	No Material Adverse Change	21
6.9	Assets	21
6.10	Tax Matters	22
6.11	Contracts and Commitments	22
6.12	Intellectual Property Rights	22
6.13	Litigation, Etc	23
6.14	Brokerage	23
6.15	Governmental Consent, Etc	23
6.16	Insurance	23
6.17	Employees	23
6.18	ERISA	24
6.19	Compliance with Laws	24
6.20	Small Business Matters	24
6.21	Affiliated Transactions	25
6.22	Investment Company	25
6.23	Margin Regulations	25
6.24	Public Utility Holding Company Act	25
6.25	Customers and Suppliers	25
6.26	Disclosure	26
6.27	Closing Date	26

Section 7.	Representations and Warranties of the Purchasers	26
7.1	Organization, Corporate Power and Licenses	26
7.2	Due Authorizations	26
7.3	Purchaser’s Investment Representations	27
7.4	Purchaser’s Reliance	28
7.5	Permitted SBIC Investment	28

Section 8.	Events of Default	28
8.1	Definition	28
8.2	Consequences of Events of Default	31

Section 9.	Miscellaneous	32
9.1	Expenses	32
9.2	Remedies	33
9.3	Amendments and Waivers	33
9.4	Survival of Agreement	33
9.5	No Setoffs, Etc	34
9.6	Successors and Assigns	34

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9.7	Aggregation	34
9.8	Severability	34
9.9	Counterparts	34
9.10	Governing Law	34
9.11	Notices	35
9.12	Consideration for Purchased Units; Treatment of Fees	36
9.13	Construction	36
9.14	Complete Agreement	37
9.15	Indemnification	37
9.16	Payment Set Aside	38
9.17	Jurisdiction and Venue	38
9.18	Waiver of Right to Jury Trial	38

List of Exhibits and Appendices
List of Disclosure Schedules
Appendix 1 – Definitions

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of July 24, 2007, between Liquidmetal Coatings, LLC, a Delaware limited liability company (the “Company”), Liquidmetal Coatings Solutions, LLC, a Delaware limited liability company (“LMCS”), C3 CAPITAL PARTNERS, L.P., a Delaware limited partnership (“C3”) and C3 CAPITAL PARTNERS II, L.P., a Delaware limited partnership (“C3 II”), and each of the other holders of Securities (as defined below) or any equity for which Securities are exchanged or converted, if any, who become a party hereto in accordance with the terms hereof (C3, C3 II and such other holders are collectively referred to herein as the “Purchasers”).

The parties hereto agree as follows:

Section 1.              Definitions and Related Matters.

1.1            Definitions.

Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Appendix 1 attached hereto (such meanings are applicable to both the singular and plural forms of the terms defined).

1.2            Accounting Principles.

The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied.

1.3            Other Interpretive Matters.

In each of the Investment Documents, unless a clear contrary intention appears:  (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by such Investment Document, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any agreement (including this Agreement and the Schedules and Exhibits and the Appendices hereto), document or instrument means such agreement, document or instrument as amended or modified; (d) reference to any applicable law, statute, rule or regulation means such applicable law, statute, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and (e) references to any Subsidiary of a Person shall be given effect only at such times as such Person has one or more Subsidiaries.

Section 2.              Authorization and Closing.

2.1           Authorization of the Securities.  The Company and LMCS have, or on or before the Closing will have, duly authorized the sale and issuance to:

(a)           C3 of (i) a fourteen percent (14%) Subordinated Note in the principal amount of $3,770,000 and containing the terms and conditions and in the form set forth on Exhibit A-1 attached hereto (“C3 Note”), and (ii) 1,102 Membership Units, which shall represent 11.02% of the Membership Units of the Company (the “C3 Membership Units”) and shall have the terms and conditions set forth in the Company’s Operating Agreement, attached hereto as Exhibit B-1; and

(b)           C3 II of (i) a fourteen percent (14%) Subordinated Note in the principal amount of $2,730,000 and containing the terms and conditions and in the form set forth on Exhibit A-2 attached hereto (“C3 II Note”, and together with the C3 Note, and any other notes issued by the Company in respect of the purchase of the Securities are collectively referred to as the “Notes”), and (ii) 798 Membership Units, which shall represent 7.98% of the of Membership Units of the Company (the “C3 II Membership Units”, and together with the C3 Membership Units, the “Purchased Membership Units”) and shall have the terms and conditions set forth in the Company’s Operating Agreement, attached hereto as Exhibit B-1.  The Notes and the Purchased Membership Units are sometimes collectively referred to herein as the “Securities”.

2.2            Purchase and Sale of the Securities.

At the Closing, the Company shall sell to C3 and C3 II and, subject to the terms and conditions set forth herein, C3 and C3 II shall purchase from the Company and LMCS, the Notes at an aggregate price equal to $5,527,210 and the Membership Units at an aggregate price equal to $972,790 (collectively, the “Purchase Price”).

2.3            The Closing.

The closing of the purchase and sale of the Note and the Purchased Membership Units (the “Closing”) shall take place at the offices of Bryan Cave LLP, 3500 One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105 at 10:00 a.m. on July 24, 2007, subject however, to the satisfaction of the conditions set forth in Section 3 and Section 4.  At the Closing, the Company shall deliver the Securities to C3 and C3 II and C3 and C3 II shall deposit the Purchase Price into an escrow account pursuant to the Escrow Agreement dated as of an even date herewith by and among C3, C3 II, Liquidmetal Technologies, Inc. (“LMT”), Bank Midwest, N.A. (“BMW”), Company and BMW as escrow agent (the “Escrow Agent”).

2.4            Use of Proceeds.

The Company will use the proceeds from the sale of the Securities for (a) the purchase of certain assets from LMT pursuant to the Asset Purchase and Contribution Agreement dated as of July 24, 2007 by and among LMT and LMC (the “Asset Purchase and Contribution Agreement”), including payment of the purchase price to LMT and (b) all

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reasonable expenses related to the consummation of the transactions contemplated by the Investment Documents.

Section 3.              Conditions of Purchasers’ Obligation at the Closing.  The obligation of Purchasers to purchase the Securities at the Closing is subject to the fulfillment as of the Closing of the following conditions, any one or more of which may be waived by Purchasers:

3.1            Representations, Warranties and Covenants; No Event of Default.

(a)           All of the representations and warranties contained in Section 6 hereof (considered collectively) and each of these representations and warranties (considered individually) shall be true, complete and correct in all material respects at and as of the Closing (without giving effect to any “material” or “materiality” qualification and both immediately prior to and immediately after giving effect to the transactions contemplated by the Investment Documents) as though then made, except for representations and warranties which refer to facts existing on a specific date, which shall be true and correct as of such date, and except where the failure of any such representation or warranty to be so true and correct, whether individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and the Company shall have performed in all material respects all of the covenants required to be performed by it under the Investment Documents that are to be complied with or performed by the Company on or prior to the Closing (unless the same shall have been waived, in writing, by Company).

(b)           Notwithstanding Section 3.1(a), each of the representations and warranties in Sections 7.1, and 7.2 shall be true, complete and correct in all respects at and as of the Closing (both immediately prior to and immediately after giving effect to the transactions contemplated by the Investment Documents) as though then made.

3.2            Certificate of Formation.

The Certificate of Formation of each of the Company and LMCS in the form attached as Exhibits C-1 and C-2 shall be in full force and effect under the laws of the Delaware.

3.3            Operating Agreement.

The Operating Agreement of each of the Company and LMCS shall be in the form of Exhibit B-1 and Exhibit B-2, respectively and such Operating Agreements shall be in full force and effect as of the Closing.

3.4             14% Subordinated Secured Notes.

The Company shall have issued and delivered the Notes to C3 and C3 II and the Notes shall be in full force and effect as of the Closing.

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3.5             Sale of the Membership Units to the Purchaser.

The Company shall have issued and delivered to C3 and C3 II the Purchased Membership Units to be purchased hereunder at the Closing.

3.6            Employment Agreement.

The confidentiality, nonsolicitation and noncompetition agreement between the Company and Larry Buffington attached hereto as Exhibit D and (the “Employment Agreement”), shall be in full force and effect as of the Closing and shall not have been modified or amended.

3.7                               Security Agreements.

The Company and LMCS shall each have entered into definitive security agreements in the forms attached hereto as Exhibit E-1 and E-2, respectively (the “Security Agreements”) for the purpose of securing the obligations arising under the Notes, and such Security Agreements shall be in full force and effect as of the Closing.

3.8                               Pledge Agreements.

The Company and LMT shall each have entered into a Pledge Agreement for the purpose of securing the obligations arising under the Notes in the form attached hereto as Exhibit F  (the “Pledge Agreements”) and such Pledge Agreements shall be in full force and effect as of the Closing.

3.9                               Asset Purchase and Contribution Agreement.

The Asset Purchase and Contribution Agreement shall be in full force and effect as of the Closing.  The conditions in Articles 8 and 9 of the Asset Purchase and Contribution Agreement shall have been satisfied in full (without reliance on any waiver by the parties thereto). The transactions contemplated by the Asset Purchase and Contribution Agreement shall have been consummated simultaneously with the Closing hereunder in accordance with the terms of the Asset Purchase and Contribution Agreement.  The Company shall have also executed a Collateral Assignment in form attached hereto as Exhibit G (“Collateral Assignment”), and such Collateral Assignment shall be in full force and effect as of the Closing.

3.10                         Financing.

BMW shall have advanced or otherwise made available to the Company an aggregate of no less than $5,000,000 and no more than $5,500,000 pursuant to a secured credit facility on customary terms and conditions reasonably satisfactory to the Purchasers and Company (the “Senior Credit Facility”), and the Purchasers will agree to subordinate its Lien in the Company’s assets to the Lien of such Senior Credit Facility pursuant to an intercreditor agreement with the provider of the Senior Credit Facility (“Senior Lender”) on customary and reasonable terms acceptable to the Purchaser.

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3.11          Proceedings.

All proceedings required to be taken by the Company in connection with the transactions contemplated hereby shall have been taken and all documents incident thereto shall be reasonably satisfactory in form and substance to C3 and C3 II  and their counsel.

3.12          No Material Adverse Effect.

Since December 31, 2006, there shall have been no Material Adverse Effect.

3.13          Deliveries of the Company at Closing.

At the Closing, the Company shall deliver to the Purchasers, except as otherwise indicated below, all of the following:

(a)           the Notes in the principal amount of $6,500,000, duly completed and executed by the Company;

(b)           the Purchased Membership Units, duly issued by the Company to C3 and C3 II, respectively, and which, in the aggregate, represent 19.00% of the Company’s fully diluted equity;

(c)           an Officer’s Certificate of the Company, dated the date of the Closing, stating that the conditions specified in Sections 3.1 through 3.13, inclusive, have been fully satisfied;

(d)           certified copies of the resolutions duly adopted by the Board of Directors of LMT, the board of managers of the Company and the board of managers of the LMCS authorizing the execution, delivery and performance of each of the Investment Documents to which it is a party, the issuance and sale of the Securities and the consummation of all other transactions contemplated by the Investment Documents;

(e)           certified copies of the Company’s and LMCS’s Governing Documents, each as in effect at the Closing;

(f)            certificates of the secretary of the Company and LMCS certifying the names and signatures of the officers of the Company and LMCS, respectively, authorized to sign each of the Investment Documents to which the Company and LMCS is a party;

(g)           certificates of good standing, dated not more than ten (10) days prior to the date of the Closing, of the Company and LMCS issued by its jurisdiction of organization and from each jurisdiction in which the Company or LMCS is qualified to conduct business;

(h)           copies of third party and governmental consents, approvals and filings as set forth on Schedule 3.13(h);

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(i)            duly completed and executed SBA Forms 480, 652 and 1031 from the Company in the forms attached as Exhibit H-1, H-2 and H-3, respectively;

(j)            the Company’s financial projections (including balance sheets and income and cash flow statements) through December 31, 2009;

(k)           an operating budget for the balance of 2007 reflecting anticipated Capital Expenditures for the Company and operating expenses approved in advance by C3 and C3 II, which approval shall not be unreasonably withheld or delayed (the “2007 Operating Budget”);

(l)            the Security Agreements;

(m)          the Employment Agreement;

(n)           the Pledge Agreements;

(o)           payment of closing fees to C3 and C3 II in the aggregate amount of $130,000 and the reimbursement for the fees and expenses described in Section 9.1 hereof;

(p)           a solvency certificate in the form of Exhibit I executed by the Company’s chief executive officer or secretary;

(q)           the Asset Purchase and Contribution Agreement;

(r)            a Use of Proceeds Schedule from the Company regarding the intended use of the proceeds from sale of the Securities;

(s)           an irrevocable springing proxy in the form of Exhibit J executed by LMT and accepted and acknowledged, in writing, by C3 and C3 II (the “Irrevocable Springing Proxy”); and

(t)            such other documents related to the transactions contemplated by the Investment Documents as C3 and C3 II or their counsel may reasonably request.

Section 4.              Conditions of Company’s Obligation at the Closing.  The obligation of the Company to issue and sell the Securities at the Closing is subject to the fulfillment as of the Closing of the following conditions, any one or more of which may be waived by Company:

4.1            Representations, Warranties and Covenants; No Event of Default

All of the representations and warranties contained in Section 7 hereof (considered collectively) and each of these representations and warranties (considered individually) shall be true, complete and correct in all material respects at and as of the Closing (without giving effect to any “material” or “materiality” qualification) (both immediately prior to and immediately after giving effect to the transactions contemplated by the Investment Documents) as though then made, except for representations and warranties which refer to facts

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existing on a specific date, which shall be true and correct as of such date, and the Purchaser shall have performed in all material respects all of the covenants required to be performed by it under the Investment Documents that are to be complied with or performed by the Purchaser on or prior to the Closing (unless the same shall have been waived, in writing, by Company, and there shall not exist any Event of Default or Potential Event of Default.

4.2                               Asset Purchase and Contribution Agreement.

The Asset Purchase and Contribution Agreement shall be in full force and effect as of the Closing.  The conditions in Articles 8 and 9 of the Asset Purchase and Contribution Agreement shall have been satisfied in full (without reliance on any waiver by the parties thereto). The transactions contemplated by the Asset Purchase and Contribution Agreement shall have been consummated simultaneously with the Closing hereunder in accordance with the terms of the Asset Purchase and Contribution Agreement.

4.3                               Financing.

BMW shall have advanced or otherwise made available to the Company an aggregate of no less than $5,000,000 and no more than $5,500,000 pursuant to a secured credit facility on customary terms and conditions reasonably satisfactory to each Purchaser and Company, and each Purchaser shall have agreed to subordinate its Lien in the Company’s assets to the Lien of such Senior Credit Facility pursuant to an intercreditor agreement with the Senior Lender on customary and reasonable terms acceptable to the Purchasers.

4.4           Deliveries of C3 and C3 II at Closing.

C3 and C3 II shall have delivered to BMW an amount equal to $6,500,000, net of the amounts specified in Section 3.13(o).

Section 5.              Covenants

5.1            Affirmative Covenants.

So long as the principal amount under the Notes remain outstanding, prior to the indefeasible payment in full of all amounts due and owing under the Notes, the Company shall deliver to the Purchaser:

(a)           Notice of Litigation.  Promptly after receipt of service of process and in any event within ten (10) Business Days after receipt of service of process, notice of all actions, suits, and proceedings before any governmental authority, court or arbitrator affecting the Company which, if determined adversely to the Company, could have a Material Adverse Effect;

(b)           Notice of Default.  As soon as possible (but in any event within ten (10) Business Days) after (i) the discovery or receipt of notice of any Event of Default or Potential Event of Default, (ii) any default under any Investment Document or any other material agreement to which the Company is a party, (iii) any material investigation, notice, proceeding or adverse determination from any governmental or regulatory

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authority or agency, or (iv) immediately (notwithstanding the reference to ten (10) Business Days stated above) after the receipt of notice (oral or written) of the acceleration of any material Indebtedness, an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto;

(c)           ERISA Reports.  Within ten (10) Business Days after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Company or LMCS files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within ten (10) Business Days after the Company knows that any ERISA Event or Prohibited Transaction has occurred with respect to any Pension Plan or that the PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Pension Plan, a certificate of the chief financial officer of the Company setting forth the details as to such ERISA Event or Prohibited Transaction or Pension Plan termination and the action that the Company or LMCS proposes to take with respect thereto;

(d)           Reports to Other Creditors.  Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Purchaser pursuant to this Section;

(e)           Notice of Material Adverse Change.  As soon as possible and in any event within ten (10) Business Days after the occurrence thereof, written notice of any matter that could reasonably be expected to have a Material Adverse Effect;

(f)            Management Letters.  Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Company by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Company and LMCS;

(g)           General Information.  Promptly, such other information concerning the Company as the Purchaser may from time to time reasonably request;

(h)           Annual Budget.  At least thirty (30) days, but not more than ninety (90) days prior to the beginning of each fiscal year, an annual budget of the operating expenses and Capital Expenditures for the Purchaser’s approval, which shall not be unreasonably withheld or delayed, provided there is sufficient debt coverage and the budget demonstrates the Company’s and LMCS’s ability to comply with the financial covenants herein and in all other debt instruments to which the Company is bound.  Each such annual budget shall be prepared (displaying anticipated statements of income, cash flows, balance sheets and detailed projected Capital Expenditures on a monthly basis) (the “Annual Budget”) and within thirty (30) days after any quarterly period in which expenditures, costs or obligations incurred result in a deviation in excess of twenty percent (20%) of such corresponding quarterly period described within an Approved Annual Budget (as defined in Section 5.1(h)), the Company shall deliver to the Purchaser

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an Officer’s Certificate explaining the deviation and what actions the Company and LMCS has taken and proposes to take with respect thereto;

(i)            Securities Communications.  As soon as possible after the transmission or occurrence (but in any event within ten (10) Business Days), of any communications by LMT with its Shareholders generally or the financial community, any reports filed by LMT with any securities exchange or the Securities and Exchange Commission;

(j)            Insurance Reports.  As soon as possible after each insurance policy to be maintained by the Company pursuant to Section 5.3(f) has been obtained, a statement from each such insurance carrier, which shall provide that each such policy shall name each of C3 and C3 II as a loss payee and shall provide that such policy will not be cancelled or reduced without thirty (30) days prior written notice to C3 and C3 II.  As soon as possible (but in any event within ten (10) days) after becoming Aware of any material change in any insurance maintained by the Company, written notice thereof which describes the same and the intended course of action of the Company with respect thereto shall be delivered to the Purchasers; and

(k)           Compliance Certificate.  Concurrently with the delivery of each of the financial statements referred to in Section 5.3(a) and (b), a duly completed Officer’s Certificate in the form of Exhibit K attached hereto, with appropriate insertions, dated the date of such financial statements and signed by the Company’s and LMCS’s Chief Financial Officer containing a computation of each of the financial ratios and restrictions set forth in Section 5.5 and to the effect that such officer has not become Aware of any Event of Default or Potential Event of Default that has occurred and is continuing, if there is any such event, describing it and the steps, if any, being taken or proposed to be taken to cure it.

5.2            Attendance at Board Meetings.

So long as any Securities remain outstanding or notes issued in exchange for any Securities remain outstanding and prior to the indefeasible payment in full of all amounts due and owing under the Notes, the Purchasers shall have the right to attend and observe all the Company’s board of managers meetings (the “Purchasers’ Observation Rights”).  The Company shall give the Purchasers written notice of each meeting of its board of managers and each committee thereof at least three (3) Business Days prior to the date of each such meeting, and the Company shall permit one (1) representative of C3 and C3 II (the “Purchaser Representative”) to attend all meetings of its board of managers and all committees thereof; provided, that in the case of telephonic meetings conducted in accordance with the Company’s Governing Documents and applicable law, the Purchaser Representative shall receive actual notice thereof at least 48 hours prior to any such meeting, and the Purchaser Representative shall be given the opportunity to listen to such telephonic meetings unless the Purchaser Representative shall have waived in writing such advance notice.  The Purchaser Representative shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to managers in connection with such meetings at the same time such materials and information are given to the managers.  If the Company proposes

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to take any action by written consent in lieu of a meeting of its board of managers or of any committee thereof, the Company shall give written notice thereof to the Purchaser Representative prior to the effective date of such consent describing in reasonable detail the nature and substance of such action.  The Company shall pay the reasonable out-of-pocket expenses of the Purchaser Representative incurred in connection with attending all such meetings.

5.3           Additional Affirmative Covenants.  So long as any of the Securities remain outstanding and prior to the indefeasible payment in full of all amounts due and owing under the Notes or any Put Notes issued pursuant to Section 5.11(c):

(a)           Annual Financial Statements and Tax Return Information.  The Company, as soon as available, and, in any event, within one hundred and twenty (120) days after the end of each fiscal year of the Company, beginning with the fiscal year ending December 31, 2007, a copy of the annual consolidated financial statements of the Company and LMCS for such fiscal year containing balance sheets, statements of income, retained earnings and cash flows at the end of such fiscal year, in each, except for the fiscal year ending December 31, 2007, setting forth in comparative form the figures for the preceding fiscal year (if any), all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to C3 and C3 II, to the effect that such report has been prepared in accordance with GAAP.  Within ninety (90) days after the end of each Tax year, Company shall provide sufficient information with respect to the Company for such Tax year necessary for C3 and C3 II to prepare their federal, state and local income Tax Returns.  The Company shall provide copies of the federal, state and local income Tax Returns of the Company for each Tax year promptly after the filing thereof.

(b)           Monthly Financial Statements.  The Company, as soon as available and, in any event, within thirty (30) days after the end of each month, a copy of an unaudited consolidated financial report of the Company and LMCS as of the end of such month and for the portion of the fiscal year then ended, including balance sheets, statements of income, retained earnings and cash flows, setting forth in each case comparisons to the Company’s and LMCS’s Annual Budget and to the corresponding period in the preceding fiscal year and a brief narrative explaining the results of the Company’s and LMCS’s operations for such period; all such statements shall have been prepared in accordance with GAAP (absent footnotes and customary year-end adjustments) and fairly present the financial condition and results of operations of the Company and LMCS at the date and for the periods indicated therein.

(c)           Maintenance of Existence; Conduct of Business.  The Company shall, as commercially reasonable, preserve and maintain its and LMCS’s existence and all of their respective leases, privileges, certifications, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of their respective businesses.  The Company and LMCS will conduct each of their businesses in an orderly and efficient manner in accordance with good business practices.  Neither the Company nor LMCS will, without the written consent of the Purchasers, make any material change in their credit collection policies if such change would materially impair

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the collectibility of any material account owing to the Company, nor will either the Company or LMCS rescind, cancel or modify any material account owing to the Company or LMCS except in the ordinary course of business.

(d)           Maintenance of Properties and Intellectual Property Rights.  The Company and LMCS shall (i) maintain, keep and preserve all of their properties (real, personal, tangible and intangible) necessary or useful in the proper conduct of their business in good working order and condition and (ii) possess and maintain all material Intellectual Property Rights necessary to the conduct of the Company’s and LMCS’s businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property Rights.

(e)           Taxes and Claims.  The Company and LMCS shall use their commercially reasonable best efforts to pay or discharge at or before maturity or before becoming delinquent (i) all taxes, levies, assessments and governmental charges imposed on the Company and LMCS or their income or profits or any of their property and (ii) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of their property; provided, however, that the Company and LMCS shall not be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established and such contest operates to suspend collections of the same.

(f)            Insurance.  The Company and LMCS shall use their commercially reasonable best efforts to maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and LMCS operate, including, but not limited to, director and officer liability insurance.

(g)           Inspection Rights.  At any reasonable time and from time to time, the Company shall permit representatives of C3 and C3 II to examine, copy and make extracts from its books and records, to visit and inspect the Company’s and LMCS’s properties, and to discuss Company’s and LMCS’s business, operations, and financial condition with Company’s LMCS’s officers, employees and independent certified public accountants, provided that Purchasers agree to keep such information confidential and to use such information solely in connection with its investment in the Securities.

(h)           Keeping Books and Records.  The Company and LMCS shall maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to their business and activities.

(i)            Compliance with Laws.  The Company and LMCS shall comply in all material respects with all applicable laws, rules, regulations, orders and decrees of any governmental authority or arbitrator the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

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(j)            Compliance with Agreements.  The Company and LMCS shall use their commercially reasonable best efforts to comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

(k)           ERISA.  The Company and LMCS shall use their commercially reasonable best efforts to comply with all minimum funding requirements and all other material requirements of ERISA, if applicable, so as not to give rise to any liability thereunder.

(l)            Employment Agreement.  The Company shall neither (i) modify, amend or terminate the Employment Agreement without the prior written consent of C3 and C3 II, which consent shall not be unreasonably withheld or delayed nor (ii) provide any employee, who is a party to the Employment Agreement, with any compensation, benefit or reimbursement for any expenses related to the performance of such employee’s duties as contemplated by such employee’s Employment Agreement, except as provided by the Employment Agreement.

5.4            Negative Covenants.

So long as any of the principal amount under the Notes remain outstanding, neither the Company nor LMCS shall do any of the following, without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld or delayed:

(a)           Additional Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, other than (i) a working capital line of credit, of which the Company shall not draw more than $1,000,000 at Closing; (ii) Indebtedness incurred pursuant to an annual budget approved by Purchasers;

(b)           Merger or Consolidation.  Become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate;

(c)           Distributions.  Except as contemplated by this Agreement or to pay distributions to pay Taxes of its Members as provided in Article 5 of the LMC Operating Agreement (which provision shall not be amended without the prior written consent of the Purchaser), declare or pay any Dividends or make any other payment or distribution (in cash, property, or obligations) on account of the Company’s Membership Units, or redeem, purchase, retire, or otherwise acquire any Membership Units, or set apart any money for a sinking or other analogous fund for any Dividend or other distribution on the Company’s Membership Units or for any redemption, purchase, retirement, or other acquisition of any of the Company’s Membership Units.

(d)           Advances and Loans.  Make any loans or advances to, Guarantees for the benefit of, or investments in, any Person except for (i) reasonable advances to employees in the ordinary course of business, (ii) investments having a stated maturity no

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greater than 1 year from the date such Investment is made in (A) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (B) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million or (C) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc., and (iii) intercompany loans or advances to or guarantees by the Company or LMCS for the benefit of the Company or LMCS in the ordinary course of business, consistent with past practice;

(e)           Equity Issuances.  Authorize, issue, sell, assign, or otherwise dispose of (i) any of its Membership Units, (ii) any securities exchangeable for or convertible into or carrying any rights to acquire any of its Membership Units, or (iii) any option, warrant, or other right to acquire any of its Membership Units other than options and Equity Purchase rights issued in connection with any equity incentive plan or employee equity ownership plan as in existence as of the Closing or any new equity incentive plan or employee equity ownership plan approved by the board of managers; provided, however, any new equity incentive plan, together with any existing equity plan, shall not reduce the Purchaser’s interest in the capital and profits of the Company;

(f)            Affiliated Transactions.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Company or LMCS, except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or LMCS’s business and upon fair and reasonable terms no less favorable to the Company or LMCS than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or LMCS and except as otherwise set forth on Section 4.4(f) of the Disclosure Schedules;

(g)           Transfer of Assets.  Directly or indirectly in one or more related transactions, sell, lease, exchange or otherwise dispose of more than 5% of the Total Assets in any 12-month period (other than sales of inventory in the ordinary course of business, consistent with past practice) or sell, exchange or permanently dispose of any of its Intellectual Property Rights;

(h)           Sale Lease Back.  Enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly by it to such Person;

(i)            Prepayment of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy in any manner any principal or interest on any Indebtedness other than prepayment of the Notes as permitted according to their terms and prepayment of the Senior Debt;

(j)            Other Business Ventures.  Enter into or cause LMCS to enter into the ownership, active management or operation of any business not directly related to the Business conducted by the Company or LMCS as of Closing;

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(k)           Environmental Compliance.  Violate any applicable Environmental Laws with respect to the real property owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures), except for violations that would not have a Material Adverse Effect on the Company or LMCS;

(l)            Accounting Changes.  Change the Company’s or LMCS’s respective fiscal years or make any change (i) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Purchasers, or (ii) in tax reporting treatment, except as required by law and disclosed to the Purchasers;

(m)          Certain Security Matters.  Enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Investment Document, which directly or indirectly prohibits the Company or LMCS from creating or incurring a Lien on any of its assets;

(n)           Business Organization.  Convert to any other type of business entity or cause the conversion of any of the Company’s Membership Units;

(o)           Joint Ventures.  Enter into any joint venture, involving an aggregate consideration (including the assumption of liabilities whether direct or indirect) in any calendar year exceeding $100,000 with all such transactions being aggregated to such limit;

(p)           Additional Agreements.  Enter into, become subject to, amend, modify or waive any agreement or instrument (other than Senior Loan Documents) which by its terms would (under any circumstances) restrict (i) the right of the Company to make loans or advances or pay Dividends to, transfer property to, or repay any Indebtedness owed to the Purchasers or (ii) the Company’s right to perform any of the provisions of any of the Investment Documents;

(q)           Compensation.  Increase any compensation (including salary, bonuses and other forms of current and deferred compensation) payable, directly or indirectly, to any of its officers, managers, members or their Affiliates or representatives or any Affiliate of the Company or LMCS by more than 5% per annum; except as set forth in the Employment Agreement, and except as provided for in any planned or budgeted increases under the 2007 Operating Budgets, or any performance bonuses or distributions based on EBITDA targets as agreed to in writing by C3 and C3 II prior to Closing;

(r)            Subsidiaries.  Establish or acquire any Subsidiary other than LMCS;

(s)           Capital Expenditures.  Make Capital Expenditures (i) during the fiscal year ended December 31, 2007 in excess of $100,000 and (ii) during any subsequent fiscal year in excess of $200,000 (including, without limitation, payments with respect to Capitalized Leases, as determined in accordance with GAAP) other than Capital Expenditures made pursuant to an Approved Annual Budget;

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(t)            Use of Proceeds.  Use the proceeds from the Financing other than as set forth in Section 2.4 of this Agreement;

(u)           Amendment to Governing Documents.  Make any amendment to its Governing Documents which would adversely affect the Purchaser, directly or indirectly, whether by merger, conversion, operation of law or otherwise, or file any resolution of its board of managers (or similar governing body) with its jurisdiction of incorporation, formation or organization (as applicable);

(v)           Take or Pay Contracts.  Enter into or be a party to any contract or agreement for the purchase of materials, supplies or other property or services if such contract or agreement requires that a payment be made by the Company or LMCS regardless of whether delivery is ever made of such materials, supplies or other property or services;

5.5                               Financial Covenants.

(a)           Fixed Charge Coverage Ratio.  The Company shall have, on a consolidated basis at the end of each fiscal quarter of the Company, a Fixed Charge Coverage Ratio of not less than 1.09:1.00.

(b)           Maximum Total Funded Debt to EBITDA Ratio.  The Company shall have, on a consolidated basis at the end of each fiscal quarter of the Company set forth below, a ratio of (i) Total Funded Debt measured as of the last day of such fiscal quarter to (ii) EBITDA for such fiscal quarter of not more than the following:

3.90:1:00 for the fiscal quarters ending September 30, 2007, and December 31, 2007;

3.5:1.00 for the fiscal quarters ending March 31, 2008, June 30, 2008,         September 30, 2008, and December 31, 2008

3.0:1.0 for the fiscal quarter ending March 31, 2009 and for each fiscal      quarter ending thereafter.

5.6            SBIC Regulatory Provisions

(a)           Equity Holders.  As long as any Purchasers hold any Securities or any securities issued by the Company with respect thereto, the Company shall notify each SBIC Holder (i) at least 15 days prior to taking any action after which the number of record holders of the Company’s voting securities would be increased from fewer than 50 to 50 or more and (ii) of any other action or occurrence after which the number of record holders of the Company’s voting securities was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Company, as applicable, becomes Aware that such other action or occurrence has occurred or is proposed to occur.

(b)           Use of Proceeds.  At such times as any SBIC Holder reasonably requests, the Company shall deliver to each SBIC Holder a written statement on behalf of

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the Company certified by the chief executive officer of Company describing in reasonable detail the use of the proceeds of the Financing hereunder by the Company.  In addition to any other rights granted hereunder, the Company shall, and shall cause LMCS to, grant such SBIC Holder and the SBA access to their books, and records for the purpose of verifying the use of such proceeds and verifying the certifications made by the Company in SBA Forms 480, 652 and 1031 delivered pursuant to Section 3.13(i) and for the purpose of determining whether the principal business activity of the Company continues to constitute an eligible business activity (within the meaning of the SBIC Regulations).

(c)           Economic Impact Information.  Promptly after the end of each calendar year (but in any event prior to February 28 of each year), the Company shall deliver to each SBIC Holder a written assessment of the economic impact of each SBIC Holder’s investment in the Company, specifying the full-time equivalent jobs created or retained in connection with the Investment, the impact of the Investment on the businesses of the Company and on taxes paid by the Company and its employees.

5.7            Public Disclosures.

The Company shall not disclose any Purchaser’s name or identity as an investor in the Company in any press release or other public announcement, without the prior written consent of such Purchaser unless such disclosure is required by this Agreement, applicable securities law, applicable rules of any securities exchange, law, statute, rule or regulation or by order of a court of competent jurisdiction, in which case, prior to making such disclosure, the Company shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit such Purchaser to review and comment upon the form and substance of such disclosure.

5.8            Further Assurances.

At any time and from time to time, upon the reasonable request of the Purchasers, the Company shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as so requested in order to fully effect the purposes of this Agreement, the other Investment Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Securities.  In addition, if requested by the Purchasers, the Company shall obtain and promptly furnish to the Purchasers evidence of all governmental approvals as may be required to enable the Company to comply with its respective obligations under the Investment Documents and to continue its business as conducted on the date hereof without material interruption or interference.

5.9           Post Closing Obligations.  No later than fifteen (15) days following the Closing, the Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

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5.10          Annual Budget Approval.

So long as any of the principal amount under the Notes remains outstanding, the Company will not submit any budget to its board of managers (or similar governing body) for approval or implement any Annual Budget unless such budget is first presented to the Purchasers for approval as set forth in Section 5.1(h) and approved by the Purchasers (an “Approved Annual Budget”), which approval by Purchaser shall not be unreasonably withheld or delayed.  Notwithstanding anything to the contrary contained herein, if there shall be an Event of Default in existence as of the commencement of any fiscal year, the Purchasers will have absolute approval rights with respect to such upcoming Annual Budget and the Company will not submit any budget to its board of managers (or similar governing body) for approval or implement any Annual Budget unless the Purchasers have approved said budget in writing.

5.11          Put Provisions.

(a)           At any time during the period commencing on the earlier to occur of (i) the fifth anniversary of the Closing, (ii) the indefeasible payment in full of all amounts due under the Notes or (iii) the occurrence of an Event of Default, the Purchasers shall have the right to put at any time all or any portion of the Purchased Membership Units then held by the Purchasers (“Put Equity”) by delivering a written notice (the “Put Notice”) to the Company, at a purchase price equal to the Purchasers’ pro rata portion of the greater of (x) the fair market value of the Company determined by an appraisal (with no minority or liquidity discounts) conducted by an independent valuation expert agreeable to the Purchasers and the Company and (y) six (6) times the Company’s trailing 12 month EBITDA, less funded Indebtedness calculated as of the date of the Put Notice plus cash and cash equivalents in excess of the minimum cash level maintained as part of working capital to operate LMC’s business in the ordinary course (the “Put Price”).  If the Purchasers and the Company cannot agree as to an appraiser, then the Purchasers shall select one appraiser, the Company shall select one appraiser and a third shall be selected by the first two appraisers chosen.  The decision of a majority of the three appraisers shall be binding on all the parties and the Company shall bear all appraisal costs.

(b)           Upon the receipt of any Put Notice by the Company, the Company will be obligated to purchase all Put Equity requested to be repurchased in the Put Notice, at a mutually agreeable time and place which will in no event be later than 90 days after the date of the Company’s receipt of the Put Notice (the “Put Closing”).

(c)           At the Put Closing, the Purchasers selling Put Equity shall deliver to the Company certificates representing the Put Equity held by such Purchasers and the Company shall deliver to such holder the product of (i) the Put Price multiplied by (ii) the number of units of Put Equity owned by such holder by cashier’s or certified check or wire transfer of immediately available funds payable to such Purchasers.  The Company will undertake Diligent Efforts (as defined below) during the 90-day period immediately following the receipt of the Put Notice to finance the payment of the Put Price in accordance with this Section so that the Put Price may be paid in full in cash, but only to the extent such financing can be obtained on commercially reasonable terms.  Such

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diligent efforts (“Diligent Efforts”) shall include, but shall not be limited to, pursuing private or public offerings of equity or debt securities, restructuring of the Company’s debt and other recapitalizations.  In the event that, notwithstanding such Diligent Efforts, the Company is unable to purchase all of the Put Equity at a Put Closing in cash within such 90-day period, the Company will at such Put Closing pay the maximum portion of the Put Price which it is legally able to pay in cash and pay the remaining portion of the Put Price which it is not able to pay in cash by issuing to the holders of Put Equity promissory notes (the “Put Notes”) accruing interest at an annual rate equal to 12% per annum (but in no event greater than the highest rate permitted under the SBIC Regulations) (payable quarterly) and payable on demand, and such Put Notes shall be subordinate in right of payment to the Senior Debt (if any Senior Debt is then outstanding) on terms and conditions no less favorable than the contained in the Note; provided, that the interest on a Put Note shall increase by one additional percentage point up to 19% per annum (but in no event greater than the highest rate permitted under the SBIC Regulations) for each 90-day period after the Put Closing at which such Put Note was issued. In no event shall the term of the Put Notes exceed twenty-four (24) months.  After a Put Closing, the Company will continuously undertake Diligent Efforts to arrange debt and/or equity financing in order to retire Put Notes for cash and will provide to the holders of such Put Notes any information regarding the Company’s efforts to obtain such financing as is reasonably requested by any such holder of Put Notes.  For the avoidance of doubt, Put Notes shall be deemed to be “notes issued in exchange for Securities” and as a result the provisions of this Agreement applicable to the same shall apply in all circumstances to all Put Notes.

(d)           The Company shall not be required to pay cash or property to repurchase Put Equity to the extent the sole reason for not doing so is that it is prohibited from doing so under applicable law due to a lack of surplus; provided, that the Company will take all reasonable steps necessary to make such payments under this Section, including without limitation reducing its capital and/or increasing its net assets (by re-appraisal or otherwise).  The Company shall deliver an Officer’s Certificate to the Purchaser that specifies the provision of law on account of which the Company is so precluded from making such payment and the action that the Company is taking to remedy the same.

(e)           Notwithstanding anything contained herein to the contrary, if the Company is not able to pay the Put Price in full in cash within 90 days after the delivery of a Put Notice, the Purchasers may rescind the exercise of the put option at such Purchaser’s election by delivering written notice to the Company within 30 days after the Company notifies each such electing Purchaser that it will be unable to pay the Put Price in full in cash.  If the Company fails to satisfy its obligations pursuant to this Section the Purchasers may pursue any and all rights and remedies at law or in equity.

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Section 6.              Representations and Warranties of the Company and LMCS.  As a material inducement to the Purchasers to enter into this Agreement and purchase the Securities hereunder, the Company and LMCS hereby represent and warrant to the Purchasers as follows:

6.1            Organization, Corporate Power and Licenses.

The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify.  The Company possesses all requisite company power and authority and all material licenses, certifications, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by the Investment Documents.

6.2            Capitalization and Related Matters.

(a)           The attached Capitalization Schedule accurately sets forth the following information with respect to the Company’s capitalization as of the Closing and immediately thereafter (i) the authorized Membership Units of the Company, (ii) the number of each class of Membership Units of the Company issued and outstanding, (iii) the number and each class of Membership Units of the Company reserved for issuance upon exercise of any Convertible Securities and (iv) the name of each holder of Membership Units in the Company and the amount of Membership Units owned by each such holder of such Membership Units and the capital contribution to the Company of each holder of Membership Units.  As of the Closing, the Company does not have outstanding any of its Membership Units, except for the Securities and except as set forth on the Capitalization Schedule.  As of the Closing, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Company’s Membership Units, except as set forth on the Capitalization Schedule and except pursuant to the terms of the Investment Documents, the Securities and the LMC Operating Agreement.  As of the Closing, all of the outstanding Membership Units of the Company shall be validly issued, fully paid and nonassessable.

(b)           There are no statutory or, to the Company’s Knowledge, except as set forth in the LMC Operating Agreement, contractual equity holders’ preemptive rights or rights of refusal with respect to the issuance of the Securities hereunder.  The Company has not violated and will not knowingly violate any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Membership Units, and, assuming the truth and accuracy of the Purchaser’s representations and warranties set forth in Section 7.3 of this Agreement, there is an exemption available to the Company from the registration requirements of the Securities Act or any applicable state securities laws in connection with the offer, sale and issuance of the Securities.  To the Company’s Knowledge, there are no agreements between the holders of the Company’s Membership Units with respect to the voting or transfer of the Company’s Membership Units or with respect to any other aspect of the Company’s affairs, except for the LMC Operating Agreement.

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6.3            Subsidiaries; Investments.

The attached Subsidiary Schedule correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation, formation or organization and the Persons owning the outstanding Equity Interests of such Subsidiary.  Except as set forth on the Subsidiary Schedule, the Company does not own or hold the right to acquire any Equity Interests in any other Person.

6.4            Authorization; No Breach.

The execution, delivery and performance of each of the Investment Documents and all other agreements and instruments contemplated hereby and thereby to which the Company is a party, including the Asset Purchase and Contribution Agreement, and all agreements and instruments referenced therein, have been duly authorized by the Company.  Except as set forth on the attached Restrictions Schedule, the execution and delivery by the Company of each of the Investment Documents and all other agreements and instruments contemplated hereby and thereby to which it is a party, including the Asset Purchase and Contribution Agreement, and all agreements and instruments referenced therein, the offering, sale and issuance of the Securities hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not:  (a) conflict with or result in a breach of the terms, conditions or provisions of; (b) constitute a default under; (c) result in the creation of any Lien upon the Company’s Membership Units or assets pursuant to; (d) give any third party the right to modify, terminate or accelerate any obligation under; (e) result in a violation of; or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Governing Documents of the Company, or any law, statute, rule or regulation to which the Company is subject, or any material agreement, instrument, order, judgment or decree to which the Company is subject.

6.5            Financial Statements.

(a)           Attached hereto as the Financial Statements Schedule are the following financial statements:

(i)            the audited Special-Purpose Financial Statements of the Company as a division of LMT, as of December 31, 2005 and December 31, 2006 (the “Special-Purpose Financial Statements”), and the related statements of assets and liabilities, revenues and direct expenses, and notes for the respective 12-month periods then ended; and

(ii)           the internally prepared profit and loss statement of the Company as a division of LMT, for the period  January 1, 2007 to May 31, 1007.

(b)           To the Company’s Knowledge, each of the foregoing financial statements (including in all cases the notes thereto, if any) (i) is consistent with the books and records of LMT (which, in turn, are accurate and complete in all material respects), and (ii) presents fairly the financial condition and results of operations of the Company as a division of LMT for the periods set forth therein.

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6.6            Projections and Pro Forma Financial Statements.

(a)           The Company delivered to Purchasers on May 26, 2007 a correct and complete copy of the latest projections of the income and cash flows of the Company and LMCS for the current year and for two years following Closing.  Such projections have been prepared on the basis of the assumptions set forth therein, which the Company in good faith believes are fair and reasonable in light of the historical financial performance of the Company as a division of LMT.

(b)           The pro forma balance sheet of the Company and LMCS as of the date of the Closing (the “Pro Forma Balance Sheet”), attached hereto as Exhibit L, is complete and correct in all material respects and presents fairly in all material respects the financial condition of the Company and LMCS as of June 30, 2007 as if the transactions contemplated by the Investment Documents had occurred immediately prior to such date, and such balance sheet contains all pro forma adjustments necessary in order to fairly reflect such assumption.

6.7            Absence of Undisclosed Liabilities.

The Company does not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than:  (a) liabilities set forth on the Pro Forma Balance Sheet (including any notes thereto); (b) other liabilities and obligations expressly disclosed on the attached Liabilities Schedule; and (c) any liabilities incurred in connection with the transactions contemplated in any of the Investment Documents.

6.8            No Material Adverse Change.

Since the date of the Special-Purpose Financial Statements, there has been no change in the operating results, assets, liabilities, operations, prospects, business, condition, employee relations, dealer relations, distributor relations, customer relations or supplier relations of the Company or LMCS, taken as a whole, which has had or could reasonably be expected to have, a Material Adverse Effect.

6.9            Assets.

Except as set forth on the attached Assets Schedule, the Company, upon Closing, will have good and marketable title to, or a valid leasehold interest in the material properties and assets located on their premises or shown on the Pro Forma Balance Sheet, free and clear of all Liens, except for Permitted Liens.  Except as described on the Assets Schedule, upon Closing the Company’s, equipment and other tangible assets will be in good operating condition (ordinary wear and tear excepted) and are fit for use in the ordinary course of business.

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6.10         Tax Matters.

Except as set forth on the attached Taxes Schedule:

(a)           The Company and LMCS have filed all federal and other material Tax Returns which they are required to file under applicable laws and regulations; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects; the Company has paid all material Taxes due and owing (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all material Taxes which it is required to withhold from amounts paid or owing to any employee, holder of Membership Units, creditor or other third party.

(b)           The Company has not made an election under Treas. Reg. §301.7701-3 to be taxed as a corporation.  The Company is not liable for the Taxes of another Person (i) under Treas. Reg. § 1.1502-6 (or comparable provisions of state, local or foreign law, statute, rule or regulation), (ii) as a transferee or successor or (iii) by contract, indemnity or otherwise.  The Company is not a party to any Tax sharing, Tax allocation, Tax indemnification or similar agreement.  The Company has disclosed on its federal income Tax Returns any position taken for which substantial authority (within the meaning of Code §6662(d)(2)(B)(i)) did not exist at the time the return was filed.  The Company has not made any payments, is not obligated to make payments and is not a party to an agreement that could obligate it to make any payments that would not be deductible under Code §280G (determined without regard to Code §280G(b)(5)).

(c)           The Company has not been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return, except for the consolidated group of LMT.

6.11          Contracts and Commitments.

(a)           Except for the Investment Documents and the Schedules attached thereto and those contracts and agreements listed on the attached Contracts Schedule, after giving effect to the transactions contemplated by this Agreement, as of Closing, neither the Company nor LMCS will be a party to, or bound by, any written or oral material contract, pension, profit sharing or equity option or put rights, lease, warranty or employment Agreement.

(b)           C3 has been provided access to a correct and complete copy of each of the written contracts, agreements and instruments and an accurate description of each of the oral contracts and agreements and other items which are referred to on Contracts Schedule, together with all amendments, waivers or other changes thereto.

6.12          Intellectual Property Rights.

The attached Intellectual Property Schedule contains a complete and accurate list of all material (a) patented or registered Intellectual Property Rights owned or licensed by the Company or LMCS, (b) pending patent applications and applications for registrations of other

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Intellectual Property Rights filed by the Company or LMCS, (c) registered or unregistered trade names and corporate names owned or licensed by the Company or LMCS and (d) registered or unregistered trademarks, service marks, internet domain names, copyrights, mask works and computer software owned or licensed by the Company or LMCS (collectively, the “Intellectual Property”).  The Company or LMCS shall have the right to use all Intellectual Property free and clear from any liens and on the same terms and conditions as LMT after the Closing.  There have been no claims made against LMT asserting the invalidity, misuse or unenforceability of any Intellectual Property and there is no basis for any such claim and LMT has not received any notices of, and has no knowledge of any facts which indicate a likelihood of, any misappropriation by, or conflict with any Person with respect to any Intellectual Property.

6.13          Litigation, Etc.

Except as set forth on the Litigation Schedule, there are no material actions, suits, proceedings, orders, investigations or claims pending or, to the Company’s Knowledge, threatened against or affecting the Company or LMCS (or affecting any of the officers, directors or employees of the Company or LMCS with respect to their businesses or proposed business activities), or pending or threatened by the Company or LMCS against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality.

6.14          Brokerage.

Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by the Investment Documents based on any arrangement or agreement binding upon the Company.  The Company shall pay, and hold the Purchasers harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

6.15          Governmental Consent, Etc.

No material permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of the Investment Documents and the other agreements contemplated hereby and thereby, except as set forth on the attached Consents Schedule.

6.16          Insurance.

Effective as of the Closing, the insurance coverage of the Company will be customary for prudent companies of similar size engaged in similar lines of business.

6.17          Employees.

The Company is not Aware of any executive or key employee of the Company or LMCS or any group of employees of the Company or LMCS that has any plans to terminate employment with the Company or LMCS.  The Company and LMCS have complied in all material respects with all laws, statutes, rules and regulations relating to the employment of labor

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(including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and the Company is not Aware of any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances).  To the Company’s Knowledge and except as set forth in the Employment Agreement, none of its employees or the employees of LMCS are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company or LMCS.

6.18          ERISA.

(a)           Neither the Company nor LMCS have any obligation to contribute to (or any other liability, including current or potential withdrawal liability with respect to) any “multiemployer plan” (as defined in §3(37) of ERISA).

(b)           Neither the Company nor LMCS have any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

(c)           Except as set forth on the attached ERISA Schedule, neither the Company nor LMCS maintain, contribute to or have any liability under (or with respect to), any employee plan which is a tax-qualified “defined benefit plan” (as defined in §3(35) of ERISA), whether or not terminated.

(d)           Except as set forth on the attached ERISA Schedule, neither the Company nor LMCS maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified “defined contribution plan” (as defined in §3(34) of ERISA), whether or not terminated.

(e)           Except as set forth on the attached ERISA Schedule, neither the Company nor LMCS maintains, contribute to or have any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated.

6.19          Compliance with Laws.

To the Company’s Knowledge, neither the Company nor LMCS have violated any law, statute, rule or regulation which violation has had or would reasonably be expected to have a Material Adverse Effect, and the Company has not received notice of any such violation.

6.20          Small Business Matters.

The Company acknowledges that each of C3 and C3 II is a federally licensed SBIC under the SBIC Act.  To the knowledge of the Company, the Company, together with its

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“affiliates” (as that term is defined in 13 CFR §121.103), is a “small business concern” within the meaning of the SBIC Regulations, including 13 CFR §121.103.  After giving effect to the transactions contemplated by the Investment Documents, the Company will have 500 or fewer full-time equivalent employees.  The information regarding the Company and affiliates (as defined above) set forth in the Small Business Administration Form 480, Form 652 and Form 1031 delivered at the Closing is accurate and complete.  Copies of such forms have been completed and executed by the Company and delivered to C3 and C3 II at the Closing.

6.21          Affiliated Transactions.

Except as set forth on the attached Affiliated Transactions Schedule, no officer, manager, director, employee, member, stockholder, partner, limited partner, owner, principal or Affiliate of the Company or LMCS or to Company’s Knowledge, any Person related, by blood, marriage or adoption to any such Person in which any such Person owns any beneficial interest, is a party to any agreement, contract, commitment, transaction or arrangement with the Company or LMCS has any material interest in any material property used by the Company or LMCS, except for employment arrangements and compensation in the ordinary course of business, consistent with past practice, or as otherwise contemplated by this Agreement.

6.22          Investment Company.

The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, nor is the Company, directly or indirectly, controlled by or acting on behalf of any Person which is an “investment company” within the meaning of such act.

6.23          Margin Regulations.

The Company does not own any “margin stock,” as the term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the sale of the Securities will be used only for the purposes contemplated in Section 2.4 hereof.

6.24          Public Utility Holding Company Act.

The Company is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.25          Customers and Suppliers.

(a)           The attached Customer Schedule lists the ten (10) largest customers of each of the Company, as a division of LMT, for the period beginning January 1, 2005 and ending December 31, 2006 and sets forth opposite the name of each such customer the percentage of consolidated net sales during such period attributable to such customer.

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(b)           The attached Supplier Schedule lists the five (5) largest suppliers of each of the Company, as a division of LMT, for the period beginning January 1, 2005 and ending December 31, 2006.

(c)           To the Knowledge of the Company, no supplier listed on the Supplier Schedule has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services of such company, and no customer listed on the Customer Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company once the transactions contemplated by the Investment Documents occur.

6.26          Disclosure.

Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items provided to the Purchasers by or on behalf of the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

6.27          Closing Date.

The representations and warranties of the Company contained in this Agreement and elsewhere in the Investment Documents and all information contained in any exhibit, schedule or attachment hereto or thereto or in any certificate or other writing delivered by, or on behalf of, the Company to the Purchasers is and shall be complete and correct as of the Closing, except for those representations and warranties which refer to facts existing on a specific date, which shall be true and correct as of such date (both immediately prior to and immediately after giving effect to the transactions contemplated by the Investment Documents).

Section 7.              Representations and Warranties of the Purchasers.  As a material inducement to the Company to enter into this Agreement and issuance of the Securities hereunder, the Purchasers hereby represent and warrant to the Company as follows:

7.1            Organization, Corporate Power and Licenses.

Each Purchaser is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify.  Each Purchaser possesses all requisite company power and authority and all licenses, certifications, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by the Investment Documents.

7.2            Due Authorizations.

Each Purchaser has full power and authority to execute this Agreement and the other Investment Documents to which it is, or is specified to be, a party.  The execution and delivery by Purchaser of the Investment Documents, the performance by it of its obligations thereunder, and the

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Transactions have been duly and validly authorized by all necessary action on the part of each Purchaser.  This Agreement has been, and each of the other Investment Documents when executed, will be, duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

7.3            Purchaser’s Investment Representations.

Each Purchaser, severally and not jointly, hereby represents that:

(a)           Purchase Entirely for Own Account.  This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Securities purchased hereby will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b)           Reliance upon Purchaser’s Representations.  Such Purchaser understands that the Securities are not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the Securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on such Purchaser’s representations set forth herein.

(c)           Investment Experience; Economic Risk.  Such Purchaser understands that the Company has a limited financial and operating history and that an investment in the Company involves substantial risks.  Such Purchaser is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to that of the Company and acknowledges that such  Purchaser is able to fend for himself, herself or itself.  Such Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of the investment in the Securities.  Such Purchaser can bear the economic risk of such Purchaser’s investment and is able, without impairing such Purchaser’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of such Purchaser’s investment.

(d)           Accredited Purchaser.  Such Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e)           Restricted Securities.  Such Purchaser understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such

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Securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, such Purchaser represents that it is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

7.4            Purchaser’s Reliance.

Each Purchaser acknowledges that, except as expressly set forth in the Company’s and LMCS’s representations and warranties in Section 6, it is consummating the Transaction without any representation or warranty, express or implied, at law or in equity, by the Company, or any of the Company’s officers, directors, employees, Affiliates or advisors, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the business of the Company and LMCS after the Closing in any manner, or (iii) the probable success or profitability of the business of the Company and LMCS after the Closing.  With respect to any projection or forecast delivered by or on behalf of the Company and LMCS to Purchasers, Purchasers acknowledge that (x) there are uncertainties inherent in attempting to make such projections and forecasts, (y) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts and (z) it is familiar with each of the foregoing.  Purchasers have no knowledge of any facts and/or circumstances that would make any of the representations and warranties of the Company contained in Section 6 untrue or misleading.

7.5           Permitted SBIC Investment.  To Purchasers’ knowledge, the Purchasers’ investment in the Securities is permitted by the SBIC Act and SBIC regulations.

Section 8.              Events of Default.

8.1            Definition.

An “Event of Default” shall be deemed to have occurred if, during the time that any of the Securities are outstanding until the Notes, or any Put Notes issued pursuant to Section 5.11(c), have been repaid in full:

(a)           Failure to Make Payments.  The Company fails to pay when due and payable (whether at maturity or otherwise, and such failure continues uncured for ten (10) Business Days following notice provided by any Purchaser via electronic mail to the Company’s President the full amount of interest then accrued on the Notes, or the full amount of any principal payment (together with any applicable premium) on the Notes or any other amounts payable under the Securities or the Investment Documents;

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(b)           Failure to Observe Covenants.  The Company:

(i)            breaches, fails to perform or observe any of the covenants contained in Sections 5.1 through 5.10, inclusive and such failure continues uncured for twenty (20) days following notice provided by any Purchaser via electronic mail to the Company’s President, or as otherwise provided by Section 9.11, unless such period is otherwise extended by the Purchaser; or

(ii)           breaches, fails to perform or observe any other provision contained in the Investment Documents and (A) if such failure has had or could have a Material Adverse Effect and such failure continues uncured for twenty (20) days following notice provided by any Purchaser via electronic mail to the Company’s President or as otherwise provided by Section 9.11, unless such period is otherwise extended by Purchaser, or (B) if such failure has not had and could not reasonably be expected to have a Material Adverse Effect and such failure continues uncured for thirty (30) days or the Company is not proceeding diligently to cure such failure;

(c)           Representations.  Any representation, warranty or information contained herein or required to be furnished to any holder of the Securities pursuant to the Investment Documents, or any writing furnished by the Company to any holder of the Securities, is false or misleading in any material respect on the date made;

(d)           Insolvency.  The Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or an order, judgment, decree or injunction is entered adjudicating the Company bankrupt or insolvent or requiring the dissolution or split up of the Company or preventing the Company from conducting all or any part of its business; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of LMCS) relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (i) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 60 days;

(e)           Payments on Indebtedness.  The Company shall fail to pay when due any principal of or interest on any Indebtedness or the maturity of any such Indebtedness shall have been accelerated, or any such Indebtedness shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred and shall continue uncured for twenty (20) days following notice provided by the Purchaser via electronic mail to the Company’s President or as otherwise provided by Section 9.11, that permits (or, with the giving of notice or lapse of time or both,

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would permit) any holder or holders of such Indebtedness or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment;

(f)            Impairment of Security.  This Agreement or any other Investment Documents (excluding the Employment Agreement) shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Company, or the Company shall deny that it has any further liability or obligation under any of the Investment Documents (excluding the Employment Agreement);

(g)           ERISA Matters.  (i) With respect to any Pension Plan, a Prohibited Transaction occurs which in the reasonable determination of C3 and C3 II could result in material liability to the Company, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, the Company or any ERISA Affiliate shall incur any Withdrawal Liability, (iv) with respect to any Qualified Plan, the Company or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (ii) through (iv) hereof, in the reasonable determination of C3 there is a reasonable likelihood for termination of any such plan by the PBGC; provided, that the events listed in clauses (i) through (iv) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of the Company or any ERISA Affiliate, whether or not assessed, could, in the opinion of C3 reasonably be expected to have a Material Adverse Effect;

(h)           Commencement of Proceedings.  The Company shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of Fifty Thousand Dollars ($50,000) against any of its assets or properties, except and to the extent the Company has obtained surety bonds;

(i)            Entry of Judgment.  A final judgment or judgments for the payment of money in excess of Fifty Thousand Dollars ($50,000) in the aggregate shall be rendered by a court or courts against the Company and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within forty-five (45) days from the date of entry thereof and the Company shall not, within said period of forty-five (45) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(j)            Failure to Observe Other Obligations.  The Company defaults in the payment when due, or in performance or observance of, any material obligation of, or condition agreed to by, the Company with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect;

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(k)           Receivership.  The Company’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors in connection with any obligations or liabilities of the Company and such attachment, seizure, warrant, levy or possession could reasonably be expected to have a Material Adverse Effect;

(l)            Curtailment of Business Conduct.  The occurrence of any event that could cause the cessation or substantial curtailment of the conduct of business by the Company, including the Company being enjoined, retrained or prevented by any court or administrative agency from conducting any material part of its business;

(m)          Change in Control.  A Change in Control shall occur; or

(n)           Regulatory Default.  Any (i) diversion by the Company of the proceeds from the sale of the Securities from the purposes set forth in Section 2.4 or (ii) change in the Company’s business activity within the twelve (12) month period following the Closing that renders the Securities an ineligible investment for the Purchaser pursuant to Section 107.760 of Title 13 of the Code of Federal Regulations.

The foregoing shall constitute “Events of Default” whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

8.2            Consequences of Events of Default.

(a)           If any Event of Default has occurred, the interest rate of the Note shall increase by the lesser of three percent (3%) per annum until paid.

(b)           If an Event of Default of the type described in Section 8.1(d) has occurred, then the aggregate outstanding principal amount of the Note and any notes issued in exchange for any Securities (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holders thereof, and the Company shall immediately pay to the holders of the Note all amounts due and payable with respect thereto.

(c)           If an Event of Default (other than under Section 8.1(d) has occurred and is continuing, then the holder of the Note and the holders of any notes issued in exchange for any Securities then outstanding may declare all or any portion of the outstanding principal amount of the Note and any notes issued in exchange for any Securities (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of the Note and any notes issued in exchange for any Securities (together with all such other amounts then due and payable) owned by such holder or holders.  The Company shall give prompt written notice of any such demand to the other holders of any notes issued in exchange

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for any Securities, each of which may demand immediate payment of all or any portion of such holder’s Note and any notes issued in exchange for any Securities.  If the holder  of the Note and the holders of any notes issued in exchange for any Securities demand immediate payment of all or any portion of the Note and any notes issued in exchange for any Securities, the Company shall immediately pay to such holder or holders all amounts due and payable with respect thereto.

(d)           If, as a result of an Event of Default of the type described in Section 8.1(n), then the aggregate outstanding principal amount of the Note and any notes issued in exchange for any Securities (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holders thereof, and the Company shall immediately (i) pay to the holder of such Note and the holders of any notes issued in exchange for any Securities all amounts due and payable with respect thereto and (ii) purchase all of  the outstanding Purchased Membership Units pursuant to the terms of Article 12 of the LMC Operating Agreement.

(e)           If, as a result of an Event of Default of the type described in Section 8.1(i) or 8.1(d), the Company fails to pay when due and payable (whether at maturity or otherwise) the full amount of interest then accrued on any Note, or the full amount of any principal payment (together with any applicable premium) on any Note, and such failure continues for six (6) months, in addition to the consequences set forth in Section 8.2(a)-(c), C3 and C3 II, pursuant to the Irrevocable Springing Proxy, shall be permitted to vote the Membership Units held by LMT to elect the board of managers of the Company.

Section 9.              Miscellaneous.

9.1            Expenses.

The Company shall pay, and hold the Purchasers harmless against liability for the payment of, and reimburse on demand as and when incurred from and against:  (a) all reasonable costs and expenses incurred by each of them in connection with their due diligence review of the Company, the preparation, negotiation, execution and interpretation of the Investment Documents, and the consummation of all of the transactions contemplated hereby and thereby (including all reasonable fees and expenses of legal counsel, environmental consultants and accountants), which costs and expenses shall be payable at the Closing and which shall not exceed $150,000 in the aggregate or, if the Closing does not occur, payable upon demand; (b) all reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of each of the Investment Documents, the Governing Documents of the Company and the other agreements and instruments contemplated hereby and thereby (including all expenses incurred in connection with any proposed merger, sale or recapitalization of the Company); (c) all recording and filing fees, stamp and other Taxes which may be payable in respect of the execution and delivery of the Investment Documents or the issuance, delivery or acquisition of any Securities or any other Membership Units for which Securities are exchanged or converted; and (d) the reasonable fees and expenses incurred with respect to the enforcement of the rights granted under the Investment Documents, the Securities,

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any other Membership Units for which Securities are exchanged or converted.  If the Company fails to pay when due any amounts due to the Purchasers or fails to comply with any obligations pursuant to this Agreement or any other agreement, document or instrument executed or delivered in connection herewith, the Company shall, upon demand by the Purchasers, pay to the Purchasers such further amounts as shall be sufficient to cover the cost and expense (including, but not limited to attorneys’ fees) incurred by or on behalf of the Purchasers in collecting all such amounts due or in otherwise enforcing the Purchasers’ rights and remedies hereunder.  To the extent any Event of Default, after investigation, is acknowledged and agreed to by the Company or otherwise determined, the Company agrees to pay to the Purchasers all reasonable costs and expenses incurred by them, including reasonable compensation to their attorneys for all services rendered, in connection with the investigation of any such Event of Default and enforcement of their rights hereunder or under the other Investment Documents.

9.2            Remedies.

Each holder of Securities shall have all rights and remedies set forth in the Investment Documents and the Governing Documents of the Company and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law, statute, rule or regulation.  No remedy hereunder or thereunder conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise.  Any Purchaser having any rights under any provision of the Investment Documents shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of the Investment Documents and to exercise all other rights granted by law, statute, rule or regulation.

9.3            Amendments and Waivers.

Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of a majority-in-interest of the Securities provided, that if there are no Securities outstanding, the provisions of this Agreement may be amended or waived by the Company and the Company may take any action herein prohibited.  No other course of dealing between the Company and the holder of any Securities or any other equity for which Securities are exchanged or converted or any delay in exercising any rights hereunder or under the Governing Documents of the Company shall operate as waiver of any rights of any such holders.  For purposes of this Agreement, the Securities or any equity for which Securities are exchanged or converted which are held by the Company shall not be deemed to be outstanding.

9.4            Survival of Agreement.

All covenants, representations and warranties contained in this Agreement or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement until such time as the Notes, together with all unpaid interest thereon, are paid

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in full; provided, however, the obligations set forth in Sections 5.2, 5.3, 5.4(f), 5.4(q), 5.4(v) and 5.4(w) shall survive so long as any Securities remain outstanding.

9.5            No Setoffs, Etc.

All payments hereunder and under the Securities and any notes issued in exchange for any Securities shall be made by the Company without setoff, offset, deduction or counterclaim, free and clear of all taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority.

9.6            Successors and Assigns.

All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether or not so expressed; provided, that the Company shall not be permitted to assign or delegate its rights or obligations under this Agreement, the Securities or any notes issued in exchange for any Securities. The Purchasers may assign, by sale, participation or otherwise all, or any, of their rights and obligations under this Agreement to any other venture capital or institutional investor as it may choose, subject to the approval of the Company, and such approval shall not be unreasonably withheld.

9.7            Aggregation.

For purposes of the Investment Documents, all holdings of Securities and any equity for which Securities are exchanged or converted by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under the Investment Documents.

9.8            Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement and shall be reformed and enforced to the maximum extent permitted under applicable law.

9.9            Counterparts.

This Agreement may be executed in two (2) or more counterparts, any one (1) of which need not contain the signatures of more than one (1) party, but all such counterparts taken together shall constitute one (1) and the same Agreement.

9.10          Governing Law.

All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules hereto and (except as otherwise expressly provided therein) the exhibits hereto shall be governed by, and construed in accordance with, the

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laws of the State of Missouri, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.  In furtherance of the foregoing, the internal law of the State of Missouri shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

9.11          Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or sent via facsimile to the number set forth below with a copy mailed to the recipient as set forth above.  Such notices, demands and other communications shall be sent to the Company and Purchasers at the addresses indicated below:

To the Company:

Liquidmetal Coatings, LLC

30452 Esperanza

Rancho Santa Margarita, California 92688

Attn:  Legal Department

Facsimile: (813) 314-0270

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

100 North Tampa Street

Suite 2700

Tampa, Florida 33602

Attn: Curt P. Creely

Facsimile: (813) 221-4210

To LMCS

Liquidmetal Coatings Solutions, LLC

30452 Esperanza

Rancho Santa Margarita, California 92688

Attn:  Legal Department

Facsimile: (813) 314-0270

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To the Purchasers:

C3 Capital, LLC

4520 Main Street

Suite 1600

Kansas City, Missouri 64111

Attn:       Robert L. Smith

Facsimile: (816) 756-5552

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

3500 One Kansas City Place

1200 Main Street

Kansas City, Missouri 64105

Attn:  Thomas W. Van Dyke

Facsimile:  (816) 374-3300

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

9.12          Consideration for Purchased Units; Treatment of Fees.

C3, C3 II and the Company acknowledge and agree that (i) the Notes and Purchased Membership Units constitute an investment unit for purposes of Section 1273(c)(2) of the Code, (ii) the fair market value of the Notes to be purchased by C3 and C3 II hereunder is $5,527,210 and the fair market value of the Purchased Membership Units to be issued hereunder is $972,790, and (iii) for purposes of Treasury Regulation section 1.1273-2(h), the issue price allocable to the Notes is $5,527,210  and the issue price allocable to the Purchased Membership Units is $972,790.  C3, C3 II and the Company shall file their respective federal, state and local Tax Returns in a manner which is consistent with such valuation and allocation and shall not take any action or position (whether in preparation of Tax Returns, financial statements or otherwise) which is inconsistent or contrary with any of the above.

9.13          Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.

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9.14          Complete Agreement.

This Agreement, those documents expressly referred to herein, and the other documents of even date herewith delivered or executed in connection with the transactions contemplated hereby embody the complete agreement and understanding among the parties and supersede any prior agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

9.15           Indemnification.

In consideration of the Purchasers’ execution and delivery of this Agreement and the purchase of the Securities hereunder and in addition to all of the Company’s other obligations under this Agreement and in addition to all other rights and remedies available at law or in equity, the Company shall defend, protect and indemnify the Purchasers and each other holder of Securities or any other equity for which Securities are exchanged or converted and all of their officers, managers, directors, stockholders, members, partners, limited partners, Affiliates, employees, agents, representatives, successors and assigns (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse such part), on demand as and when incurred, any and all actions, causes of action, suits, claims, losses (including diminutions in value and consequential damages), costs, penalties, fees, liabilities and damages and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing (the “Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to:  (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities; (b) the execution, delivery, performance or enforcement of the Investment Documents, any Governing Documents of the Company and any other instrument, document or agreement executed pursuant hereto or thereto of the Company by any of the Indemnitees, except to the extent any such Liabilities are caused by Purchaser’s breach of an Investment Document or by the particular Indemnitee’s gross negligence or willful misconduct; and (c) the past, present or future environmental condition of any property owned, operated or used by the Company, its predecessors or successors or of any offsite treatment, storage or disposal location associated therewith, including, without limitation, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, release or threatened release into, onto or from, any such property or location of any toxic, chemical or hazardous substance, material or waste (including, without limitation, any losses, liabilities, damages, injuries, penalties, fees, costs, expenses or claims asserted or arising under any Environmental and Safety Requirement) regardless of whether caused by, or within the control of, the Company.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Liabilities which is permissible under applicable law.

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9.16          Payment Set Aside.

To the extent that any payment or payments is made to any Purchaser hereunder or under the Securities, any notes issued in exchange for any Securities or any Membership Units for which Securities are exchanged or converted or such Purchaser enforces its rights or exercises its right of setoff hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to such payor, a trustee, receiver or any other Person under any law, statute, rule or regulation (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

9.17          Jurisdiction and Venue.

Each of the parties:  (a) submits to the jurisdiction of any state or federal court sitting in Kansas City, Missouri in any legal suit, action or proceeding arising out of or relating to this Agreement, the Securities or any Membership Units for which Securities are exchanged or converted; (b) agrees that all claims in respect of the action or proceeding may be heard or determined in any such court; and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement, the Securities, any notes issued in exchange for any Securities or any Membership Units for which Securities are exchanged or converted in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

9.18           Waiver of Right to Jury Trial.

THE COMPANY AND EACH HOLDER OF SECURITIES AND MEMBERSHIP UNITS FOR WHICH SECURITIES ARE EXCHANGED OR CONVERTED HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES, ANY NOTES ISSUED IN EXCHANGE FOR ANY SECURITIES OR ANY MEMBERSHIP UNITS FOR WHICH SECURITIES ARE EXCHANGED OR CONVERTED OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.  THE COMPANY AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT PURCHASER WOULD NOT PURCHASE THE SECURITIES HEREUNDER IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

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Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

LIQUIDMETAL COATINGS, LLC

By:	/s/ Larry Buffington
Name: Larry Buffington
Its: President and Chief Executive Officer

LMCS:

LIQUIDMETAL COATINGS SOLUTIONS, LLC

By:	/s/ Larry Buffington
Name: Larry Buffington
Its: President and Chief Executive Officer

C3:

C3 CAPITAL PARTNERS, L.P.

By:	C3 Partners, LLC
Its:	General Partner

	By:	/s/ Robert L. Smith
Name: Robert L. Smith
Its: Manager

C3 II:

C3 CAPITAL PARTNERS II, L.P.

By: C3 Partners II, LLC
Its: General Partner

	By:	/s/ Robert L. Smith
Name: Robert L. Smith
Its: Manager

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LIST OF EXHIBITS AND APPENDICES

		Section
Exhibit A-1	C3 Note	2.1(a)
Exhibit A-2	C3 II Note	2.1(b)
Exhibit B-1	Company Operating Agreement	2.1(a)
Exhibit B-2	LMCS Operating Agreement	3.3
Exhibit C-1	Company Certificate of Formation	3.2
Exhibit C-2	LMCS Certificate of Formation	3.2
Exhibit D	Employment Agreement	3.6
Exhibit E-1	Security Agreement	3.7
Exhibit E-2	Patent and Trademark Security Agreement	3.7
Exhibit F	Pledge Agreement	3.8
Exhibit G	Collateral Assignment	3.9
Exhibit H-1	SBA Form 480	3.13(i)
Exhibit H-2	SBA Form 652	3.13(i)
Exhibit H-3	SBA Form 1031	3.13(i)
Exhibit I	Solvency Certificate	3.13(p)
Exhibit J	Irrevocable Springing Proxy	3.13(s)
Exhibit K	Compliance Certificate	5.1(k)
Exhibit L	Pro Forma Balance Sheet	6.6(b)
Appendix 1	Definitions

LIST OF DISCLOSURE SCHEDULES

Section
Consents Schedule	3.13(h)
Use of Proceeds Schedule	3.15(r)
Capitalization Schedule	6.2(a)
Subsidiary Schedule	6.3
Restrictions Schedule	6.4
Financial Statements Schedule	6.5
Liabilities Schedule	6.7
Assets Schedule	6.9
Taxes Schedule	6.10
Contracts Schedule	6.11
Intellectual Property Schedule	6.12
Litigation Schedule	6.13
Brokerage Schedule	6.14
Consents Schedule	6.15
ERISA Schedule	6.18
Affiliated Transactions Schedule	6.21
Customer Schedule	6.25
Supplier Schedule	6.25

Exhibit A-1

THE SECURITIES REPRESENTED BY THIS INSTRUMENT WERE ISSUED ON JULY 24, 2007, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECURITIES PURCHASE AGREEMENT, DATED JULY 24, 2007 AND AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG LIQUIDMETAL COATINGS, LLC, AND C3 CAPITAL PARTNERS, L.P. AND C3 CAPITAL PARTNERS II, L.P. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE MAKER TO THE HOLDER HEREOF WITHOUT CHARGE.

14% SUBORDINATED NOTE

July 24, 2007	$3,770,000

Liquidmetal Coatings, LLC, a Delaware limited liability company (“LMC”), and Liquidmetal Coatings Solutions, LLC, a Delaware limited liability company (“LMCS,” hereinafter jointly and severally with LMC, “Borrowers” and each individually, “Borrower”) hereby jointly and severally promise to pay to the order of C3 Capital Partners, L.P., a Delaware limited partnership (“C3 Capital”), the principal amount of $3,770,000 (“Principal Amount”), together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

This Note is issued pursuant to a Securities Purchase Agreement, dated as of July 24, 2007 (as amended and modified from time to time, the “Purchase Agreement”), among Borrowers, C3 Capital and C3 Capital Partners II, L.P.  This Note is one of the “Notes” referred to in the Purchase Agreement.  The Purchase Agreement contains terms governing the rights of the holder of this Note, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference.  Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

1.             Payment of Interest.  Except as otherwise expressly provided in the Purchase Agreement,

(a)           In-Kind Interest. Interest shall accrue at a rate of 2% per annum (the “In-Kind Interest,” which shall be computed on the basis of a 360-day year for the actual number of days elapsed in any year) on the unpaid Principal Amount, applied on a monthly basis to the Principal Amount, and paid, together with the Principal Amount in accordance with Section 2  or Section 4(c), as the case  may be.

(b)           Paid Interest. Interest shall accrue at a rate of 12% per annum (“Paid Interest,” which shall be computed on the basis of a 360-day year for the actual number of days elapsed in any year) on the unpaid Principal Amount of this Note and shall be paid on the first day of each calendar month beginning September 1, 2007.  Unless prohibited under applicable law, any amount of accrued interest which is not paid pursuant to this Section 1(b) on the date on which it is due and payable shall bear interest at a rate of 12% per annum, or as otherwise specified in the Purchase Agreement, until such interest is paid to the holder of this Note.  Any accrued interest which for any reason has not theretofore been paid during the term of this Note shall be paid in full on the date on which the final payment of the Principal Amount is made.  (In-Kind Interest and Paid Interest, collectively, shall be referred to herein as “Combined Interest”.)

(c)             Form of Interest Payment.  Payments of Combined Interest shall be made in lawful money of the United States of America and in immediately available

1

funds by automatic bank draft pursuant to the instructions attached hereto as Schedule A, or at such other place as the holder of this Note (the “Holder”) may specify in writing.

2.             Payment of the Principal Amount on the Note.

(a)           Schedule of Principal Payments.  Borrowers shall pay the unpaid Principal Amount to the Holder on July 20, 2012  (“Maturity Date”), together with all accrued and unpaid Combined Interest on the Principal Amount being repaid.

(b)           Form of Principal Payments.  Payments of principal and interest shall be made in lawful money of the United States of America and in immediately available funds by automatic bank draft pursuant to the instructions attached hereto as Schedule A, or at such other place as the Holder may specify in writing.

3.             Default.  The occurrence of any one or more of the Events of Default (as defined in the Purchase Agreement) shall constitute an Event of Default hereunder.

(a)           Default Rate.  Upon the occurrence and during the continuance of a default or an Event of Default by Borrowers under this Note or the Purchase Agreement, all amounts due and owing under the Note shall bear interest at a rate equal to three percent (3%) per annum greater than the then existing applicable Combined Interest rate on this Note (“Default Rate”).

(b)           Insolvency or Regulatory Default.  If any Event of Default contemplated by Section 8.1(d) or 8.1(n) of the Purchase Agreement shall occur for any reason, then in any such event, in addition to all rights and remedies of the Holder under the Purchase Agreement, applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Holder may, at its option, declare any or all of Borrowers’ obligations, liabilities and indebtedness owing to the Holder under the Purchase Agreement and all amounts owing under this Note, to be due and payable, whereupon the then unpaid balance hereof, together with all Combined Interest accrued thereon, shall forthwith become due and payable, together with interest accruing thereafter at the then applicable interest rate stated above until the indebtedness evidenced by this Note is paid in full, plus the costs and expenses of collection hereof, including, but not limited to, reasonable attorneys’ fees and legal expenses.

(c)           Waiver.  Each Borrower (i) waives diligence, demand, presentment, protest and notice of any kind, (ii) agrees that it will not be necessary for the Holder to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security, or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against any Borrower is hereby expressly waived by such Borrower.

(d)           Certain Obligors. The Holder shall not be required to resort to any Collateral for payment, but may proceed against any Borrower and any guarantors or

2

endorsees hereof in such order and manner as the Holder may choose. None of the rights of the Holder shall be waived or diminished by any failure or delay in the exercise thereof.

4.             Covenants.  Borrowers covenant and agree that, so long as this Note is outstanding and unpaid, Borrowers will punctually pay or cause to be paid the Principal Amount, premium, if any, and Combined Interest on this Note at the dates and places and in the manner specified herein.  Any sums required to be withheld from any payment of principal, premium, if any, or Combined Interest on this Note by operation of law or pursuant to any order, judgment, execution, treaty, rule or regulation may be withheld by Borrowers and paid over in accordance therewith.

5.             Usury Laws.  It is the intention of Borrowers and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.  If the maturity of this Note is accelerated by reason of an election by the Holder resulting from an Event of Default, voluntary prepayment by Borrowers or otherwise, then earned interest may never include more than the maximum amount permitted by law, statute, rule or regulation, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law, statute, rule or regulation shall be canceled automatically and, if theretofore paid, shall at the option of the Holder hereof either be rebated to Borrowers or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to Borrowers.  The aggregate amount of all interest (whether designated as In-Kind Interest, Paid Interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid Principal Amount of this Note remaining unpaid from time to time.

6.             Prepayment.

(a)           Optional Prepayment.  All or any portion of the outstanding Note may be prepaid by Borrowers in accordance with the terms hereof (“Optional Prepayment”).

(b)           Mandatory Prepayment.  Upon the occurrence of a Triggering Event (as defined below), the Holder, in its sole discretion, may require mandatory prepayment of the Note in full including the Principal Amount and unpaid interest at the Default Rate (“Mandatory Prepayment”).  For purposes of this Note, a “Triggering Event” shall be defined as (i) a Change in Control of LMC (as defined in the Purchase Agreement); (ii)  the sale of all or substantially all of LMC or its assets; (iii) an underwritten public offering of LMC’s securities registered under the Securities Act of 1933, as amended, pursuant to which the aggregate gross proceeds to LMC are at least $15,000,000; or (iv) the occurrence and continuation of an Event of Default as specifically provided for the Purchase Agreement.

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(c)           Prepayment.  Borrowers may prepay the  Principal Amount and unpaid In-Kind Interest at any time and from time to time, without premium or penalty; provided however, that (i) prior to the first anniversary of the execution and delivery of this Note, the prepayment price shall equal the outstanding Principal Amount being repaid, together with accrued but unpaid Paid Interest, plus a prepayment penalty of three percent (3%) of the outstanding Principal Amount, or (ii) prior to the second anniversary of the execution and delivery of this Note, the prepayment price shall equal the outstanding Principal Amount being repaid, together with accrued but unpaid Paid Interest, plus a prepayment penalty of two percent (2%) of the outstanding Principal Amount (the “Prepayment Price”).

(d)           Prepayment Notice.  At least 30 days but not more than 60 days before a prepayment date, Borrowers shall mail a notice of prepayment to the Holder. The notice shall state (i) the prepayment date, (ii) the Prepayment Price, (iii) that the Note must be surrendered to Borrowers to collect the Prepayment Price and (iv) that interest on the Note called for prepayment ceases to accrue on and after the prepayment date.  Once notice of prepayment is mailed, the Note called for prepayment becomes due and payable on the prepayment date.

7.             Maturity.

To the extent this Note is not prepaid by Borrowers as provided in Section 6 hereof, the Principal Amount, together with accrued but unpaid Combined Interest, shall be due and payable on demand on the Maturity Date.

8.             Other Provisions Relating to Rights of the Holder of this Note.

(a)           Rights of the Holder of this Note.  Except as otherwise provided by Sections 2.1 and 4.2 of the Purchase Agreement, this Note shall not entitle the Holder to any of the rights of a Member or Manager of any Borrower, including, without limitation, the right to vote, to receive distributions (except as specifically provided herein), or to receive any notice of, or to attend, meetings of Members of Managers or any other proceedings of any Borrower.

(b)           Lost, Stolen, Mutilated or Destroyed Note. If this Note shall be mutilated, lost, stolen, or destroyed, Borrowers shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen, or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen, or destroyed but only upon receipt of evidence (which may consist of a signed affidavit of the Holder), of such loss, theft, or destruction of such Note, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to Borrowers.

9.             Other Matters.

(a)           Binding Effect; Assignment.  The provisions of this Note shall be binding upon and inure to the benefit of the Holder, Borrowers and their respective  successors and assigns.

4

(b)           Further Actions.  At any time and from time to time, Borrowers and the Holder agree, without further consideration, to take such actions and to execute and deliver such documents as the other may reasonably request to consummate the transactions contemplated in this Note, including without limitation, the due execution of the Purchase Agreement and the execution and filing of financing statements with the appropriate filing offices resulting in perfected security interests.

(c)           Modification; Waiver.  This Note and the Purchase Agreement set forth the entire understanding of Borrowers and the Holder with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter.  This Note may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Borrowers and the Holder. Any waiver by Borrowers or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of Borrowers or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or hereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, power or privilege hereunder.  Any waiver must be in writing. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

(d)           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or sent via facsimile to the number set forth below with a copy mailed to the recipient as set forth above.  Such notices, demands and other communications shall be sent to the addresses indicated below:

To LMC:

Liquidmetal Coatings, LLC

30452 Esperanza

Rancho Santa Margarita, California 92688

Attn:  Legal Department

Facsimile: (813) 314-0270

To LMCS:

Liquidmetal Coatings Solutions, LLC

30452 Esperanza

Rancho Santa Margarita, California 92688

5

Attn:  Legal Department

Facsimile: (813) 314-0270

With a copy to:

Foley & Lardner LLP

100 North Tampa Street

Suite 2700

Tampa, Florida 33602

Attn: Curt P. Creely

Facsimile: (813) 221-4210

To the Holder:

C3 Capital Partners, L.P.

C3 Capital Partners II, L.P.

4520 Main Street, Suite 1600

Kansas City, Missouri 64111

Attn:       Robert L. Smith

Facsimile: (816) 756-5552

With a copy to:

Bryan Cave LLP

3500 One Kansas City Place

1200 Main Street

Kansas City, Missouri 64105

Attn:  Thomas W. Van Dyke

Facsimile:  (816) 374-3300

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(e)           Severability.  If any provision of this Note is invalid, illegal, or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  The rate of interest on this Note is subject to any limitations imposed by applicable usury laws.

(f)            Headings.  The headings in this Note are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Note.

(g)           Governing Law.  This Agreement shall be governed by and construed in all respects under the laws of the State of Missouri, without reference to its conflict of laws rules or principles. Any suit, action, proceeding or litigation arising out of or relating to this Agreement shall be brought and prosecuted in such federal or state court or

6

courts located within the State of Missouri as provided by law.  The parties hereby irrevocably and unconditionally consent to the jurisdiction of each such court or courts located within the State of Missouri and to service of process by registered or certified mail, return receipt requested, or by any other manner provided by applicable law, and hereby irrevocably and unconditionally waive any right to claim that any suit, action, proceeding or litigation so commenced has been commenced in an inconvenient forum.

(h)           Due Authorization.  The execution and delivery of this Note and the consummation of the transactions contemplated herein have been authorized by the Board of Managers of each Borrower and by any necessary vote or with the consent of the Members of each Borrower.

[Signatures on following page]

7

IN WITNESS WHEREOF, each Borrower has caused this Note to be executed on this 24th day of July, 2007.

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

LIQUIDMETAL COATINGS SOLUTIONS, LLC

By:
Name:
Title:

8

Exhibit A-2

THE SECURITIES REPRESENTED BY THIS INSTRUMENT WERE ISSUED ON JULY 24, 2007, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECURITIES PURCHASE AGREEMENT, DATED JULY 24, 2007 AND AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG LIQUIDMETAL COATINGS, LLC, AND C3 CAPITAL PARTNERS, L.P. AND C3 CAPITAL PARTNERS II, L.P. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE MAKER TO THE HOLDER HEREOF WITHOUT CHARGE.

14% SUBORDINATED NOTE

July 24, 2007	$2,730,000

Liquidmetal Coatings, LLC, a Delaware limited liability company (“LMC”), and Liquidmetal Coatings Solutions, LLC (“LMCS,” hereinafter jointly and severally with LMC, “Borrowers” and each individually, “Borrower”), hereby jointly and severally promise to pay to the order of C3 Capital Partners II, L.P., a Delaware limited partnership (“C3 Capital”), the principal amount of $2,730,000 (“Principal Amount”), together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

This Note is issued pursuant to a Securities Purchase Agreement, dated as of July 24, 2007 (as amended and modified from time to time, the “Purchase Agreement”), among Borrowers, C3 Capital and C3 Capital Partners, L.P.  This Note is one of the “Notes” referred to in the Purchase Agreement.  The Purchase Agreement contains terms governing the rights of the holder of this Note, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference.  Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

1.             Payment of Interest.  Except as otherwise expressly provided in the Purchase Agreement,

(a)           In-Kind Interest. Interest shall accrue at a rate of 2% per annum (the “In-Kind Interest,” which shall be computed on the basis of a 360-day year for the actual number of days elapsed in any year) on the unpaid Principal Amount, applied on a monthly basis to the Principal Amount, and paid, together with the Principal Amount in accordance with Section 2  or Section 4(c), as the case may be.

(b)           Paid Interest. Interest shall accrue at a rate of 12% per annum (“Paid Interest,” which shall be computed on the basis of a 360-day year for the actual number of days elapsed in any year) on the unpaid Principal Amount of this Note and shall be paid on the first day of each calendar month beginning September 1, 2007.  Unless prohibited under applicable law, any amount of accrued interest which is not paid pursuant to this Section 1(b) on the date on which it is due and payable shall bear interest at a rate of 12% per annum, or as otherwise specified in the Purchase Agreement, until such interest is paid to the holder of this Note.  Any accrued interest which for any reason has not theretofore been paid during the term of this Note shall be paid in full on the date on which the final payment of the Principal Amount is made.  (In-Kind Interest and Paid Interest, collectively, shall be referred to herein as “Combined Interest”.)

(c)           Form of Interest Payment.  Payments of Combined Interest shall be made in lawful money of the United States of America and in immediately available funds by automatic bank draft pursuant to the instructions attached hereto as Schedule A, or at such other place as the holder of this Note (the “Holder”) may specify in writing.

2.             Payment of the Principal Amount on the Note.

(a)           Schedule of Principal Payments.  Borrowers shall pay the unpaid Principal Amount to the Holder on July 20, 2012  (“Maturity Date”), together with all accrued and unpaid Combined Interest on the Principal Amount being repaid.

(b)           Form of Principal Payments.  Payments of principal and interest shall be made in lawful money of the United States of America and in immediately available funds by automatic bank draft pursuant to the instructions attached hereto as Schedule A, or at such other place as the Holder may specify in writing.

3.             Default.  The occurrence of any one or more of the Events of Default (as defined in the Purchase Agreement) shall constitute an Event of Default hereunder.

(a)           Default Rate.  Upon the occurrence and during the continuance of a default or an Event of Default by Borrowers under this Note or the Purchase Agreement, all amounts due and owing under the Note shall bear interest at a rate equal to three percent (3%) per annum greater than the then existing applicable Combined Interest rate on this Note (“Default Rate”).

(b)           Insolvency or Regulatory Default.  If any Event of Default contemplated by Section 8.1(d) or 8.1(n) of the Purchase Agreement shall occur for any reason, then in any such event, in addition to all rights and remedies of the Holder under the Purchase Agreement, applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Holder may, at its option, declare any or all of the Borrowers’ obligations, liabilities and indebtedness owing to the Holder under the Purchase Agreement and all amounts owing under this Note, to be due and payable, whereupon the then unpaid balance hereof, together with all Combined Interest accrued thereon, shall forthwith become due and payable, together with interest accruing thereafter at the then applicable interest rate stated above until the indebtedness evidenced by this Note is paid in full, plus the costs and expenses of collection hereof, including, but not limited to, reasonable attorneys’ fees and legal expenses.

(c)           Waiver.  Each Borrower (i) waives diligence, demand, presentment, protest and notice of any kind, (ii) agrees that it will not be necessary for the Holder to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security, or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against any Borrower is hereby expressly waived by such Borrower.

(d)           Certain Obligors. The Holder shall not be required to resort to any Collateral for payment, but may proceed against any Borrower and any guarantors or

2

endorsees hereof in such order and manner as the Holder may choose. None of the rights of the Holder shall be waived or diminished by any failure or delay in the exercise thereof.

4.             Covenants.  Borrowers covenant and agree that, so long as this Note is outstanding and unpaid, Borrowers will punctually pay or cause to be paid the Principal Amount, premium, if any, and Combined Interest on this Note at the dates and places and in the manner specified herein.  Any sums required to be withheld from any payment of principal, premium, if any, or Combined Interest on this Note by operation of law or pursuant to any order, judgment, execution, treaty, rule or regulation may be withheld by Borrowers and paid over in accordance therewith.

5.             Usury Laws.  It is the intention of Borrowers and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.  If the maturity of this Note is accelerated by reason of an election by the Holder resulting from an Event of Default, voluntary prepayment by Borrowers or otherwise, then earned interest may never include more than the maximum amount permitted by law, statute, rule or regulation, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law, statute, rule or regulation shall be canceled automatically and, if theretofore paid, shall at the option of the Holder hereof either be rebated to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to Borrowers.  The aggregate amount of all interest (whether designated as In-Kind Interest, Paid Interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid Principal Amount of this Note remaining unpaid from time to time.

6.             Prepayment.

(a)           Optional Prepayment.  All or any portion of the outstanding Note may be prepaid by Borrowers in accordance with the terms hereof (“Optional Prepayment”).

(b)           Mandatory Prepayment.  Upon the occurrence of a Triggering Event (as defined below), the Holder, in its sole discretion, may require mandatory prepayment of the Note in full including the Principal Amount and unpaid interest at the Default Rate (“Mandatory Prepayment”).  For purposes of this Note, a “Triggering Event” shall be defined as (i) a Change in Control of LMC (as defined in the Purchase Agreement); (ii)  the sale of all or substantially all of LMC or its assets; (iii) an underwritten public offering of the LMC’s securities registered under the Securities Act of 1933, as amended, pursuant to which the aggregate gross proceeds to LMC are at least $15,000,000; or (iv) the occurrence and continuation of an Event of Default as specifically provided for the Purchase Agreement.

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(c)           Prepayment.  Borrowers may prepay the Principal Amount and unpaid In-Kind Interest at any time and from time to time, without premium or penalty; provided however, that (i) prior to the first anniversary of the execution and delivery of this Note, the prepayment price shall equal the outstanding Principal Amount being repaid, together with accrued but unpaid Paid Interest, plus a prepayment penalty of three percent (3%) of the outstanding Principal Amount, or (ii) prior to the second anniversary of the execution and delivery of this Note, the prepayment price shall equal the outstanding Principal Amount being repaid, together with accrued but unpaid Paid Interest, plus a prepayment penalty of two percent (2%) of the outstanding Principal Amount (the “Prepayment Price”).

(d)           Prepayment Notice.  At least 30 days but not more than 60 days before a prepayment date, Borrowers shall mail a notice of prepayment to the Holder. The notice shall state (i) the prepayment date, (ii) the Prepayment Price, (iii) that the Note must be surrendered to Borrowers to collect the Prepayment Price and (iv) that interest on the Note called for prepayment ceases to accrue on and after the prepayment date.  Once notice of prepayment is mailed, the Note called for prepayment becomes due and payable on the prepayment date.

7.             Maturity.

To the extent this Note is not prepaid by Borrowers as provided in Section 6 hereof, the Principal Amount, together with accrued but unpaid Combined Interest, shall be due and payable on demand on the Maturity Date.

8.             Other Provisions Relating to Rights of the Holder of this Note.

(a)           Rights of the Holder of this Note.  Except as otherwise provided by Sections 2.1 and 4.2 of the Purchase Agreement, this Note shall not entitle the Holder to any of the rights of a Member or Manager of any Borrower, including, without limitation, the right to vote, to receive distributions (except as specifically provided herein), or to receive any notice of, or to attend, meetings of Members of Managers or any other proceedings of any Borrower.

(b)           Lost, Stolen, Mutilated or Destroyed Note. If this Note shall be mutilated, lost, stolen, or destroyed, Borrowers shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen, or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen, or destroyed but only upon receipt of evidence (which may consist of a signed affidavit of the Holder), of such loss, theft, or destruction of such Note, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Borrower.

9.             Other Matters.

(a)           Binding Effect; Assignment.  The provisions of this Note shall be binding upon and inure to the benefit of the Holder, Borrowers and their respective successors and assigns.

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(b)           Further Actions.  At any time and from time to time, Borrowers and the Holder agree, without further consideration, to take such actions and to execute and deliver such documents as the other may reasonably request to consummate the transactions contemplated in this Note, including without limitation, the due execution of the Purchase Agreement and the execution and filing of financing statements with the appropriate filing offices resulting in perfected security interests.

(c)           Modification; Waiver.  This Note and the Purchase Agreement set forth the entire understanding of Borrowers and the Holder with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter.  This Note may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Borrowers and the Holder. Any waiver by Borrowers or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of Borrowers or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or hereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, power or privilege hereunder.  Any waiver must be in writing. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

(d)           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or sent via facsimile to the number set forth below with a copy mailed to the recipient as set forth above.  Such notices, demands and other communications shall be sent to the addresses indicated below:

To LMC:

Liquidmetal Coatings,  LLC

30452 Esperanza

Rancho Santa Margarita, California 92688

Attn:  Legal Department

Facsimile: (813) 314-0270

To LMCS:

Liquidmetal Coatings Solutions,  LLC

30452 Esperanza

Rancho Santa Margarita, California 92688

5

Attn:  Legal Department

Facsimile: (813) 314-0270

With a copy to:

Foley & Lardner LLP

100 North Tampa Street

Suite 2700

Tampa, Florida 33602

Attn: Curt P. Creely

Facsimile: (813) 221-4210

To the Holder:

C3 Capital Partners, L.P.

C3 Capital Partners II, L.P.

4520 Main Street, Suite 1600

Kansas City, Missouri 64111

Attn:       Robert L. Smith

Facsimile: (816) 756-5552

with a copy to:

Bryan Cave LLP

3500 One Kansas City Place

1200 Main Street

Kansas City, Missouri 64105

Attn:  Thomas W. Van Dyke

Facsimile:  (816) 374-3300

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(e)           Severability.  If any provision of this Note is invalid, illegal, or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  The rate of interest on this Note is subject to any limitations imposed by applicable usury laws.

(f)            Headings.  The headings in this Note are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Note.

(g)           Governing Law.  This Agreement shall be governed by and construed in all respects under the laws of the State of Missouri, without reference to its conflict of laws rules or principles. Any suit, action, proceeding or litigation arising out of or relating to this Agreement shall be brought and prosecuted in such federal or state court or courts located within the State of Missouri as provided by law.  The parties hereby irrevocably and unconditionally consent to the jurisdiction of each such court or

6

courts located within the State of Missouri and to service of process by registered or certified mail, return receipt requested, or by any other manner provided by applicable law, and hereby irrevocably and unconditionally waive any right to claim that any suit, action, proceeding or litigation so commenced has been commenced in an inconvenient forum.

(h)           Due Authorization.  The execution and delivery of this Note and the consummation of the transactions contemplated herein have been authorized by the Board of Managers of each Borrower and by any necessary vote or with the consent of the Members of each Borrower.

[Signatures on following page]

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IN WITNESS WHEREOF, each Borrower has caused this Note to be executed on this 24th day of July, 2007.

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

LIQUIDMETAL COATINGS SOLUTIONS, LLC

By:
Name:
Title:

8

Exhibit B-1

OPERATING AGREEMENT

OF

LIQUIDMETAL COATINGS, LLC

A Delaware Limited Liability Company

Adopted as of July 24, 2007

i

OPERATING AGREEMENT

OF

LIQUIDMETAL COATINGS, LLC

THIS OPERATING AGREEMENT (“Agreement”) is hereby entered into effective as of the 24th day of July, 2007, by and between the persons identified as Members on Exhibit “A” attached hereto and executing this Agreement on the signature pages hereof (each of whom is sometimes hereinafter referred to individually as a “Member” and collectively as “Members”) and LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company (the “Company”).

RECITALS

The Company was organized in accordance with the Delaware Limited Liability Company Act upon the filing of a Certificate of Formation with the Secretary of State of the State of Delaware effective July 9, 2007.  The parties hereby provide for the Company’s capitalization and management and its affairs and the conduct of its business.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
FORMATION AND ORGANIZATION

Section 1.1            NAME AND FORMATION.  The name of the Company is:  LIQUIDMETAL COATINGS, LLC.  All Company business shall be conducted in the name of “LIQUIDMETAL COATINGS, LLC” or such other names that comply with applicable law as the Board of Managers may select from time to time.

Section 1.2            PRINCIPAL PLACE OF BUSINESS.  The initial principal office of the Company will be located at 30452 Esperanza, Rancho Santa Margarita, California  92688, and may be changed to such other place within or without the State of Delaware as may be determined from time to time by the Board of Managers.  It is contemplated that the initial principal office will move to the Houston, Texas metropolitan area when a location for such office is leased in that area.

Section 1.3            REGISTERED OFFICE AND REGISTERED AGENT.  The Company’s initial registered agent and office shall be CorpDirect Agents, Inc., 615 South DuPont Highway, Kent County, Dover, Delaware 19901.  The Company may change its registered agent or registered office to any other place or places in the State of Delaware as may be determined from time to time by the Board of Managers.

Section 1.4            TERM.  The term of the Company shall be perpetual, unless the Company is dissolved in accordance with the provisions of this Agreement.

Section 1.5            NO STATE LAW PARTNERSHIP.  The Members intend that the Company (i) shall be taxed as a partnership for all applicable federal, state and local income tax purposes and (ii) shall not be a partnership or joint venture for any other purpose, and that no Member or any Manager shall, by virtue of this Agreement, be a partner or joint venturer of any other Member or Manager.

ARTICLE II
PURPOSE AND POWERS OF THE COMPANY

Section 2.1            PURPOSE.  The Company is formed for the purpose of manufacturing and applying metallic coating to various products and engaging in any other business activity permitted under the Act as the Board of Managers may determine from time to time.

Section 2.2            POWERS OF THE COMPANY.  Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2.1, and all powers reasonably connected with such activities and businesses that may be legally exercised by limited liability companies under the Act, and may engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE III
CAPITAL STRUCTURE, CONTRIBUTIONS TO CAPITAL
AND CAPITAL ACCOUNTS

Section 3.1            INITIAL CONTRIBUTIONS.  The Members have previously contributed, or shall contribute simultaneously with the execution hereof, capital to the Company in accordance with the schedule attached hereto as Exhibit “A” (the “Initial Capital Contributions”) in exchange for their respective Membership Units.

Section 3.2            ADDITIONAL CAPITAL CONTRIBUTIONS.  The Member may make additional contributions of capital to the Company as the Member determines are necessary, appropriate or desirable; provided, however, that the Member shall have no obligation to contribute any additional capital to the Company, and except as set forth in the Act, the Member shall have no personal liability for any obligations of the Company.

Section 3.3            RETURN OF CONTRIBUTIONS.  Until the dissolution and liquidation of the Company, no Member shall have the right to demand or receive any part of the Member’s capital contribution and there is no right given to any Member to demand and receive property other than cash in return for the Member’s capital contribution.

Section 3.4            CAPITAL ACCOUNTS.  An individual Capital Account shall be maintained for each Member in accordance with Section 704(b) of the Code, paragraph 1.704-1(b)(2)(iv) of the accompanying Treasury Regulations, and the following rules:

(a)           Computation of Capital Account Balance.  The Capital Account of a Member shall consist of the amount of money and the fair market value of any property (other than money) comprising the Member’s proportionate share of the Initial Capital Contribution pursuant to Section 3.1 hereof, as increased by:  (i) the amount of money and the fair market value of any property (other than money) comprising any additional capital contributions made by the Member, (ii) any amount credited to the Capital Account of a Member pursuant to Section 4.9 hereof as a result of any Company income, profits or gains allocated to the Member (and as adjusted pursuant to Section 1.704-1(b)(2)(iv) of the Treasury Regulations), and (iii) the amount of any Company liabilities assumed by the Member or that are secured by any Company property distributed to that Member, and decreased by: (i) the amount of money and the fair market value of any property (other than money) comprising any distributions to the Member pursuant to Article V hereof, (ii) any amount debited to the Capital Account of a Member pursuant to Section 4.9 hereof as a result of any Company expenses, deductions, losses and credits allocated to the Member (and as adjusted pursuant to Section 1.704-1(b)(2)(iv) of the Treasury Regulations), and (iii) the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by that Member to the Company.

(b)           Built-In Gain or Loss.  The Capital Account of a Member shall not be increased or decreased, as the case may be, with regard to any built-in gain or loss allocated to the Member pursuant to Section 4.5 hereof.

(c)           Transferee’s Capital Account.  In the event of a transfer of any Membership Units, the transferee shall assume the Capital Account balance of the transferor.

(d)           Interest.  No interest shall be paid on any present or future Capital Account balance.

(e)           Conformance with Regulations.  The provisions of this Section 3.4 are intended to comply with Treasury Regulation Section 1.704-1(b) regarding the maintenance of the Capital Accounts of the Members and this Section 3.4 shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event that the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the Board of Managers may make such modifications, provided that it is not likely to have a material effect on any amounts distributable to any Member upon the dissolution of the Company.  The Board of Managers shall also make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

Section 3.5            CAPITAL STRUCTURES AND PERCENTAGE INTERESTS

(a)           Capital Structure.  Ownership rights in the Company are divided into and represented by membership units (“Membership Units”).  The Membership Units are further divided into three classes: (i) Class A Units; (ii) Class B Units; and (iii) Class C Units.

(b)           Initial Percentage Interest.  Upon their admission to the Company, the Members shall own the number and class of Membership Units and the corresponding Percentage Interests in the Company as set forth on Exhibit “A” attached hereto.

(c)           Adjustments to Percentage Interests.  In the event of the issuance of any additional Membership Units to an existing Member(s), including the admission of an additional member(s), each Member’s Percentage Interest in the Company shall be deemed to be equal to a fraction, the numerator of which is the number of Membership Units issued and outstanding to the Member, and the denominator of which is the number of Membership Units then issued and outstanding to all Members.  All adjustments to a Member’s

Percentage Interest in the Company shall be permanent and shall not otherwise be altered except as provided in this Agreement.

(d)           Effect of Percentage Interests.  The Percentage Interests of the Members, as determined and adjusted pursuant to this Section 3.5, are maintained solely for the purposes of determining the amount of certain allocations of taxable profits and losses and cash distributions allocable to the Members pursuant to Articles IV and V hereof, and for other purposes set forth in this Agreement.  The Percentage Interest of a Member shall not reflect that Member’s proportionate interest in the capital of the Company at any time.

Section 3.6            LOANS BY MEMBERS.  A Member may at any time lend funds to the Company as may be agreed upon by the Board of Managers.  Such funds shall represent a debt, payable on demand, unless otherwise specifically provided, from the Company to the Member making the loan, and interest, at a rate agreed upon by the Board of Managers, shall be paid thereon and charged as an expense to the Company.

Section 3.7            PROFITS INTEREST OF CLASS C HOLDERS.  The Class C Holders shall own a percentage of the profits of the Company equal to the right to receive their respective percentage interest as shown on Exhibit “A”, attached hereto, of the available cash distributed among the Members pursuant to Section 5.2 and Section 5.3.  In addition, taxable income shall be allocated to the Class C Holders equal to their respective percentage interest as shown on Exhibit “A”, attached hereto, of the Net Profits allocated among the Members pursuant to Section 4.3(a)(ii).

It is the agreement of the Members that the rights of the Class C Holders under this Section 3.7 shall be limited to receiving allocations of taxable income and distributions of cash as described herein, but that the Class C Holders shall not receive any other rights in and shall not participate in any other allocations of taxable income, loss, credit, deduction, gain, or other tax items or distributions of cash from the Company except as specifically provided in this Section 3.7.

ARTICLE IV
ALLOCATIONS OF TAXABLE PROFITS AND LOSSES

Section 4.1            DETERMINATION OF PROFIT OR LOSS.  The items of income, gains, expenses, deductions, losses and credits generated by the Company for federal income tax purposes shall be determined in accordance with a generally accepted method of accounting as soon as practicable after the close of the fiscal year of the Company.

Section 4.2            COSTS AND EXPENSES.  The Company shall pay all expenses (which expenses shall be billed directly to the Company) of the Company which may include but are not limited to: (i) legal, audit, accounting, and other fees; (ii) expenses and taxes incurred in connection with the issuance, distribution and transfer of documents evidencing ownership of Membership Units in the Company or in connection with the business of the Company; (iii) expenses of organizing, revising, amending, converting, modifying or terminating the Company; (iv) expenses in connection with distributions made by the Company to, and communications and bookkeeping work necessary in maintaining relations with, the Members; and (v) costs of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Company.

Section 4.3            ALLOCATION.  The net profits, net gains and net losses generated by the Company for federal income tax purposes for a year shall be allocated among the Members as follows:

(a)   Profits.  Any net taxable income and gain (collectively, “Net Profits”) of the Company for the year shall be allocated among the Members as follows:

(i)            First, 100% of the Net Profits shall be allocated pro rata (relative to the entire amount to be allocated to all Members in that year pursuant to this Section 4.3(a)(i)) among the Members in an amount equal to the excess, if any, of (a) the cumulative Losses allocated pursuant to Section 4.3(b) hereinbelow for all prior years, over (b) the cumulative Profits allocated pursuant to this Section 4.3(a)(i) for all prior years, until such time as each Member has been allocated an aggregate amount of the Net Profits in all years pursuant to this Section 4.3(a)(i) equal to the aggregate amount of Losses allocated to the Member pursuant to Section 4.3(b) hereof in all prior years; and

(ii)           Any remaining Net Profits shall be allocated among the Members according to their respective Percentage Interests in the Company at that time, as set forth in Section 3.5 hereof.

(b)   Losses.  Any net taxable losses and deductions (collectively, “Losses”) of the Company for the year shall be allocated among the Members in the following order of priority:

(i)            First, all Losses shall be allocated among the Members in proportion to the positive balances in their respective Capital Accounts at that time, after a reduction for any cash distributed from the Company to the Members pursuant to Article V in that year, until the balance of all Members’ Capital Accounts have been reduced to zero (0); and

(ii)           Any remaining Losses shall be allocated among the Members according to their respective Percentage Interests in the Company at that time, as set forth in Section 3.5 hereof.

Section 4.4            SPECIAL ALLOCATIONS.  Notwithstanding any other provision of this Agreement to the contrary, the following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 4.4, if there is a net decrease in the Partnership Minimum Gain (as described in Article XVI hereof) during any Company fiscal year, each Member will be specially allocated, before any other allocation is made, items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Partnership Minimum Gain, determined as provided in Section 1.704-2(g)(2) of the Regulations.

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be allocated shall be determined in accordance with Regulations Section 1.704-2(f), and this Section

4.4(a) is intended to comply with the minimum gain chargeback requirement in that Section of the Regulations and shall be interpreted consistently therewith.

(b)           Partner Minimum Gain Chargeback.  Notwithstanding any other provision of this Article IV except Section 4.4(a), above, if there is a net decrease in Partner Minimum Gain (as described in Article XVI hereof) attributable to a Partner Nonrecourse Debt (as described in Article XVI hereof) during any Company fiscal year, each Member who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt (determined as provided in Section 1.704-2(i)(5) of the Regulations) as of the beginning of the year shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, as provided in Section 1.704-2(i)(4) of the Regulations.

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Regulations.  This Section 4.4(b) is intended to comply with the minimum gain chargeback requirement in that Section of the Regulations and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Member unexpectedly receives an adjustment, allocation or distribution of a nature described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then each such Member will be specially allocated items of Company taxable income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, that Member’s Deficit Capital Account Balance as quickly as possible; provided that an allocation pursuant to this Section 4.4(c) shall be made if and only to the extent that such Member would have a Deficit Capital Account Balance after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.4(c) were not in this Agreement.

(d)           Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions (as described in Article XVI hereof) for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt (as described in Article XVI hereof) to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(2) of the Regulations.

(e)           Curative Allocations.  The allocations set forth in this Section 4.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2.  Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of profits, losses, income, gains and deductions among the Members so that, to the extent possible, the net amount of such allocations of other taxable items and the Regulatory Allocations to each Member shall be equal to the net amount which would have been allocated to each such Member if the Regulatory Allocations had not occurred.  For purposes of applying the previous sentence:

(i)            No allocations of Nonrecourse Deductions shall be made pursuant to this Section 4.4(e) with respect to Regulatory Allocations required pursuant to Section 4.4(a) hereof prior to the Company fiscal year during which there is a net decrease in Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partnership Minimum Gain;

(ii)           Allocations pursuant to this Section 4.4(e) shall be deferred with respect to allocations of Nonrecourse Deductions to the extent the Board of Managers determine that such allocations are likely to be offset by subsequent allocations pursuant to subsection (a) of Section 4.4 hereof;

(iii)          No allocations of Partner Nonrecourse Deductions shall be made pursuant to this Section 4.4(e) with respect to Regulatory Allocations required under subsection (b) or (d) of this Section 4.4 prior to the Company fiscal year during which there is a net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partner Minimum Gain; and

(iv)          Allocations pursuant to this Section 4.4(e) shall be deferred with respect to allocations pursuant to subsection (d) of this Section 4.4 relating to a particular Partner Nonrecourse Debt to the extent the Board of Managers reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to subsection (b) of this Section 4.4.

Section 4.5            BUILT-IN GAIN OR LOSS.  Notwithstanding any other provision of this Article IV, in accordance with Code Section 704(c) and the accompanying Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property other than cash contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between (i) the adjusted basis of such property to the Company for federal income tax purposes on the date of contribution and (ii) the fair market value of such property on the date contributed to the Company, as determined by the Board of Managers.

Section 4.6            INCOME CHARACTERIZATION.  For purposes of determining the character (as ordinary income or capital gain) of any taxable income of the Company allocated to the Members pursuant to this Article IV, such portion of the taxable income of the Company allocated pursuant to this Article IV which is treated as ordinary income attributable to the recapture of depreciation shall, to the extent possible, be allocated among the Members in the proportion which (i) the amount of depreciation previously allocated to each Member bears to (ii) the total of such depreciation allocated to all Members. This Section 4.6 shall not alter the amount of allocations among the Members pursuant to this Article IV, but merely the character of income so allocated.

Section 4.7            CREDITS.  Tax credits shall be allocated among the Members in accordance with Section 4.3 hereof.

Section 4.8            CHANGE IN INTERESTS.  Notwithstanding the foregoing, in the event of a change in the Members’ Percentage Interests in the Company during a year, whether occasioned by admission of a new Member, additional contributions, assignments of Membership Units or otherwise, the allocation of items of income and expense shall be made so as to reflect the Members’ varying Percentage Interests in the Company during the year. Profits and losses for the year shall be prorated on a daily basis and allocated among the Members based upon the period of time during which they held their respective Percentage Interests.

Section 4.9            CREDITING ACCOUNTS.  Items of income, gains, expenses, deductions, losses and credits shall be credited or debited, as the case may be, to each Member’s Capital Account created pursuant to Section 3.4 as provided in this Article.

ARTICLE V
DISTRIBUTIONS

Section 5.1            DISTRIBUTABLE AMOUNTS.  The Company may make distributions of any amounts in excess of its reasonable operating requirements as determined by the Board of Managers.  The amounts available for distribution may be generated by operations of the Company through sale, condemnation, financing or refinancing of assets of the Company, by collection of amounts owed to the Company or by any other transaction.  In the case of amounts attributable to a Capital Transaction, the net proceeds to be distributed hereunder shall be the net cash proceeds received by the Company after payment of, or provision for, all Company debts, obligations and reserves required or permitted to be paid upon, or incurred or established in connection with, the receipt by the Company of such proceeds (said reserves to be established in the reasonable discretion of the Board of Managers), and all expenses incurred by the Company in connection with the Capital Transaction giving rise to such proceeds.  Notwithstanding the foregoing, no distribution shall be made unless after the distribution the Company retains assets sufficient to pay all its debts as they become due and such distribution, if made, would not cause the Company to otherwise become insolvent.

Section 5.2            ALLOCATION.  Distributions of available cash pursuant to Section 5.1 hereof shall be made to the Members according to their respective Percentage Interests in the Company at that time.

Section 5.3            LIQUIDATING DISTRIBUTIONS.  After giving effect to all Member contributions, distributions, allocations, and capital account adjustments for all taxable years of the Company (including the taxable year during which the Company is liquidated), the Company shall distribute the liquidation proceeds derived from the dissolution, winding-up, liquidation, and termination of the Company (plus any remaining assets of the Company that are to be distributed in kind to the Members) in the following priority and proportions:

(a)           To pay in the order of priority required by the Act all the liabilities and obligations of the Company that are then due and payable to creditors (including Members), including all costs and expenses directly relating to the liquidation, winding-up, and termination of the Company, but excluding Capital Contributions and distributions payable to the Members; and then

(b)           To establish any reasonable cash reserve that the Members may determine unanimously by resolution to be appropriate for any contingent, conditional, or unmatured liabilities or obligations of the Company and as an allowance for doubtful accounts receivable or the unrealized portion of any promissory note, installment obligation, or other deferred revenue payable to the Company; and then

(c)           To the Members, pro rata, in accordance with the sum of their Initial Capital Contributions plus any additional Capital Contributions which have not yet been returned to the respective Member (the “Unreturned Capital Contributions”), in an amount equal to each Member’s Unreturned Capital Contributions; and then

(d)           To the Members, pro rata, in accordance with the Members’ respective Percentage Interests at the time of such liquidation..

The Board of Managers shall use reasonable efforts to cause the proceeds from a liquidation of the Company to be distributed in the same fiscal year in which the sale of the Company’s assets occurs.

Section 5.4            MANDATORY TAX DISTRIBUTIONS.  In order to permit the Members to pay taxes on Company taxable income, the Company shall, to the extent of Available Cash, distribute cash at least annually and no later than 75 days after the end of a Fiscal Year, an amount which, at the time of such distribution, when added to all prior distributions pursuant to this Section 5.4, equals the cumulative maximum tax payable by an individual taxpayer at the highest combined marginal tax rates of federal and state income taxes imposed on resident individuals in the United States on the taxable income of the Company.  Such distribution shall be made ratably to the Members in proportion to their respective Member Percentages.

ARTICLE VI
DURATION OF BUSINESS; TERMINATION

Section 6.1            DURATION OF COMPANY.  The Company shall continue until the earlier of:

(a)           The decision of the Board of Managers to dissolve the Company;

(b)           The expiration of the term of the Company set forth in Section 1.4 hereof; or

(c)           The sale or other disposition of all Company Property and the distribution of all sales proceeds resulting therefrom to the Members in accordance with this Agreement.

Section 6.2            DEATH, ETC., OF MEMBER.  The Company shall not be dissolved upon the death, insanity, total disability, bankruptcy, dissolution or withdrawal of any Member, or by the assignment by any Member of all of the Membership Units or Economic Interest in the Company.

Section 6.3            LIQUIDATION.  In the event of termination of the Company:

(a)           The Board of Managers shall wind up the affairs of the Company, shall sell all the Company assets as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds of liquidation in the following order of priority:

(i)            To the payment of debts and liabilities of the Company (including to Members to the extent otherwise permitted by law) and the expenses of liquidation; then

(ii)           To the setting up of such reserves as the Board of Managers winding up the Company’s affairs may reasonably deem necessary or appropriate for any dispute, contingent or unforeseen liabilities or obligations of the Company; then

(iii)          The remainder to the Members in accordance with Section 5.3 above.

(b)           Each Member shall look solely to the assets of the Company for the return of the Member’s capital contribution, and if the Company Property remaining after payment or discharge of the debts and liabilities of the Company is insufficient to return the contributions of each Member, a Member shall have no recourse against any other Member(s).

(c)           The proceeds of liquidation shall be distributed to the Members pursuant to Section 5.3 hereof.

(d)           Upon the liquidation of the Company, if any Member has a Deficit Balance in the Member’s Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year in which such liquidation occurs), that Member shall have no obligation to make any contributions to the capital of the Company with respect to such deficit and such deficit shall not be considered a debt owed to the Company or any other person or entity for any purpose whatsoever.

ARTICLE VII
RIGHTS AND DUTIES OF MEMBERS

Section 7.1            LIABILITIES OF MEMBERS.  No Member shall be obligated to make capital contributions to the Company except as provided in Article III.  No Member shall have any personal liability with respect to the liabilities or obligations of the Company except as provided in Article III.  Failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities or obligations of the Company.

Section 7.2            LIMITATIONS ON POWERS OF MEMBERS.  Except as expressly authorized by this Agreement, no Member may, directly or indirectly, (a) resign, retire or withdraw from the Company, (b) dissolve, terminate or liquidate the Company, (c) petition a court for the dissolution, termination or liquidation of the Company, or (d) cause any property of the Company to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency, and similar proceedings).

Section 7.3            PROHIBITION AGAINST PARTITION.  Each Member irrevocably waives any and all rights the Member may have to maintain an action for partition with respect to any property of the Company.

ARTICLE VIII
MEETINGS OF MEMBERS

Section 8.1            ANNUAL MEETING.  The annual meeting of the Members shall be held between January 1st and December 31st of each year, on such date and at such hour as may be specified in the Notice of Meeting or in a duly executed Waiver of Notice thereof, for the purpose of electing Managers to serve for the ensuing year and the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Texas, such meeting shall be held on the next succeeding business day.

Section 8.2            SPECIAL MEETING.  Special meetings of the Members, for any purpose or purposes, may be called by the President or by a majority of the Board of Managers or by any Member owning Membership Units in the Company.

Section 8.3            PLACE OF MEETING.  The Board of Managers may designate any place, either within or without the State of Delaware, unless otherwise prescribed by statute, as the place of meeting for any annual or special meeting of Members. If no designation is made by the Board of Managers, the place of meeting shall be the principal office of the Company in the State of Texas.

Section 8.4            NOTICE OF MEETING.  Written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each Member of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by first-class mail, by or at the direction of the President or the Secretary or by the Members calling the meeting. If mailed, such notice shall be deemed to be delivered at the earliest date of the following:  (a) when received; (b) five days after its deposit in the United States mail addressed to the Member at his address as it appears on the records of the Company, with the postage thereon prepaid; or (c) on the date shown on the return receipt if sent by registered or certified mail, return receipt requested.

Section 8.5            WAIVER OF NOTICE.  Members may waive notice of a meeting before or after the date and time specified in the written notice of meeting. All waivers of notice must be in writing, be signed by the Member entitled to the notice and be delivered to the Company for inclusion in the appropriate records. None of the business to be transacted at, nor the purpose of, a Members’ meeting must be specified in a written waiver of notice. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

Section 8.6            FIXING OF RECORD DATE.  The Board of Managers may fix a date, not less than ten (10) nor more than sixty (60) days before the date set for any meeting of the Members, as the record date as of which the Members of record entitled to notice of and to vote at such meeting and any adjournment thereof shall be determined.

Section 8.7            QUORUM.  A majority of the Membership Units of the Company, represented in person or by proxy, shall constitute a quorum at a meeting of the Members.  When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and any business may be transacted at the adjourned meeting that might have been transacted at the original date of the meeting. If, however, after the adjournment, the Board of Managers fix a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given in compliance with Section 8.4 to each Member of record on the new record date entitled to vote at such meeting. After a quorum has been established at a Members’ meeting, the subsequent withdrawal of Members, so as to reduce the Membership Units entitled to vote at the meeting below the percentage required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

Section 8.8            PROXIES.  Every Member entitled to vote at a meeting of Members or to express consent or dissent without a meeting, or his duly authorized attorney-in-fact, may authorize another person or persons to act for him by proxy. The proxy must be executed in writing by the Member or his duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of such meeting or at the time of expressing such consent or dissent without a meeting. No proxy shall be valid after the expiration of eleven (11) months after the date thereof unless provided otherwise in the proxy.

Section 8.9            VOTING OF MEMBERSHIP UNITS.  Except as provided in Section 9.6, each Member shall be entitled to one (1) vote per one (1) Membership Unit (and a corresponding fractional vote for each fraction of a Membership Unit) upon each matter submitted to a vote at a meeting of the Members. If a quorum is present, the affirmative vote of the Members owning a majority of the Membership Units represented at the meeting and entitled to vote on the subject matter shall be the act of the Members unless a greater percentage is required by the Delaware Statutes, this Agreement or the Company’s Certificate of Formation.

Section 8.10         VOTING OF MEMBERSHIP UNITS BY CERTAIN HOLDERS.  Membership Units standing in the name of a corporation may be voted by the officer, agent or proxy designated by the bylaws of the corporate Member or, in the absence of any applicable bylaws, by such person as the managers of the corporate Member may designate. Proof of such designation may be made by presentation of a certified copy of the bylaws or other instrument of the corporate Member. In the absence of any such designation or, in case of conflicting designation by the corporate Member, the chairman of the board, the president, any vice president, the secretary, and the treasurer of the corporate Member shall be presumed to possess, in that order, authority to vote such Membership Units.

Membership Units held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such Membership Units into his name.

Membership Units standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote Membership Units held by him without a transfer of such Membership Units into his name.

Membership Units standing in the name of a receiver may be voted by such receiver, and Membership Units held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name, if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A Member whose Membership Units are pledged shall be entitled to vote such Membership Units until the Membership Units have been transferred into the name of the pledgee, and thereafter the pledgee or his nominee shall be entitled to vote the Membership Units so transferred only in the event the pledgee becomes a Substituted Member (as defined in Section 12.3 hereinbelow).

Section 8.11         ACTION BY WRITTEN CONSENT OR TELEPHONE CONFERENCE

(a)           Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Members having not less than the minimum number of Membership Units necessary to authorize or take such action at a meeting at which all Members entitled to vote were present and voted.  A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section 8.11.  Prompt notice of the taking of any action by

Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

(b)           The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business or the Board of Managers.

(c)           Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can speak to and hear each other.  Participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 8.12         ANNUAL REPORTS, ETC..  The Company shall file any necessary reports with the State of Delaware and pay the annual tax for Limited Liability Companies to the State of Delaware.

ARTICLE IX
BOARD OF MANAGERS

Section 9.1            MANAGEMENT AND CONTROL.  The management and control of the Company shall be vested in the Board of Managers.  The Board of Managers shall have, except as specifically limited in this Agreement, full and exclusive authority in the management and control of the Company, and shall have all the rights and powers which are otherwise conferred by law or are necessary or advisable for the discharge of their duties and the management of the business and affairs of the Company.

Section 9.2            NUMBER AND ELECTION.  The Board of Managers shall consist of three Managers (unless it has only two Managers as a result of the last two sentences of this paragraph).  Managers shall be elected as follows:  Members holding Class A Units shall have the right to elect one Manager, Members holding Class B Units shall have the right to elect one Manager, and Larry Buffington shall serve as a Manager.  In the event of the death, resignation or removal of a Manager, the Member who elected such Manager may elect a successor Manager.  Notwithstanding the foregoing, in the event that Larry Buffington ceases to be actively employed by the Company on a full-time basis as the Company’s principal executive officer, then as of the date of such cessation, he shall cease to serve as a Manager, and the size of the Board of Managers will thereupon be reduced to two Managers.  In addition, Larry Buffington shall not have the right to serve as a Manager during any period of time during which he is serving as an officer or employee of Liquidmetal Technologies, Inc. (“LMT”)).  The Member holding Class A Units hereby elects John Kang to serve as an initial Manager, and the Members holding Class B Units hereby elect Robert Smith to serve as an initial Manager.

Section 9.3            RESIGNATION.  A Manager may resign at any time by delivering written notice to the Board of Managers or to the Company.  A resignation is effective when notice is delivered unless the notice specifies a later effective date.

Section 9.4            REMOVAL OF MANAGER.  Each Member may remove its elected Manager, with or without cause, at any time.

Section 9.5            EXPRESSLY AUTHORIZED RIGHTS AND POWERS.  Without limiting the generality of Section 9.1, but subject to the provisions of Section 9.6, the Board of Managers are expressly authorized on behalf of the Company to:

(a)           elect officers to manage the day-to-day operations of the Company;

(b)           procure and maintain with responsible companies such insurance as may be advisable in such amounts and covering such risks as are deemed appropriate by the Board of Managers;

(c)           take and hold any assets of the Company in the Company name, or in the name of a nominee of the Company;

(d)           execute and deliver on behalf of and in the name of the Company, or in the name of a nominee of the Company, all instruments necessary or incidental to the conduct of the Company’s business;

(e)           protect and preserve the assets of the Company and incur indebtedness;

(f)            sell, dispose of, trade, exchange, convey, quitclaim, surrender, release or abandon, upon terms and conditions which the Board of Managers may negotiate and deem appropriate, personal property of the Company;

(g)           execute and deliver documents and instruments on behalf of the Company in connection with the acquisition and disposition of its assets, and to execute, terminate, modify, enforce, continue or otherwise deal with any Company indebtedness and security interests, to sell Company assets, and to take any other action with respect to agreements made between the Company and a lender or any affiliate thereof, all subject to the limitations of Section 9.6;

(h)           open Company bank accounts in which all Company funds shall be deposited and from which payments shall be made; and

(i)            invest Company funds and working capital reserves.

Section 9.6            CERTAIN LIMITATIONS.  Notwithstanding the generality of the foregoing, and in addition to other acts expressly prohibited by this Agreement or by law, the Board of Managers, without the prior written consent or approval of the Members holding a Supermajority (as defined in Article XVI) of the issued and outstanding Membership Units, may not cause the Company to do any of the following:

(a)           amend or restate the Certificate of Formation;

(b)           sell, lease, exchange or otherwise dispose of all or substantially all the Company’s property and assets;

(c)           be a party to (i) a merger, (ii) interest exchange or (iii) other transaction affecting the ownership or structure of the Company;

(d)           do any act in contravention of this Agreement;

(e)           do any act which would make it impossible to carry on the ordinary business of the Company, except as expressly provided in this Agreement;

(f)            confess a judgment against the Company;

(g)           file a bankruptcy petition on behalf of the Company;

(h)           execute or deliver any general assignment for the benefit of the creditors of the Company;

(i)            Convert the Company to a Corporation pursuant to Article XIII;

(j)            assign rights in specific Company property for other than a Company purpose; or

(k)           knowingly or willingly do any act (except an act expressly required by this Agreement) which would cause the Company to become an association taxable as a corporation.

Section 9.7            MEETINGS OF MANAGERS.

(a)           Following Annual Meeting of Members.  In connection with any annual meeting of Members at which Managers were appointed, the Board of Managers may, if a quorum is present, hold its first meeting for the transaction of business immediately after and at the same place as such annual meeting of the Members.  Notice of such meeting at such time and place shall not be required.

(b)           Regular Meetings.  Regular meetings of the Board of Managers shall be held at such times and places as shall be designated from time to time by resolution of the Board of Managers.  Notice of such regular meetings shall not be required after the initial notice of the schedule of meetings.

(c)           Special Meetings.  Special meetings of the Board of Managers may be called by the President or by any Manager on at least forty-eight (48) hours notice to each Manager.  Such notice shall state the purpose or purposes of, or the business to be transacted at, such meeting.

(d)           Attendance and Place of Meeting.  Meetings of the Board of Managers may be held at such place or places as shall be determined from time to time by resolution of the Board of Managers.  The chair of the Board of Managers, if one has been designated by the Board of Managers, shall preside when present at meetings of the Board of Managers.  Attendance of a Manager at a meeting shall be presumed to constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened or unless he or she shall file a written objection to such action with the Person acting as secretary of the meeting before the adjournment thereof on the ground that the meeting is not lawfully called or convened.

(e)           Quorum and Action.  A quorum for the transaction of business of the Board of Managers shall require the presence of a majority of the number of Managers fixed pursuant to Section 9.2 of this Article.  At all meetings of the Board of Managers, business shall be transacted in such order as shall from time to time be determined by resolution of the Board of Managers.  The act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers. A Manager who is present at a meeting of the Board of Managers at which action on any Company matter is taken shall be presumed to have assented to the action unless he or she shall either voice his or her dissent at the meeting or unless he or she shall file a written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof.  Such right to dissent shall not apply to a Manager who voted in favor of such action.

(f)            Action by Written Consent or Telephone Conference.  Any action permitted or required to be taken at a meeting of the Board of Managers or of any committee designated by the Board of Managers may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by a quorum of the Managers as set forth in Section 9.7(e).  Such consent shall have the same force and effect as a vote taken at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent or consents shall constitute attendance or presence in person at a meeting of the Board of Managers or any such committee, as the case may be.  A telegram, telex, cablegram or similar transmission by a person, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a person, shall be regarded as signed by that person for the purposes of this Section 9.7(f).

Subject to the requirements of the Act, the Certificate of Formation or this Agreement, the Board of Managers, or members of any committee designated by the Board of Managers, may participate in and hold a meeting of the Managers or any committee of Managers, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can speak to and hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 9.8            COMPENSATION.  If approved by the Board of Managers and the Members, one or more Managers, or members of any committee designated by the Board of Managers, may be reasonably compensated for services rendered.  Each Manager and members of any committee designated by the Board of Managers shall be reimbursed for actual expenses incurred in attending meetings.

ARTICLE X
OFFICERS

Section 10.1         NUMBER.  The Officers of the Company shall be the President, a Secretary and a Treasurer, each of whom shall be elected by the Board of Managers.  Such other Officers and assistant Officers and agents as may be deemed necessary may be elected or appointed by the Board of Managers.  Any two (2) or more offices may be held by the same person.  The Board of Managers hereby elects Larry Buffington as the initial President and Chief Executive Officer of the Company to serve until his successor his duly elected or until his earlier resignation or removal.

Section 10.2         ELECTION AND TERM OF OFFICE.  The Officers of the Company shall be elected annually by the Board of Managers at the regular meeting of the Managers held after each annual meeting of the Members.  If the election of Officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be.  Each Officer shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier resignation, removal from office or death.

Section 10.3         REMOVAL AND RESIGNATION.  Any Officer or agent elected or appointed by the Board of Managers may be removed by the Board of Managers with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an Officer or agent shall not of itself create contract rights.  Any Officer of the Company may resign at any time by giving written notice to the Board of Managers.  Any such resignation shall take effect after time specified therein, or, if the time is not specified therein, upon its acceptance by the Board of Managers.

Section 10.4         VACANCIES.  A vacancy, however occurring, in any office may be filled by the Board of Managers for the unexpired portion of the term.

Section 10.5         CHAIR.  The Chair of the Board of Managers, if one is elected or appointed, shall preside at all meetings of the Board of Managers and shall have such other powers and duties as may from time to time be prescribed by the Board of Managers, upon written directions given to him or her pursuant to resolutions duly adopted by the Board of Managers.

Section 10.6         PRESIDENT.  The President shall be the principal executive Officer of the Company and, subject to the control of the Board of Managers, shall in general supervise and control all of the business affairs of the Company.  The President shall, when present, preside at all meetings of the Members and of the Board of Managers, unless the Board of Managers has elected a Chair of the Board of Managers and the Chair is present at such meeting.  The President may sign deeds, mortgages, bonds, contracts, or other instruments which the Board of Managers has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other Officer or agent of the Company, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties as from time to time may be assigned to him by the Board of Managers.

Section 10.7         VICE PRESIDENTS.  If a Vice-President is elected or appointed, in the absence of the President or in the event of his death, inability or refusal to act, the Vice-President shall have the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President.  The Vice-President shall perform such other duties as from time to time may be assigned to him by the President or the Board of Managers.

Section 10.8         SECRETARY.  The Secretary shall:  (a) keep the minutes of all the meetings of the Members and the Board of Managers in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Company records; (d) keep a register of the post office address of each

Member; (e) have general charge of the Membership Unit transfer books of the Company, if the Company issues certificates representing such Membership Units; and (f) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or by the Board of Managers.

Section 10.9         TREASURER.  The Treasurer shall:  (a) have charge and custody of and be responsible for all funds and securities of the Company; receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories as shall be selected by the Board of Managers; and (b) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board of Managers.  If required by the Board of Managers, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Managers shall determine.

Section 10.10       SALARIES.  The salaries of the Officers shall be fixed from time to time by the Board of Managers and no Officer shall be prevented from receiving such salary by reason of the fact that he is also a Manager of the Company.

ARTICLE XI
INDEMNIFICATION OF MEMBERS, MANAGERS AND DIRECTORS

Section 11.1         RIGHT TO INDEMNIFICATION.  The Company shall indemnify the Members, Managers and Officers to the fullest extent allowed by law from all claims brought by third parties relating to or arising out of the Company’s business.  The Company shall indemnify and hold harmless the Members, Managers and Officers to the fullest extent permitted or authorized by the Act or future legislation or by current or future judicial or administrative decision (but, in the case of future legislation or decision, only to the extent that it permits the Company to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, losses, damages, costs and expenses, including attorneys’ fees, asserted against the Member, Manager and/or Officer or incurred by any of them in their capacity as Member, Manager and/or Officer or arising out of their status as Member, Manager an/or Officer, as the case may be.  The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled.  The Company may maintain insurance, at its expense, to protect itself and the indemnified persons against all fines, liabilities, costs and expenses, including attorneys’ fees, whether or not the Company would have the legal power to indemnify him directly against such liability.

Section 11.2         ADVANCES.  Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Section 11.1 in defending a civil or criminal suit, action or proceeding shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Company as authorized by this Article.

Section 11.3         SAVINGS CLAUSE.  If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Members, Managers, Officers or any other person indemnified pursuant to this Article XI as to costs, charges and expenses (including attorneys’ fee), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XII
ASSIGNMENT OF MEMBERSHIP UNITS

Section 12.1         GENERAL RESTRICTION ON ASSIGNMENT.  Except as expressly permitted hereunder, no Member or Economic Interest Owner may Transfer all or any portion of, or any interest or rights in, their Membership Units or Economic Interest without the prior written consent of the Board of Managers (excluding Managers who are Affiliates of the transferring Member) (the “Non-Affiliated Managers”) or, if there are no Non-Affiliated Managers, then the consent of all of the Members other than the transferring Member (the “Non-Affiliated Members”).  Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members.

The Transfer of any Membership Units or Economic Interests in violation of the prohibition contained in this Section 12.1 shall be deemed invalid, null and void, and of no force and effect.  Any Person to whom Membership Units are attempted to be Transferred in violation of this Section 12.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company or have any other rights in or with respect to the Membership Units.  Any person to whom an Economic Interest is attempted to be transferred in violation of this Section 12.1 shall not be entitled to receive distributions from the Company or have any other rights in or with respect to the Economic Interest.

For purposes of this Agreement, the term “Transfer”, or “ Transferred”, when used in this Agreement with respect to the Membership Units or Economic Interests, includes a sale, assignment, gift, pledge, encumbrance or any other disposition, whether voluntary, by operation of law or otherwise, and “transferee” and “transferor” have corresponding meanings. Further, any such proposed Transfer must be accomplished by written instrument satisfactory in form and content to the Non-Affiliated Managers or Non-Affiliated Members (as the case may be), accompanied by such assurances of genuineness and effectiveness of signatures and the obtaining of any governmental approvals or legal opinions as the Non-Affiliated Managers or Non-Affiliated Members (as the case may be) may reasonably require and payment of any reasonable costs of transfer as the Non-Affiliated Managers or Non-Affiliated Members (as the case may be) may require and all transfer taxes as may be imposed.

In the event of a “change of control” (as defined hereinbelow) of the Class A Holder, the Class C Holder shall be deemed to have made an offer to sell all of his Membership Units and Economic Interests to the Company immediately prior to the effectuation of the change of control in accordance with the terms of Section 12.2 hereinbelow; provided, however, that for purposes of this provision, the per Membership Unit purchase price for the Offered Interest shall be the Fair Market Value (as defined in Article XVI hereinbelow) of the Offered Interest and the terms of payment shall be the payment terms set forth in Section 12.2(d) below.  For purposes of this provision, the term “change of control” shall mean a transaction or series of transactions (related or unrelated) which result in the Class A Holder no longer owning, immediately after such transaction or series of transactions, in excess of fifty percent (50%) (determined by vote and value) of the issued and outstanding equity securities or beneficial interests of the Company.

Section 12.2         RIGHT OF FIRST REFUSAL.  In addition to the general restrictions contained in Section 12.1 above, no Member or Economic Interest Owner may voluntarily Transfer any right, title or interest in its Membership Units or Economic Interest, or any part thereof, to any Person, unless the Member or Economic Interest Owner desiring to make the transfer, hereinafter referred to as the “Transferor”, shall (a) have received a bona fide written offer to purchase such interest in the Company by an unrelated third party (the “Proposed Transferee”) and (b) have made an offer to tender to the Company for redemption all of the Transferor’s interest in the Company which the Transferor desires to sell, give or otherwise transfer to the Proposed Transferee (the “Offered Interest”) in the manner hereinafter described in this Section 12.2, and the offer shall not have been accepted.

(a)           Offer by Transferor.  The offer by a Transferor shall be given in writing to the Company and shall be accompanied by a copy of the written offer, proposal or contract, between the Transferor and the Proposed Transferee (hereinafter referred to as the “Written Offer”), and shall set forth the nature of the transaction (whether sale, gift, or other transfer), the name and address of the Proposed Transferee and the terms of the transaction, including an identification of the interest involved, the number of Membership Units involved, the purchase price, and the payment terms (hereinafter referred to as the “Proposed Transaction”).  The offer by the Transferor shall consist of an offer to tender to the Company for redemption all of the Offered Interest at the price and upon the terms set forth in this Section 12.2 below.

(b)           Exercise of Option.  Within fifteen (15) days after the receipt of the offer, the Company shall have the option, but not the duty, to redeem all or any portion of the Offered Interest; provided, however, that the Company’s decision to accept or reject the offer shall be made by a vote of a majority of the Non-Affiliated Managers or, if there are no Non-Affiliated Managers, then by a Majority Vote of the Non-Affiliated Members.  The election to redeem shall be exercised by the giving of notice thereof to the Transferor.

The notice of exercise of option shall specify a date for the closing of the redemption of the Offered Interest (hereinafter referred to as the “Closing” or the “Closing Date”), which shall not be less than thirty (30) days nor more than sixty (60) days after the expiration of the time within which the Company may exercise its option.

(c)           Redemption/Purchase Price.  If the Company elects to redeem all of the Offered Interest, the price for each Membership Unit of the Offered Interest shall be the price per Membership Unit set forth in the Written Offer.

(d)   Payment of Redemption/Purchase Price.  Upon any redemption under this Section 12.2, the redemption price shall be paid in accordance with the terms provided in the Written Offer.

(e)           Closing.  The Closing of a purchase under this Section 12.2 shall take place at the principal office of the Company on a date specified in writing in the written acceptance by the Company to the Transferor, unless the Transferor and the Company otherwise mutually agree on another place or date.  At the Closing, the Transferor shall deliver, in exchange for the total purchase price, whether in cash or partially in cash and partially by promissory notes, as the case may be, the certificate, if any, representing the Offered Interest being transferred, duly endorsed, and such other documents as shall be necessary and reasonably required to conclude the transfer.

(f)            Release from Restriction.  If the Transferor’s offer to tender or sell is not accepted by the Company as to the entire interest of the Transferor, the Transferor may make a transfer to the prospective bona fide transferee of the entire Offered Interest, the transfer to be made only in strict accordance with the terms of the Written Offer.  If the Transferor shall fail to make the transfer within thirty (30) days following the expiration of the time hereinabove provided for the exercise of the election to purchase by the Company, the Membership Units of the Transferor shall again be subject to all the restrictions of this Agreement.

(g)           Continuance of Restrictions Upon Subsequent Owners.  In the event the Transferor makes a bona fide transfer of the Offered Interest under the provisions of this Section 12.2, then the Offered Interest transferred to the Proposed Transferee shall be subject to all the provisions of this Agreement.  No Membership Units or Economic Interest shall be transferred on the books of the Company and no certificate evidencing such Membership Units or Economic Interest shall be issued to the Proposed Transferee unless and until the Proposed Transferee has executed a counterpart to this Agreement, the original of which shall be retained as part of the Company’s records.  Failure of the Proposed Transferee to execute a counterpart of this Agreement, however, shall not affect the applicability of this Agreement to the Offered Interest, it being the intention of each Member and the Company that any and all subsequent owners of Membership Units and Economic Interests voluntarily transferred shall only receive and own the Membership Unit or Economic Interest subject to the same restrictions upon transfer and encumbrance as set forth in this Agreement, to which the Transferor was subject, including, without limitation, all of the provisions of this Article XII.

Section 12.3         INVOLUNTARY TRANSFER.  In the event any Membership Units or Economic Interest are the subject of an involuntary Transfer, whether due to bankruptcy, assignment for benefit of creditors, judicial order, legal process, divorce, execution, attachment, enforcement of a pledge or other encumbrance, or otherwise (hereinafter referred to as the “Affected Interest”), the Member or Economic Interest Owner owning the Affected Interest shall be deemed to have made, immediately prior to such involuntary transfer, an offer first to tender to the Company for redemption all of the Affected Interest in the manner hereinafter described in this Section 12.3.  There shall be no obligation or requirement that the Company redeem any of the Affected Interest under this Section 12.3, any redemption of the Affected Interest being solely upon election to do so.  The Company may redeem all or any portion of the Affected Interest.

(a)           Exercise of Option.  If the Company elects to redeem all or any portion of the Affected Interest in accordance with this Section 12.3, the Company shall serve notice in writing of its election upon the Member owning the Affected Interest and the creditor(s) of the Member, spouse (in the event of a divorce) or other person or entity who is to be the recipient of the Affected Interest (hereinafter referred to collectively as the “Transferor”) within ninety (90) days after the Board of Managers shall have received actual notice of the involuntary transfer.  The Company’s decision to accept or reject the offer shall be made by a majority vote of the Non-Affiliated Managers or, if there are no Non-Affiliated Managers, then by a Majority Vote of the Non-Affiliated Members.

The notice of exercise of option shall specify a date for the closing of the redemption of the Affected Interest (hereinafter referred to as the “Closing” or the “Closing Date”), which shall not be less than thirty (30) days nor more than ninety (90) days after the expiration of the time within which the Company may exercise its option.

(b)           Redemption/Purchase Price.  If the Company elects to redeem all or any portion of the Affected Interest, the price for each Membership Unit of the Affected Interest shall be the lesser of: (i) the Fair Market Value (as defined in Article XVI hereinbelow) of the Affected Interest, or (ii) the total amount, including acquisition costs, if any, which had been due to the creditor of the Member who was to be the recipient of the Affected Interest.

(c)           Payment of Redemption/Purchase Price.  Upon any redemption under this Section 12.3, the redemption price shall be paid in the same manner provided in Section 12.2(d) above.

(d)           Closing.  The closing of a purchase under this Section 12.3 shall take place at the principal office of the Company on a date specified in writing in the written acceptance by the Company to the Transferor, unless the Transferor and the Company otherwise mutually agree on another place or date.  At the Closing, the Transferor shall deliver, in exchange for the total purchase price, whether in cash or partially in cash and partially by promissory notes, as the case may be, the certificate, if any, representing the Affected Interest being transferred, duly endorsed, and such other documents as shall be necessary and reasonably required to conclude the transfer.

(e)           Continuance of Restrictions Upon Transferor.  In the event the “deemed offer” of the Transferor is not accepted by the Company as to all of the Affected Interest, then the portion of the Affected Interest not redeemed under this Section 12.3 may be transferred to the transferee/creditor subject to all of the provisions of this Agreement.  The transferee/creditor shall execute a counterpart of this Agreement, the original of which shall be retained as part of the Company’s records.  The failure of the transferee/creditor to execute a counterpart to this Agreement shall not affect the applicability of this Agreement to the Affected Interest, it being the intention of each Member and the Company that any and all subsequent owners of Membership Units or Economic Interests acquired pursuant to an involuntary transfer shall only receive and own the Membership Units or Economic Interests subject to the restrictions upon transfer and encumbrance as set forth in this Agreement to which the Original Member was subject.

Section 12.4         TERMINATION OF EMPLOYMENT.  In the event that Larry Buffington’s (“Buffington”) employment with the Company is terminated for any reason (including but not limited to death, voluntary severance or permanent disability) (the “Terminating Event”), then the Company may redeem, within six (6) months after the Terminating Event, all of the Class C Units in the Company owned by Buffington on the following terms:

(a)           For twenty-percent (20%) of the Fair Market Value (as defined in Article XVI hereinbelow) of the Class C Units owned by Buffington if the Terminating Event occurs within one year of the effective date of this Agreement;

(b)           For forty-percent (40%) of the Fair Market Value (as defined in Article XVI hereinbelow) of the Class C Units owned by Buffington if the Terminating Event occurs within the second year after the effective date of this Agreement;

(c)           For sixty-percent (60%) of the Fair Market Value (as defined in Article XVI hereinbelow) of the Class C Units owned by Buffington if the Terminating Event occurs within the third year after the effective date of this Agreement;

(d)           For eighty-percent (80%) of the Fair Market Value (as defined in Article XVI hereinbelow) of the Class C Units owned by Buffington if the Terminating Event occurs within the fourth year after the effective date of this Agreement.

(e)           For the Fair Market Value (as defined in Article XVI hereinbelow) of the Class C Units owned by Buffington if the Terminating Event occurs within or after the fifth year after the effective date of this Agreement.

The redemption price shall be paid within ninety (90) days after the Company notifies Buffington or his successor of the election to redeem his Class C Units.  The redemption price shall be paid in cash to the extent it will not impair the operations of the Company, and the balance shall be paid by a promissory note payable on the first anniversary of the Termination Event with interest at Prime Rate published in the Wall Street Journal, adjusted quarterly.

Section 12.5         WITHDRAWALS.  No Member may withdraw from the Company, except upon the prior written consent of the Board of Managers.

Section 12.6         RIGHTS OF ASSIGNEE OF MEMBERSHIP UNITS.  Unless the assignee of a Membership Unit is admitted as a Substituted Member as provided in Section 12.7, the assignee will be merely an Economic Interest Owner, and the assignee’s rights shall be limited to sharing in the profits to which the assignor would otherwise have been entitled and to receiving the assignor’s share of any proceeds and an accounting upon dissolution.  The assignee shall have no right to vote on Company matters, exercise any purchase rights granted to Members hereunder, inspect Company books and records or otherwise participate in Company affairs and the interest of the assignee shall be disregarded for purposes of determining whether Members owning the required Membership Units have voted on any matter requiring a vote of the Members or in determining the total of the Membership Units outstanding for voting purposes.  For example, in the event a judgment creditor obtains a charge against a Member’s Membership Unit, pursuant to Section 608.433(4) of the Act, or any successor provision, then unless the judgment creditor is admitted as a Substituted Member, the judgment creditor will be merely an Economic Interest Owner and will not acquire any other rights of a Member.  All remaining rights and interest in the Membership Units which were owned by the Transferring Member immediately prior to the Transfer and that were associated with the assigned Economic Interest (including, without limitation, the rights of the Transferring Member to participate in the management and affairs of the Company) shall immediately lapse until the Managers, in their sole discretion, reinstate such rights to the Economic Interest Owner or to a successor or transferee of such Economic Interest Owner.

Section 12.7         SUBSTITUTED MEMBER.  An assignee of the whole or any portion of a Member’s Membership Interests in the Company, validly assigned under this Article XII, may become a Substituted Member in the place of his assignor(s), to the extent of the Membership Interests validly assigned, if all of the following conditions are satisfied:

(a)           A fully executed and acknowledged written instrument of assignment has been filed with the Company which sets forth the intention of the assignor(s) that the assignee become a Substituted Member in his/their place, to the extent of the Membership Interests assigned.

(b)           The assignee executes, acknowledges and delivers to the Managers a written acceptance and adoption of the provisions of this Agreement, in form and substance acceptable to the Managers in their sole discretion.

(c)           The assignee pays a transfer fee to the Company in an amount sufficient to cover all reasonable expenses connected with the admission of such person as a Substituted Member.

Section 12.8         SECURITIES LAWS.  The Membership Units have not been registered under the Federal or state securities laws of any state and, therefore, may not be resold unless appropriate Federal and state securities laws, as well as the other provisions of this Article XII have been complied with.

Section 12.9         INVALID TRANSFER.  No Transfer of a Membership Unit or Economic Interest that is in violation of this Article XII shall be valid or effective, and the Company shall not recognize any improper transfer for the purposes of making allocations, payments of profits, return of capital contributions or other distributions with respect to such Membership Unit or Economic Interest.  The Company may enforce the provisions of this Article XII either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed transfers not in accordance with this Article XII.

Section 12.10       DISTRIBUTIONS AND ALLOCATIONS IN RESPECT OF A TRANSFERRED INTEREST.  If any Member Transfers any part of a Membership Unit or Economic Interest in the Company during any accounting period in compliance with the provisions of this Article XII, Company income, gain, deductions and losses attributable to such interest for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the applicable accounting period in accordance with Code section 706(d), using the daily proration method.  All Company distributions on or before the effective date of such transfer shall be made to the transferor and all such Company distributions thereafter shall be made to the transferee.  Solely for purposes of making Company tax allocations and distributions, the Company shall recognize a transfer on the day following the day of transfer.  Neither the Company nor any Member shall incur any liability for making Company allocations and distributions in accordance with the provisions of this Section 12.10.

Section 12.11       DRAG-ALONG RIGHTS(a)              .  Notwithstanding anything in this Agreement to the contrary, in the event that either the Class A Holders or the Class B Holders elect to sell all of their Membership Units in a single transaction to a bona fide third party purchaser, either the Class A Holders or the Class B Holders, as the case may be, may require all of the other Members (the “Affected Members”) to sell all of their Membership Units for the same price and on the same terms as those to be received by either the Class A Holders or the Class B Holders, as the case may be.  In such case, the provisions of Sections 12.1 and 12.2 hereof shall not apply to such Transfer and the Affected Members shall be deemed to have made an offer to sell all of their Membership Units on such terms and conditions as those under which either the Class A Holder or the Class B Holder, as the case may be, will sell its Membership Units; provided, however, that the Affected Members shall have no liability regarding any representations made by either the Class A Holder or the Class B Holder, as the case may be, except representations relating to the Affected Members’ ownership of the Membership Units, their ability to deliver marketable title to such Membership Units and similar representations.

(b)           Notwithstanding anything in this Agreement to the contrary, in the event that either the Class A Holders or the Class B Holders elect to sell all of their Membership Units in a single transaction to a bona fide third party purchase, either the Class A Holders or the Class B Holders, as the case may be, shall require the bona fide third party purchaser to offer to the Affected Members to purchase all their Membership Units for the same price and on the same terms as those to be received by either the Class A or the Class B Holders, as the case may be.  If the third party purchaser will not make such offer to the Affected Members, then the Class A Holders or the Class B Holders, as the case may be, shall not be allowed to sell their Membership Units to such third party purchaser.

Section 12.12       APPLICABILITY OF PROVISIONS TO CLASS A HOLDERS(a)          The provisions of Sections 12.1 and 12.2 shall not apply to the Membership Units owned by any Class A Holder, and any Class A Holder may transfer any or all of its Membership Units without the consent of the Board of Managers or the Members, subject to the provisions of Section 12.12(b) below.

(b)           At any time a Class A Holder reasonably anticipates that it has a good faith desire to sell some or all of its Membership Units, such Class A Holder shall notify the Class B Holders of that desire and determine whether the Class B Holders have an interest in purchasing all the Membership Units owned by such Holders (the “Offered Units”).  If the Class B Holders, or any of them, have such an interest, they shall make an offer to purchase the Offered Units, and the parties will negotiate in good faith to enter into a definitive purchase agreement with respect thereto.  If the parties have not entered into a definitive purchase agreement within ninety (90) days after the original notice from the Class A Holder, the Class A Holder may offer and sell the Offered Units to a third party purchaser (the “Third Party Purchaser”).  If the Class A Holder shall fail to locate a Third Party Purchaser to purchase the Offered Units within one hundred eighty (180) days following the expiration of the time hereinabove provided for, the Offered Units shall again be subject to all the restrictions of this Agreement.

(c)           Continuance of Restrictions Upon Subsequent Owners.  In the event a Class A Holder sells the Offered Units to a Third Party Purchaser under the provisions of this Section 12.12, then the Offered Units transferred to the Third Party Purchaser shall be subject to all the provisions of this Agreement.  No Membership Units or Economic Interest shall be transferred on the books of the Company and no certificate evidencing such Membership Units or Economic Interest shall be issued to the Third Party Purchaser unless and until the Third Party Purchaser has executed a counterpart to this Agreement, the original of which shall be retained as part of the Company’s records.  Failure of the Third Party Purchaser to execute a counterpart of this Agreement, however, shall not affect the applicability of this Agreement to the Offered Units, it being the intention of each Member and the Company that any and all subsequent owners of Membership Units and Economic Interests voluntarily transferred shall only receive and own the Membership Units or Economic Interests subject to the same restrictions upon transfer and encumbrance as set forth in this Agreement, to which the Class A Holder was subject, including the applicable provisions of this Article XII.

(d)           With the exception of the application of Sections 12.1 and 12.2 to any Class A Holder, any transfer by any Class A Holder of any or all of its Membership Units shall be subject to the remaining Sections of this Article XII.

ARTICLE XIII
CONVERSION TO CORPORATE SOLUTION

Subject to Section 9.6, the Board of Managers shall have the power and authority to effect the conversion of the Company’s business form from a limited liability company to a corporation (for any reason whatsoever, including without limitation, a public offering of the Company’s Capital Securities) or the merger of the Company with or into a new or previously-established but dormant corporation having no assets or liabilities, debts or other obligations of any kind whatsoever other than those associated with its formation and initial capitalization (such a conversion or merger is referred to as a “Conversion” and such corporation is referred to as “Newco”).

Upon the consummation of a Conversion, the Units held by each holder thereof shall thereupon be converted into a number of shares of Newco’s Capital Securities containing the economic and other terms and rights relative to each other holder of Units as the Board of Managers shall determine to be as nearly as practicable in all material respects the same as such holder’s Units as provided herein.  The Board of Managers’ determination of the class (and the terms thereof and rights associated therewith) and number of shares of Newco Capital Securities that each Member receives upon a Conversion shall be final and binding on the holders of Units absent manifest arithmetic error.

In connection with a Conversion, each Member hereby covenants and agrees to take any and all such action and execute and deliver any and all such instruments and other documents as the Board of Managers may reasonably request in order to effect or evidence such Conversion.  Without limiting the generality of the foregoing, no Member shall have or be entitled to exercise any dissenter’s rights, appraisal rights or other similar rights in connection with such Conversion.

ARTICLE XIV
BOOKS AND RECORDS

Section 14.1         BOOKS AND RECORDS.  The Board of Managers shall keep or cause to be kept complete books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business.  These and all other records of the Company, including information relating to the Company’s activities, information with respect to the sale by a Member or any Affiliate of goods or services to the Company, and a list of the names and business addresses of all Members shall be kept at the offices of the Company, or at such other location as may be determined by the Board of Managers, and shall be available for examination there by any Member, or his duly authorized representative, at reasonable times upon reasonable notice.  Any Member, or his duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to a copy of the list of names and addresses of the Members.  The books and records shall be maintained in accordance with sound accounting practices.

The Company will also cause Liquidmetal Coatings Solutions, LLC, a Delaware limited liability company (“LMCS”), its wholly owned subsidiary, to keep complete books and records in the same manner as required above.

Section 14.2         CUSTODY OF MEMBER FUNDS; BANK ACCOUNTS.

(a)           The Board of Managers shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the immediate possession or control of the Board of Managers.  The funds of the Company shall not be commingled with the funds of any other person and the Board of Managers shall not employ, or permit any other person to employ, such funds in any manner except for the benefit of the Company.

(b)           All funds of the Company not otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the Board of Managers shall determine, and withdrawals shall be made only in the regular course of Company business on such signature or signatures as the Board of Managers may, from time to time, determine.

Section 14.3         ACCOUNTANTS.  The accountants for the Company shall be such certified public accountants as shall be selected by the Board of Managers.

Section 14.4         SECTION 754 ELECTION.  In the event of a distribution of Company Property (other than money) to a Member or upon a transfer of all or any part of the Membership Units of a Member, the Board of Managers may in their sole and absolute discretion, upon the written request of the Member receiving the distribution or the transferee of the Membership Units, as the case may be (the “Electing Member”), elect pursuant to Section 754 of the Code, to adjust the basis of the Company’s property in the manner provided in Sections 734 and 743 thereof, respectively.  Each Member agrees to furnish the Company with all information necessary to give effect to such election.  The election will be filed with the Company information tax return for the first taxable year to which the election applies.  If the Board of Managers decide to make the Section 754 election, the Electing Member will be responsible for all additional accounting costs incurred by the Company as a result of the Electing Member’s request to make the election under Code Section 754.

Section 14.5         FISCAL YEAR.  The fiscal year of the Company shall be the calendar year.

Section 14.6         TAX MATTERS PARTNER.  LMT shall be the “Tax Matters Partner” of the Company for purposes of Section 6231(a)(7) of the Code.  The Tax Matters Partner shall have the power and authority, subject to the review and control of the Board of Managers, to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. The Tax Matters Partner may be removed, and a new Tax Matters Partner appointed, by the Board of Managers in accordance with the Code and the Treasury Regulations.

Section 14.7         ANNUAL FINANCIAL STATEMENTS AND TAX RETURN INFORMATION.  The Company shall provide to C3 Capital Partners, L.P. (“C3”), and C3 Capital Partners II, L.P. (“C3 II”), as soon as available, and, in any event, within one hundred and twenty (120) days after the end of each fiscal year of the Company, beginning with the fiscal year ending December 31, 2007, a copy of the annual consolidated financial statements of the Company and

LMCS for such fiscal year containing balance sheets, statements of income, retained earnings and cash flows at the end of such fiscal year, in each, except for the fiscal year ending December 31, 2007, setting forth in comparative form the figures for the preceding fiscal year (if any), all in reasonable detail and audited and certified by independent certified public accountants of recognized standing reasonably acceptable to C3 and C3 II, to the effect that such report has been prepared in accordance with GAAP.  Within ninety (90) days after the end of each Tax year, Company shall provide sufficient information with respect to the Company for such Tax year necessary for C3 and C3 II to prepare their federal, state and local income Tax Returns.  The Company shall provide copies of the federal, state and local income Tax Returns of the Company for each Tax year promptly after the filing thereof.

Section 14.8         MONTHLY FINANCIAL STATEMENTS.  The Company shall provide to C3 and C3 II, as soon as available and, in any event, within thirty (30) days after the end of each month, a copy of an unaudited consolidated financial report of the Company and LMCS as of the end of such month and for the portion of the fiscal year then ended, including balance sheets, statements of income, retained earnings and cash flows, setting forth in each case comparisons to the Company’s and LMCS’s Annual Budget and to the corresponding period in the preceding fiscal year and a brief narrative explaining the results of the Company’s and LMCS’s operations for such period; all such statements shall have been prepared in accordance with GAAP (absent footnotes and customary year-end adjustments) and fairly present the financial condition and results of operations of the Company and LMCS at the date and for the periods indicated therein.

Section 14.9         INSPECTION RIGHTS.  At any reasonable time and from time to time, the Company shall permit representatives of C3 and C3 II to examine, copy and make extracts from its books and records, to visit and inspect the Company’s and LMCS’s properties, and to discuss Company’s and LMCS’s business, operations, and financial condition with Company’s or LMCS’s officers, employees and independent certified public accountants, provided that C3 and C3 II agree to keep such information confidential and to use such information solely in connection with its investment in the Membership Units.

ARTICLE XV
EMPLOYMENT AGREEMENTS

The Company shall neither (i) modify, amend or terminate the confidentiality, nonsolicitation and noncompetition agreements between the Company and Larry Buffington (the “Employment Agreements”) without the prior written consent of C3 and C3 II, which consent shall not be unreasonably withheld or delayed nor (ii) provide any employee, who is a party to the Employment Agreements, with any compensation, benefit or reimbursement for any expenses related to the performance of such employee’s duties as contemplated by such employee’s Employment Agreements, except as provided by the Employment Agreements.

ARTICLE XVI
DEFINITIONS

Section 16.1         DEFINITIONS.  Unless the context otherwise requires, the terms defined in this Article XVI shall, for the purposes of this Agreement, have the meanings herein specified.

“Act” means the Delaware Limited Liability Company Act, as amended.

“Affiliate” or “Affiliated Party” means, with respect to any Member, a partner of a Member; any member of the immediate family of any Member; any shareholder, officer or director of a Member or any member of their respective immediate families; any person, firm or entity which, directly or indirectly, controls, is controlled by, or is under common control with a Member, any partner of any Member or any shareholder, officer or director of a partner of any Member or their respective families; or any person, firm or entity which is associated with a Member, any partner of a Member, any officer, director or shareholder of a Member or any member of their respective immediate families in a joint venture, partnership or other form of business association.  In this definition, the term “control” shall mean the ownership of ten percent (10%) or more of the beneficial interest in the firm or entity referred to, and the term “immediate family” shall mean the spouse, ancestors, lineal descendants, brothers and sisters of the person in question, including those adopted.  To the extent the term “Affiliate” or “Affiliated Party” is used in the context of an affiliation with a Person (the “Subject”) other than a Member then such term shall have the same meaning above; however, the term “Member” within such definition shall be replaced with the Subject.

“Agreement” means this Limited Liability Company Operating Agreement, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 3.4.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Section 3.2.

“Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Capital Transaction” means any of the following events:  (A) any sale or other disposition of all or any part of any capital assets of the Company, (B) any loans secured by all or any part of the capital assets of the Company, (C) the refinancing of any Company indebtedness, (D) the condemnation of all or any part of the capital assets of the Company, or (E) any insurance recovery relating to any capital assets owned by the Company.

“Class A Holder” means a Member holding Class A Units.

“Class B Holder” means a Member holding Class B Units.

“Class C Holder” means a Member holding Class C Units.

“Class A Percentage Interest” means, with respect to a Class A Holder at any time and from time to time, a percentage equal to a fraction, the numerator of which is the number of Class A Units owned by such Class A Holder and the denominator of which is the aggregate number of Common Units owned by all Members.

“Class B Percentage Interest” means, with respect to a Class B Holder at any time and from time to time, a percentage equal to a fraction, the numerator of which is the number of Class B Units owned by such Class B Holder and the denominator of which is the aggregate number of Common Units owned by all Members.

“Class C Percentage Interest” means, with respect to a Class C Holder at any time and from time to time, a percentage equal to a fraction, the numerator of which is the number of Class C Units owned by such Class C Holder and the denominator of which is the aggregate number of Common Units owned by all Members;

“Class A Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class A Units in this Agreement.

“Class B Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class B Units in this Agreement.

“Class C Unit” means a Unit representing a fractional part of the Member Interests of the Members and having the rights and obligations specified with respect to the Class C Units in this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company” means the Delaware limited liability company that is the subject of this Agreement.

“Company Property” means all real and personal property acquired by the Company and any improvements thereto, including, without limitation, any tangible or intangible property of the Company.

“Conversion” has the meaning specified in Article XIII of this Agreement.

“Deficit Capital Account Balance” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a)   A credit to such Capital Account of any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5); and

(b)   A debit to such Capital Account of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

“Economic Interest” shall mean a Member’s or Economic Interest Owner’s pro rata share of the Company’s profits and distributions of the Company’s assets pursuant to this Operating Agreement and the Act, but shall not include any right to participate in the management of affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

“Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

“Fair Market Value” of a Membership Interest shall mean the amount the Selling Member or Transferor would receive with respect to its Membership Interest upon the dissolution and termination of the Company assuming (A) such dissolution or termination occurred on the date of the Notice, and (B) the assets of the Company were sold for their fair market value without compulsion for the Company to sell such assets.  The fair market value of the Company’s assets shall be agreed upon by the Selling Member or Transferor, as the case may be, and the Company.  If they are unable to agree upon a value within ten (10) days, then they shall agree upon an appraiser who shall determine the value.  However, if they are unable to agree upon an appraiser within five (5) working days after either party serves written demand on the other, then each shall select one appraiser and the two appraisers so selected shall select a third appraiser whose determination shall be conclusive and binding for this purpose.  In the event that the Company or the Selling Member or Transferor, as the case may be, fails to designate an appraiser pursuant to the preceding sentence within five (5) working days after either party serves written demand on the other, then the appraisal shall be performed by the one appraiser who was timely designated.  The cost of the appraisal shall be divided equally between the Company and the Selling Member or Transferor, as the case may be.

 “Fiscal Year” means the fiscal year of the Company which shall be the calendar year unless otherwise required by the Code.

“Lien” means (a) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse; excluding in each instance the lien of this Agreement.

“Manager” has the meaning specified in Article IX of this Agreement.

“Member” means the persons listed on Exhibit “A” hereto, and includes any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company, and “Members” means two (2) or more of such Persons when acting in their capacities as members of the Company.

“Membership Rights” means all legal and beneficial ownership interests in, and rights and duties as a Member of, the Company, including, without limitation, the right to share in Profits and Losses, the right to receive distributions of cash and other property from the Company, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from the Company.

“Membership Units” shall mean the units into which the ownership interests of the Members in the Company are divided, including such Member’s Economic Interest and the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement or under the Act, together with the obligation of such Member to comply with all of the provisions of this Agreement and of the Act.

“Newco” has the meaning specified in Article XIII of this Agreement.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b) and 1.704-2(c) of the Regulations.  The amount of Nonrecourse Deductions for a Company fiscal year equals the net increase in Partnership Minimum Gain during that fiscal year determined pursuant to Section 1.704-2(d) of the Regulations reduced (but not below zero) by the aggregate distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Sections 1.704-2(h) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.752-1(a)(2) of the Regulations.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i) of the Regulations.

“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(i)(2) of the Regulations.  The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Company fiscal year equals the net increase during the year in Partner Minimum Gain attributable to such Partner Nonrecourse Debt reduced (but not below zero) by proceeds of the liability distributed during that fiscal year to the Member bearing the economic risk of loss for the liability that are both attributable to the liability and allocable to an increase in Partner Minimum Gain attributable, determined according to the provisions of Section 1.704-2(h) of the Regulations.

“Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” means, with respect to a holder of Common Units at any time and from time to time, the Class A Percentage Interest, Class B Percentage and/or Class C Percentage held by such holder

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Requisite Majority” means the approval or vote of the holders owning at least a majority of the Company’s issued and outstanding Membership Units at any given time.

“Supermajority” means the approval or vote of the holders owning at least eighty-five percent (85%) of the Company’s issued and outstanding Membership Units at any given time.

 “Tax Matters Partner” has the meaning specified in Section 14.6.

“Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

“Treasury Regulations” means such regulations implemented by the Internal Revenue Service pursuant to the Code.

ARTICLE XVII
AGREEMENT PREPARED BY ATTORNEY FOR COMPANY

The parties acknowledge that the counsel for the Company, Foley & Lardner, prepared this Agreement on behalf of and in the course of its representation of the Company, and that:

(a)           Each Member and Manager has been advised that a conflict of interest may exist among the Members, the Board of Managers and the Company; and

(b)           Each Member and Manager has been urged and has had the opportunity to seek the advice of independent legal counsel.

ARTICLE XVIII
AMENDMENTS

Except as otherwise expressly provided herein, the written approval of the Members holding a Supermajority, as that term is defined herein, of the Membership Units in the Company shall be required to alter, modify or amend this Agreement; provided, however, that no alteration, modification or amendment of Articles III, IV, V, VI or VII hereof or this Article XVIII which would materially and adversely affect the economic interest of one or more Members, or their successors or assigns, may be made without the unanimous written consent of all such Members so adversely affected.  Notwithstanding the above, this Agreement may be amended from time to time by the Board of Managers, without the consent of any of the Members, (i) to add to the representations, duties or obligations of the members of the Board of Managers, (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provisions with respect to matters or questions arising under this Agreement and (iii) to delete or add any provision of this Agreement required to be so deleted or added by the staff of the Securities and Exchange Commission or by any state securities commission or similar official, which addition or deletion is deemed by such commission or official to be for the benefit or protection of the Members.

ARTICLE XIX
MANAGER AND MEMBER RELATIONS TO THE COMPANY

No Manager or Member shall be restricted in any way from engaging in any other business venture or activity and no Manager or Member shall be accountable to the Company or to any other Manager or Member because of any activity or venture which does not directly involve the Company.  Neither the Company nor the Members shall have any right under this Agreement in and to the other activities of any Manager or Member or to their income or profits from such business venture or activity.

ARTICLE XX
CHOICE OF LAW;
SUBMISSION TO JURISDICTION; AND WAIVER OF JURY TRIAL

Section 20.1         LAW.  This Agreement shall be governed by and construed under the laws of the State of Delaware.  The parties agree that any action brought by any party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in Delaware.

Section 20.2         WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE RELATED AGREEMENTS, DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE XXI
MISCELLANEOUS

Section 21.1         DELAY OR OMISSIONS.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 21.2         WAIVER.  No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

Section 21.3         WAIVER OF PARTITION.  The Members hereby agree that no Member, nor any successor in interest to any Member, shall have the right, while this Agreement remains in effect, to have any Company property partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property partitioned, and all Members, on behalf of themselves and their heirs, successors and assigns, hereby waive any such right.

Section 21.4         SUCCESSORS AND ASSIGNS.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Capital Securities of the Company from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Capital Securities of the Company specifying the full name and address of the transferee and such transferee’s satisfaction of all requirements to be a Permitted Transferee hereunder, the Company may deem and treat the person listed as the holder of such Capital Securities of the Company in its records as the absolute owner and holder of such Capital Securities of the Company for all purposes.

Section 21.5         NOTICES.  All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the Company at the address below and to each Member at the address as set forth on Exhibit “A” hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto:

If to the Company, addressed to:

LIQUIDMETAL COATINGS, LLC
30452 Esperanza
Rancho Santa Margarita, California 92688
Attention:  Larry Buffington, Chief Executive Officer
Fax No.:  813.314.0270

with a copy to:

Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, FL 33602-5804
Tel: (813) 225-4122
Facsimile:  (813) 221-4210|
Attention: Curt P. Creely, Esq.

Section 21.6         ENTIRE AGREEMENT.  This Agreement and the Exhibits hereto, along with the other documents delivered pursuant thereto, including but not limited to that certain Securities Purchase Agreement of even date herewith, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

Section 21.7         PRONOUNS.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

Section 21.8         TITLES AND SUBTITLES.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 21.9         SEVERABILITY.  In the event one or more of the provisions of this Agreement should, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 21.10       BINDING EFFECT.  Except as provided to the contrary, the terms and provisions of this Agreement shall be binding upon and shall inure solely to the benefit of all the Members, their personal representatives, heirs, successors and assigns.

Section 21.11       CREDITORS.  The provisions of this Agreement are not for the benefit of and may not be specifically enforced by any creditors of the Company.

Section 21.12       EXECUTION OF ADDITIONAL INSTRUMENTS.  Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any applicable laws, rules, or regulations.

Section 21.13       RIGHTS AND REMEDIES CUMULATIVE.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

Section 21.14       COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Operating Agreement as of the date first set forth hereinabove.

COMPANY:

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

MEMBERS:

CLASS A HOLDER:

LIQUIDMETAL TECHNOLOGIES, INC.

By: _______________________________

Title:______________________________

CLASS B HOLDERS:

C3 CAPITAL PARTNERS, L.P.

By: Its General Partner

C3 Capital Partners, LLC, a Delaware
limited liability company

By:________________________________
Print

Name:__________________________

Title:

C3 CAPITAL PARTNERS II, L.P.

By: Its General Partner

C3 Capital Partners II, LLC, a
Delaware	limited liability
company

By:
Print
Name:
Title:

CLASS C HOLDERS:

LARRY BUFFINGTON
____________________________________
Larry Buffington

Global Strategy & Capital Group, Inc. d.b.a CRESO Capital Partners

By:

Print Name:

Title:

Exhibit “A”

Members	Initial Capital Contribution	Number and Class of Units	Percentage Interest
Liquidmetal Technologies, Inc., a Delaware corporation	$3,577,210	6,986 Class A Units*	69.25%

30452 Esperanza Rancho Santa Margarita, California 92688 Attention: Legal Department Fax No.: 813.314.0270

C3 Capital Partners, LP, a Delaware limited partnership	$564,218	1,102 Class B Units**	11.02%

C3 Capital, LLC 4520 Main Street Suite 1600 Kansas City, Missouri 64111 Attn: Robert L. Smith Facsimile: 816-756-5552

C3 Capital Partners II, LP, a Delaware limited partnership	$408,572	798 Class B Units**	7.98%

C3 Capital, LLC 4520 Main Street Suite 1600 Kansas City, Missouri 64111 Attn: Robert L. Smith Facsimile: 816-756-5552

Larry Buffington	$0.00	1,000 Class C Units***	10.00%

2205 Riva Row, Unite 2410 The Woodlands, TX 77380 Fax No. (832) 585-0341

Members	Initial Capital Contribution	Number and Class of Units	Percentage Interest

Global Strategy & Capital Group, Inc. d.b.a CRESO Capital Partners, a corporation	$0.00	114 Class C Units****	1.75%

660 Newport Center Drive, Suite 800 Newport Beach, CA 92660 Fax No. (949) 209-5441 Attn: Thomas Papa

TOTALS	$4,550,000	10,000 Units	100%

*Issued pursuant to that certain Asset Purchase and Contribution Agreement of even date herewith between the Company and Liquidmetal Technologies, Inc.

**Issued pursuant to that certain Securities Purchase Agreement of even date herewith between the Company, C3 Capital Partners, L.P., and C3 Capital Partners II, L.P.

***Issued pursuant to that certain Employment Agreement of even date herewith between the Company and Larry Buffington.

****Issued as consideration for placement agent services provided by Cresco Capital Partners.

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Exhibit B-2

OPERATING AGREEMENT

OF

LIQUIDMETAL COATINGS SOLUTIONS, LLC,

A Delaware Limited Liability Company

Adopted as of July 24, 2007

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ARTICLE XI BOOKS, RECORDS AND ACCOUNTING		6
11.1	BOOKS AND RECORDS	6
11.2	CUSTODY OF FUNDS	6
11.3	FISCAL YEAR	6
11.4	ANNUAL REPORT	6

ARTICLE XII DEFINITIONS		7
12.1	“Act” and “Delaware Limited Liability Company Act”	7
12.2	“Agreement”	7
12.3	“Capital Contributions”	7
12.4	“Code”	7
12.5	“Company”	7
12.6	“MANAGER”	7
12.7	“Member”	7
12.8	“Membership Interest”	7
12.9	“Membership Rights”	7
12.10	“Person”	7

ARTICLE XIII AMENDMENT		7

ARTICLE XIV GENERAL PROVISIONS		8
14.1	CAPTIONS	8
14.2	VARIATIONS OF PRONOUNS	8
14.3	CONSTRUCTION	8
14.4	BINDING EFFECT	8
14.5	SEVERABILITY	8
14.6	COUNTERPART SIGNATURES	8

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OPERATING AGREEMENT

OF

LIQUIDMETAL COATINGS SOLUTIONS, LLC

THIS OPERATING AGREEMENT (the “Agreement”) is hereby entered into as of July 24, 2007, by and between LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company (hereinafter sometimes referred to as the “Member” and sometimes referred to as the “Manager”), and LIQUIDMETAL COATINGS SOLUTIONS, LLC, a Delaware limited liability company (hereinafter referred to as the “Company”).

RECITAL

The Member has formed the Company pursuant to the provisions of the Delaware Limited Liability Company Act, Chapter 18 of the Delaware Code, for the purposes set forth herein, and, accordingly, desires to enter into this Agreement in order to set forth the terms and conditions of the business and affairs of the Company and to determine the rights and obligations of its Member.

NOW, THEREFORE, the parties, intending to be legally bound by this Agreement, hereby agree as follows:

ARTICLE I
ORGANIZATION

1.1          FORMATION.  The undersigned Member has formed the Company as a single-member limited liability company pursuant to the Act and the terms and conditions of this Agreement.

1.2          CERTIFICATE OF FORMATION.  The Member has caused a Certificate of Formation to be prepared, executed and filed with the Delaware Secretary of State for the formation of the Company effective July 9, 2007.  Any and all amendments to the Certificate required by law to be filed and recorded hereafter for any reason shall be filed by the Company in such office or offices as are required under the laws of the State of Delaware or elsewhere.  The Company shall do all other acts and things that may now or hereafter be required for the perfection and continuation of the Company as a limited liability company under the laws of the State of Delaware or necessary in order to protect the limited liability of the Member under the laws of the State of Delaware or elsewhere.

1.3          NAME.  The name of the Company is LIQUIDMETAL COATINGS SOLUTIONS, LLC.  All Company business must be conducted in such name or other names that comply with applicable law as the Manager may, in the Manager’s sole discretion, select from time to time.  If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a fictitious name registration as required by law.

1.4          TERM.  The term of the Company commenced on the filing of the Certificate of Formation with the Delaware Secretary of State and shall continue until terminated in accordance with the provisions of this Agreement or by operation of law.

1.5          PRINCIPAL OFFICE.  The principal office of the Company shall be maintained at 30452 Esperanza, Rancho Santa Margarita, California  92688, or at such other place which the Manager, in the Manager’s sole discretion, determines.

1.6          REGISTERED AGENT/REGISTERED OFFICE.  The name of the registered agent of the Company is CorpDirect Agents, Inc.  The street address of the registered office of the Company is 615 South DuPont Highway, Kent County, Dover, Delaware 19901.

1.7          MEMBER.  The name of the sole Member is LIQUIDMETAL COATINGS, LLC.  The present mailing address of the sole Member of the Company is 30452 Esperanza, Rancho Santa Margarita, California  92688. The Member shall own 100% of the Membership Rights in the Company, including 100% of the Membership Interests.

ARTICLE II
PURPOSE AND BUSINESS OF THE COMPANY

2.1          PURPOSE.  The Company is organized for the purpose of transacting all lawful activities and businesses that may be conducted by a limited liability company under the laws of Delaware.

2.2          AUTHORITY OF THE COMPANY.  This Company shall have the powers and authority to do all things necessary to carry out its business and affairs as authorized by the Act.

ARTICLE III
CONTRIBUTIONS TO CAPITAL
AND CAPITAL ACCOUNTS

3.1          INITIAL CONTRIBUTIONS.  Upon the execution of this Agreement, the Member shall contribute to the Company the cash and property (other than cash) set forth on Schedule “A” attached hereto.

3.2          ADDITIONAL CAPITAL CONTRIBUTIONS.  The Member may make additional contributions of capital to the Company as the Member determines are necessary, appropriate or desirable; provided, however, that the Member shall have no obligation to contribute any additional capital to the Company, and except as set forth in the Act, the Member shall have no personal liability for any obligations of the Company.

3.3          CAPITAL ACCOUNTS.  A capital account shall be maintained by the Company for the Member.

3.4          LOANS.

(a)           Loan Terms.  The Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the

2

Member agree.  Such funds shall represent a debt, payable on demand, unless otherwise specifically provided, from the Company to the Member.

(b)           Repayment of Loans.  Distributions of cash to the Member in repayment of loans made by the Member shall be made pursuant to the terms of such loans, but all distributions shall be subject to maintaining the Company in a sound financial condition, including the establishment of reserves reasonably required in the judgment of the Manager for the proper operation of the business of the Company.

ARTICLE IV
TAX CHARACTERIZATION

The Member acknowledges that at all times that two or more persons or entities hold equity positions in the Company for federal income tax purposes (i) it is the intention of the Company to be treated as a “partnership” for federal and all relevant state tax purposes, and (ii) the Company will be treated as a “partnership” for federal and all relevant state tax purposes and shall make all available elections to be so treated.  Until such time, however, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes.  Accordingly, until such time, and notwithstanding anything contained herein to the contrary, pursuant to Treasury Regulation Section 301.7701-3(b) of the Code, the Company shall be disregarded as an entity separate from the Member for federal and state income tax purposes, unless and until the Member causes the Company to file an election pursuant to Treasury Regulation Section 301.7701-3(c) of the Code.  All provisions of the Company’s Certificate of Formation and this Agreement are to be so construed so as to preserve that tax status under these circumstances.

ARTICLE V
COSTS AND EXPENSES

The Company shall pay all expenses of the Company (which expenses shall be billed directly to the Company) which may include but are not limited to: (i) legal, audit, accounting and other fees; (ii) expenses and taxes incurred in connection with the issuance, distribution and transfer of documents evidencing ownership of an interest in the Company or in connection with the business of the Company; (iii) expenses of organizing, revising, amending, converting, modifying or terminating the Company; (iv) expenses in connection with distributions made by the Company to, and communications and bookkeeping work necessary in maintaining relations with, the Member; and (v) costs of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Company. .

ARTICLE VI
DISTRIBUTIONS

6.1          DISTRIBUTABLE AMOUNTS.  The Company may make distributions to the Member of any amount in excess of its reasonable operating requirements as determined by the Manager.  Notwithstanding the foregoing, no distribution shall be made unless after the distribution the Company retains assets sufficient to pay all its debts as they become due and such distribution, if made, would not cause the Company to otherwise become insolvent.

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6.2          LIQUIDATING DISTRIBUTIONS.  In the event of liquidation of the Company, the assets of the Company shall be distributed to the Member in accordance with Section 7.2 hereinafter.

ARTICLE VII
DURATION, LIQUIDATION, AND TERMINATION

7.1          DURATION OF COMPANY.  The Company shall continue in existence until the Manager, in the Member’s sole discretion, determines to dissolve the Company.  In the event there should at any time be no Members of the Company, the Company shall not be dissolved and the successor-in-interest (or the personal or other legal representative of the last remaining Member) shall have the option to either dissolve the Company or agree in writing to continue the Company and to the admission of the successor-in-interest (or personal or other legal representative of the last remaining Member) or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member.

7.2          LIQUIDATION.  In the event of dissolution of the Company, the Manager shall wind up the affairs of the Company and shall distribute the money and other property of the Company in the following order of priority:

(a)           To creditors, including a Member who is a creditor, to the extent permitted by law in satisfaction of the Company’s debts and liabilities whether by payment or establishment of reserves, other than liabilities for distributions to the Member under Sections 18-601 and 18-604 of the Act; then

(b)           The remainder, if any, to the Member or to the Member’s successors, heirs or assigns.

7.3          ARTICLES OF DISSOLUTION.  In the event the Company is dissolved, Articles of Dissolution shall be promptly filed with the Delaware Secretary of State.

ARTICLE VIII
MANAGEMENT

The management and control of the Company shall be vested solely in the Manager.  The Manager shall have full and exclusive authority in the management and control of the Company, and shall have all the rights and powers to make all decisions with respect thereto and to do or cause to be done any and all acts or things deemed by the Manager to be necessary, appropriate or desirable to carry out or further the business and affairs of the Company.

The Manager may appoint such officers as the Manager may desire from time to time and delegate to such officers certain duties and obligations with regard to the day-to-day operations of the Company.  The Manager shall appoint such officers in writing signed by the Manager, and any officer so appointed may be removed by the Manager, with or without cause, at any time immediately upon notice to such officer.  Any officer may resign upon giving written notice to the Manager.  Any officers of the Company shall have the duties, authorities and powers

4

customarily granted to such officer positions.  The Manager hereby appoints Larry Buffington to serve as the initial President and Chief Executive Officer of the Company.

ARTICLE IX
LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1          LIMITATION OF LIABILITY.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor the Manager shall be obligated personally for any such debt, obligation or liability of the Company, solely by reason of being a Member and/or Manager.  The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member or Manager for any debts, liabilities or obligations of the Company.  Except as otherwise expressly required by law, the Member, in the Member’s capacity as such, shall have no liability in excess of (a) the amount of such Member’s Capital Contributions, (b) such Member’s share of any assets and undistributed profits of the Company, and (c) the amount of any distributions required to be returned pursuant to Section 18-607(b) or Section 18-804(c) of the Act.

9.2          INDEMNIFICATION.  The Company (including any receiver or trustee of the Company), shall, to the fullest extent provided or allowed by law, indemnify, save harmless and pay all judgments and claims against the Member and/or Manager and each of the Member’s and/or Managers agents, affiliates, heirs, legal representatives, successors and assigns (each hereinafter individually referred to as an “Indemnified Party”)  from, against and in respect of any and all liability, loss, claim, damage, obligation, penalty, action, judgment, suit, proceeding, cost, disbursement and expense of any kind or nature whatsoever incurred or sustained by the Indemnified Party in connection with the business of the Company or by reason of any act performed or omitted to be performed in connection with the activities of the Company or in dealing with third parties on behalf of the Company, including costs and attorneys’ fees before and at trial and at all appellate levels, whether or not suit is instituted (which attorneys’ fees may be paid as incurred), and any amounts expended in the settlement of any claims of liability, loss or damage, provided that the act or omission of the Indemnified Party does not constitute fraud or willful misconduct by such Indemnified Party.  The Company shall not pay for any insurance covering liability of the Member and/or Manager or the Member’s and/or Manager’s agents, affiliates, heirs, legal representatives, successors and assigns for actions or omissions for which indemnification is not permitted hereunder; provided, however, that nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and worker’s compensation, as would be customary for any Person owning, managing and/or operating comparable property and engaged in a similar business or from naming the Member and/or Manager and any of the Member’s and/or Manager’s agents, affiliates, heirs, legal representatives, successors or assigns, or any Indemnified Party as additional insured parties thereunder.

9.3          NON-EXCLUSIVE RIGHT.  The provisions of this Article IX shall be in addition to and not in limitation of any other rights of indemnification or reimbursement or limitations of liability to which Indemnified Party may be entitled under the Act, common law,

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or otherwise.  Notwithstanding any repeal of this Article IX or other amendment hereof, its provisions shall be binding upon the Company (subject only to the exceptions above set forth) as to any claim, loss, expense, liability, action or damage due to or arising out of matters which occur during or relate to the period prior to any such repeal or amendment of this Article IX.

ARTICLE X
TRANSFER OF INTEREST AND ADDITIONAL MEMBERS

10.1        TRANSFERS.  The Member may sell, hypothecate, pledge, assign, or otherwise transfer all, or any portion, of its Membership Rights to one or more Persons.

10.2        RIGHTS OF ASSIGNEE.  In the event of any transfer of all or any part of the Member’s Membership Rights to a successor, the successor shall thereupon become a Member and the Company shall continue in existence.  In the event a judgment creditor obtains a charge against the Member’s Membership Interest pursuant to Section 18-703 of the Act, the judgment creditor shall have only the rights of an assignee and shall not become a Member and shall not have any other Membership Rights.

10.3        ADDITIONAL MEMBERS.  The Manager may, in the Manager’s sole discretion, determine to admit additional Members.

ARTICLE XI
BOOKS, RECORDS AND ACCOUNTING

11.1        BOOKS AND RECORDS.  The books and records of the Company, if any, shall be maintained on a cash or accrual basis as determined by the Manager, in the Manager’s sole discretion, in accordance with a generally accepted method of accounting, consistently applied.  These and all other records of the Company required to be kept pursuant to the Act shall be kept at the registered office of the Company.

11.2        CUSTODY OF FUNDS.  The Manager shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the immediate possession or control of the Manager.  The funds of the Company shall not be commingled with the funds of any other Person and the Manager shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company. All funds of the Company not otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the Manager shall determine, and withdrawals shall be made only in the regular course of Company business.

11.3        FISCAL YEAR.  The fiscal year of the Company shall be the calendar year.

11.4        ANNUAL REPORT.  The Company shall file an annual report with the Delaware Secretary of State each year in the form provided by the Secretary of State.

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ARTICLE XII
DEFINITIONS

12.1        “ACT” AND “DELAWARE LIMITED LIABILITY COMPANY ACT” shall mean the Delaware Limited Liability Company Act, Chapter 18 of the Delaware Code, as amended from time to time and any successor statute.

12.2        “AGREEMENT” shall mean this Operating Agreement, as amended, modified, or supplemented from time to time.

12.3        “CAPITAL CONTRIBUTIONS”  shall mean the amount of cash and the agreed value of the property, the services, or the promissory note or other obligation to contribute cash or property or to perform services contributed by the Member for such Member’s interest in the Company, equal to the sum of the Member’s initial capital contributions plus the Member’s additional capital contributions, if any, made pursuant to Sections 3.1 and 3.2, respectively.

12.4        “CODE” shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended, or any corresponding provision of any succeeding law.

12.5        “COMPANY” shall mean the limited liability company organized in accordance with the Act and this Agreement.

12.6        “MANAGER” shall mean LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company and any Person who is subsequently admitted as a member of the Company.

12.7        “MEMBER” shall mean LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company and any successor Manager of the Company.

12.8        “MEMBERSHIP INTEREST” shall mean a Person’s share of the profits and losses of, and the right to receive distributions from, the Company.

12.9        “MEMBERSHIP RIGHTS” shall mean all of the rights of a Member in the Company, including a Member’s: (i) Membership Interest; (ii) right to inspect the Company’s books and records; (iii) right to participate in the management of the Company and vote on matters coming before the Company; and (iv) unless this Agreement or the Certificate of Formation provide to the contrary, right to act as an agent of the Company.

12.10      “PERSON” shall mean and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

ARTICLE XIII
AMENDMENT

This Agreement may not be altered or modified except by the written consent of the Member and the Company.

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ARTICLE XIV
GENERAL PROVISIONS

14.1        CAPTIONS.  Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof.

14.2        VARIATIONS OF PRONOUNS.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person may in the context require.

14.3        CONSTRUCTION.  This Agreement shall be interpreted in accordance with the laws of the State of Delaware.

14.4        BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the undersigned, its legal representatives, heirs, successors and assigns.

14.5        SEVERABILITY.  Every provision of this Agreement is intended to be severable.  If any term or provision is illegal or invalid for any reason, such illegality or invalidity will not affect the validity of the remainder of this Agreement.

14.6        COUNTERPART SIGNATURES.  This Agreement may be executed in one or more counterparts (and by facsimile signatures) and, notwithstanding that all of the parties did not execute the same counterpart, each of such counterparts shall, for all purposes, be deemed to be an original, and all of such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first set forth above.

MEMBER AND MANAGER:	COMPANY:

LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company	LIQUIDMETAL COATINGS SOLUTIONS, LLC, a Delaware limited liability company

By Its Manager:

LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

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SCHEDULE “A”

INITIAL CAPITAL CONTRIBUTION OF MEMBER

Description of Item Contributed	Agreed Value of Contribution
Cash	$10.00

Exhibit C-1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “LIQUIDMETAL COATINGS, LLC”, FILED IN THIS OFFICE ON THE NINTH DAY OF JULY, A.D. 2007, AT 11:49 O’ CLOCK A.M.

[SEAL]	/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4385035 8100	AUTHENTICATION: 5826271

070791788	DATE: 07–09–07

1

CERTIFICATE OF FORMATION

OF

LIQUIDMETAL COATINGS, LL C

The undersigned hereby executes this Certificate of Formation of Liquidmetal Coatings, LLC (the “Company”) for the purpose of forming a limited liability company pursuant to Delaware Limited Liability Company Act, 6 Del. C. § 18.101 et seq.

The name of the Company is Liquidmetal Coatings, LLC.

The address of the registered office of the Company is 615 South DuPont Highway, Kent County, Dover, Delaware 19901.

The Company’s registered agent at such registered office address is CorpDirect Agents, Inc.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation on the 9th day of July, 2007.

/s/ Curt P. Creely
Curt P. Creely, Esq.
Authorized Person

Address:
c/o Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, Florida 33602

Exhibit C-2

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF ‘‘LIQUIDMETAL COATINGS SOLUTIONS, LLC”, FILED IN THIS OFFICE ON THE NINTH DAY OF JULY, A.D. 2007, AT 11:52 O’ CLOCK A.M.

[SEAL]	/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4385038 8100	AUTHENTICATION: 5826272

070791815	DATE: 07–09–07

1

CERTIFICATE OF FORMATION

OF

LIQUIDMETAL COATINGS SOLUTIONS, LLC

The undersigned hereby executes this Certificate of Formation of Liquidmetal Coatings Solutions, LLC (the “Company”) for the purpose of forming a limited liability company pursuant to Delaware Limited Liability Company Act, 6 Del. C. §§ 18.101 et seq.

The name of the Company is Liquidmetal Coatings Solutions, LLC.

The address of the registered office of the Company is 615 South DuPont Highway, Kent County, Dover, Delaware 19901.

The Company’s registered agent at such registered office address is CorpDirect Agents, Inc.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation on the 9th day of July, 2007.

/s/ Curt P.Creely
Curt P. Creely, Esq.
Authorized Person

Address:
c/o Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, Florida 33602

Exhibit D

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of July 24, 2007 (the “Effective Date”), by and between LIQUIDMETAL COATINGS, LLC, a Delaware limited liability company (the “Company”), and LARRY BUFFINGTON, an individual residing in the State of Texas (the “Employee”).

RECITALS

WHEREAS, the Employee desires to be employed by the Company upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Company desires to assure itself of the Employee’s continued employment in the capacities set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto covenant and agree as follows:

1.             Employment.  The Company hereby employs Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

2.             Term. Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions for termination set forth in Section 5 hereof, the employment of the Employee under this Agreement shall commence on the Effective Date and shall continue through the close of business on fifth (5th) anniversary of the Effective Date (the “Initial Term”).  Upon the expiration of the Initial Term, the Employee’s employment with the Company will continue on an “at-will” basis and may be terminated by Employee or the Company for any reason and at any time, provided that the terminating party shall provide at least ninety (90) days prior written notice of the termination to the other party (unless the termination is for Cause as defined in this Agreement, in which case the Employee’s employment may be terminated immediately).  Notwithstanding the expiration or termination of Employee’s employment, the provisions of this Agreement other than those of Sections 2, 4, and 5 shall remain in full force and effect.  All other provisions of this Agreement, including but without limitation, Sections 1, 6, and 7, shall survive the expiration of the Initial Term.  Notwithstanding the expiration of the this Agreement or the termination of employment by any means by any party, Sections 2, 6, and 7 of this Agreement shall survive and remain fully enforceable.

3.             Duties.  Employee will initially serve as President and Chief Executive Officer of the Company and report to the Board of Managers of the Company.  Employee will be based at the Company’s principal executive offices located in or around Houston, Texas.  Employee will devote the necessary business time, attention, skill, and energy to the business of the Company, will use the Employee’s best efforts to promote the success of the Company’s business, and will cooperate fully with the Board of Managers in the advancement of the best interests of the Company.  Furthermore, the Employee shall assume and competently perform such reasonable responsibilities and duties as may be assigned to the Employee from time to time by the Board of Managers of the Company or their designee.  To the extent that the Company shall have any parent company, subsidiaries, affiliated corporations, partnerships, or joint ventures other than

Liquidmetal Technologies, Inc. (collectively “Related Entities”), the Employee shall perform such duties to promote these entities and to promote and protect their respective interests to the same extent as the interests of the Company without additional compensation. In addition, Employee may, upon the agreement of Liquidmetal Technologies, Inc., continue to serve as President and Chief Executive Officer of Liquidmetal Technologies, Inc.

4.             Compensation.

(a)           Annual Base Salary.  As compensation for Employee’s services and in consideration for the Employee’s covenants contained in this Agreement, the Company shall pay the Employee an annual base salary of $250,000.00.  The annual base salary may be adjusted upward (but not downward) in the sole discretion of the Board of Managers of the Company.  For purposes of this Agreement, the term “Salary Year” means the one year, 365-day period (or 366 day period for a leap year) that begins on the Effective Date and each successive one year period thereafter.

(b)           Bonuses.  In addition to the Employee’s annual base compensation, during each fiscal year during the term of the Employee’s employment hereunder, the Employee shall be entitled to an annual performance bonus upon terms and conditions more particularly established by the Board of Managers of the Company.  The annual performance bonus will be in an amount up to 50% of Employee’s base salary (the “Maximum Bonus Amount”), payable as follows:  (i) 25% of the Maximum Bonus Amount will be paid if the Company meets its EBITDA target (as established by the Board of Managers) for the applicable fiscal year, (ii) an additional 25% of the Maximum Bonus Amount will be paid if the Company meets its debt repayment target (as established by the Board of Managers) for the applicable fiscal year, and (iii) the remaining Maximum Bonus Amount (or any portion thereof) will be paid only at the discretion of the Board of Managers based on any factor or consideration that the Board of Managers, in its sole discretion, deems relevant.

(c)           Reimbursement of Expenses.  The Employee shall be reimbursed for all reasonable and customary travel and other business expenses incurred by Employee in the performance of Employee’s duties hereunder, provided that such reimbursement shall be subject to, and in accordance with, any expense reimbursement policies and/or expense documentation requirements of the Company that may be in effect from time to time.

(d)           Other Benefits.  During the term of the Employee’s employment hereunder, the Employee shall be eligible to participate in a health insurance plan selected by the Company.  The Company shall pay 100 % of the premium of such health insurance plan.  Also, Employee will, during his employment hereunder, be entitled to an automobile allowance in the amount of $800.00 per month.

(e)           Vacation.  The Employee shall be entitled to four (4) weeks paid vacation during each Salary Year during the term of the Employee’s employment hereunder.  Vacation shall be taken at such times and with such notice so as to not disrupt or interfere with the business of the Company.  Unused vacation from a particular Salary Year will carry over to succeeding Salary Years, but only up to a maximum of four (4) weeks may be carried into any succeeding Salary Year.

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5.             Termination.

(a)           Death.  The Employee’s employment under this Agreement shall terminate immediately upon Employee’s death.  In the event of a termination pursuant to this Section 5(a), the Employee’s estate shall be entitled to receive any unpaid base salary, bonuses or benefits owing to Employee up through and including the date of the Employee’s death.

(b)           Disability.  If, during the term of the Employee’s employment hereunder, the Employee becomes physically or mentally disabled in the determination of a physician appointed or selected by the Company, or, if due to any physical or mental condition, the Employee becomes unable for a period of more than sixty (60) days during any six-month period to perform Employee’s duties hereunder on substantially a full-time basis as determined by a physician selected by the Company, the Company may, at its option, terminate the Employee’s employment upon not less than thirty (30) days written notice. In the event of a termination pursuant to this Section 5(b), the Employee shall be entitled to receive any unpaid base salary, bonuses or benefits owing to Employee up through and including the effective date of termination.

(c)           Termination By Company With Cause.  The Company may terminate the Employee’s employment at any time with Cause.  As used in this Agreement, “Cause” shall include the following: (1) the Employee’s failure or inability to perform Employee’s duties under this Agreement; (2) dishonesty or other serious misconduct, (3) the commission of an unlawful act material to Employee’s employment, (4) a material violation of the Company’s policies or practices which reasonably justifies immediate termination; (5) committing, pleading guilty, nolo contendre or no contest (or their equivalent) to, entering into a pretrial intervention or diversion program regarding, or conviction of, a felony or any crime or act involving moral turpitude, fraud, dishonesty, or misrepresentation; (6) the commission by the Employee of any act which could reasonably affect or impact to a material degree the interests of the Company or Related Entities or in some manner injure the reputation, business, or business relationships of the Company or Related Entities; (7) the Employee’s inability to perform an essential function of Employee’s position; or (8) any material breach by Employee of this Agreement.  The Company may terminate this Agreement for Cause at any time without notice.  In the event of a termination for Cause, the Company shall be relieved of all its obligations to the Employee provided for by this Agreement as of the effective date of termination, and all payments to the Employee hereunder shall immediately cease and terminate as of such date, except that Employee shall be entitled to receive any unpaid base salary, bonuses or benefits owing to Employee up to and including the effective date of termination, provided, however, that the Employee’s obligations under Sections 6 and 7 shall survive such a termination for Cause and any liabilities or obligations which have accrued and are owed by the Employee to the Company shall not be extinguished or released thereby.

(d)           Termination By Company Without Cause.  In addition to the other termination provisions of this Agreement, the Company may terminate the Employee’s employment at any time and for any reason and without cause (a “Termination Without Cause”).  In the event of a Termination Without Cause, the Employee shall continue to receive the Employee’s base salary (as then in effect) through the later of one year after the date of the

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Termination Without Cause or the end of the Initial Term (the “Severance Period”).  In addition to the severance pay described in the preceding sentence, the Employee shall continue to receive, during the Severance Period, all employee health and welfare benefits that Employee would have received during the Severance Period in the absence of such termination, but only to the extent that the Company is permitted to continue providing such benefits after termination in accordance with the applicable employee benefit plans.  Employee agrees and acknowledges, however, that Employee will forfeit the right to receive base salary and benefits during the Severance Period immediately upon the Employee’s breach of any covenant set forth in Section 6 of this Agreement.  The Employee will also forfeit the right to salary and benefits during the Severance Period upon accepting employment with another employer with comparable salary and benefits hereunder shall be forfeited and shall cease upon the Employee becoming eligible for benefits from the Employee’s new employer.  Notwithstanding the foregoing, the termination of the Employee’s employment pursuant to the second sentence of Section 2 of this Agreement shall not constitute a Termination Without Cause and shall not give rise to any severance payment or other benefits pursuant to this Section 5(d).

6.             Noncompetition,  Nonsolicitation, and Nondisclosure Covenants.

(a)           Rationale for Restrictions.  Employee acknowledges that Employee’s services hereunder are of a special, unique, and extraordinary character, and Employee’s position with the Company places Employee in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship.   The Employee further acknowledges that the rendering of services under this Agreement will require the disclosure to Employee of Confidential Information (as defined below) including Trade Secrets of the Company relating to the Company and/or Related Entities, and the Company hereby agrees to provide such Confidential Information.  As a consequence, the Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to employ the Employee and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(b)           Noncompetition and Nonsolicitation Covenants.  As used herein, the term “Restrictive Period” means the time period commencing on the Effective Date of this Agreement and ending on the second (2nd) anniversary of the date on which the Employee’s employment by the Company (or any Related Entity) expires or is terminated for any reason, including both a termination by the Company for Cause and a Termination Without Cause.  In addition, the term “Covered Business” means any business which is the same as, or similar to, any business conducted by the Company or any of the Related Entities at any time during the Restrictive Period.  The Employee agrees that the Employee will not engage in any of the following acts anywhere in the world during the Restrictive Period:

(i)                                     directly or indirectly engage or invest in; own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of; be employed by, associated with, or in any manner connected with; lend the Employee’s name or any similar name to; lend

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Employee’s credit to; or render services or advice to, any business which competes with, is engaged in, or carries on any aspect of a Covered Business;

(ii)                                  directly or indirectly assist, promote or encourage any existing or potential employees, customers, clients, or vendors of the Company or any Related Entity, as well as any other parties which have a business relationship with the Company or a Related Entity, to terminate, discontinue, or reduce the extent of their relationship with the Company or a Related Entity;

(iii)                               directly or indirectly solicit business of the same or similar type as a Covered Business, from any person or entity known by the Employee to be a customer or client of the Company, whether or not the Employee had contact with such person or entity during the Employee’s employment with the Company;

(iv)                              disparage the Company, any Related Entities, and/or any shareholder, director, officer, employee, or agent of the Company or any Related Entity; and/or

(v)                                 engage in any practice the purpose of which is to evade the provisions of this Section 6 or commit any act which adversely affects the Company, any Related Entity, or their respective businesses.

Employee acknowledges that Employee’s services hereunder are of a special, unique, and extraordinary character, and Employee’s position with the Company places Employee in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship.   The Employee further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Employee of Confidential Information (as defined below) and Trade Secrets (as defined below) of the Company relating to the Company and/or Related Entities.  As a consequence, the Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to employ the Employee and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.  Accordingly, the Employee agrees that the geographic scope of the above covenants is a reasonable means of protecting the Company’s (and the Related Entities’) legitimate business interests.  Notwithstanding the foregoing covenants, nothing set forth in this Agreement shall prohibit the Employee from owning the securities of (i) corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation or (ii) any corporation, partnership, firm or other form of business organization which does not compete with, is not engaged in, and does not carry on any aspect of, either directly or indirectly through a subsidiary or otherwise, any Covered Business.

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(c)           Disclosure of Confidential Information.  The Employee acknowledges that the inventions, innovations, software, Trade Secrets, business plans, financial strategies, finances, and all other confidential or proprietary information with respect to the business and operations of the Company and Related Entities are valuable, special, and unique assets of the Company.  Accordingly, the Employee agrees not to, at any time whatsoever either during or after the Employee’s term of employment with the Company, disclose, directly or indirectly, to any person or entity, or use or authorize any person or entity to use, any confidential or proprietary information with respect to the Company or Related Entities without the prior written consent of the Company, including, without limitation, information as to the financial condition, results of operations, identities of clients or prospective clients, products under development, acquisition strategies or acquisitions under consideration, pricing or cost information, marketing strategies, passwords or codes or any other information relating to the Company or any of the Related Entities which could be reasonably regarded as confidential (collectively referred to as “Confidential Information”).  However, the term “Confidential Information” does not include any information which is or shall become generally available to the public other than as a result of disclosure by the Employee or by any person or entity which the Employee knows (or which the Employee reasonably should know) has a duty of confidentiality to the Company or a Related Entity with respect to such information.  In addition to the foregoing, Company will be fully entitled to all of the protections and benefits afforded by the any applicable law.  “Trade Secret” shall mean information, including a formula, pattern, compilation, program, device, method technique, or process that derives independent economic value, actual or potential, from being not generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, including but not limited to the patented information and processes as well as the unpatented information and processes comprising, underlying, arising from, and associated with Liquidmetal Coatings sold by the Company.

(d)           Removal and Return of Proprietary Items.  The Employee will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, and under such conditions and restrictions as are specifically authorized and/or required by the Company) or transmit by any means, electronic or otherwise, any document, record, notebook, plan, model, component, device, computer software or code, or Confidential Information or Trade Secret whether embodied in a disk or in any other form, including electronic form (collectively, the “Proprietary Items”).  The Employee recognizes that, as between the Company and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Company.  Upon termination of Employee’s employment with the Company by either party (regardless of the reason for termination), or upon the request of the Company during the term of employment, the Employee will return to the Company all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items, Confidential Information, Trade Secret or any part thereof.

(e)           Enforcement and Remedies.  In the event of any breach of any of the covenants set forth in this Section 6, the Employee recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for

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such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 6.  Additionally, the period of time applicable to any covenant set forth in this Section 6 will be extended by the duration of any violation by Employee of such covenant.  In the event a court of competent jurisdiction determines that any of the covenants set forth in this Section 6 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent, but only to the extent, necessary to render it enforceable.

7.             Employee Inventions.

(a)           Definition. For purposes of this Agreement, “Employee Invention” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employee’s employment with the Company or during the ninety (90) day period following such employment, that relates in any way to, or is useful in any manner in, the businesses then being conducted or proposed to be conducted by the Company or any Related Entity.

(b)           Ownership of Employee Inventions.  Employee agrees and acknowledges that all Employee Inventions will belong exclusively to the Company and that all Employee Inventions are works made for hire and the property of the Company, including any copyrights, patents, semiconductor mask protection, or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Company all of the Company’s right, title, and interest, including all rights of copyright, patent, semiconductor mask protection, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that the Employee will promptly:

(i)                                     disclose to the Company in writing any Employee Invention;

(ii)                                  assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of the Employee’s right to the Employee Invention for the United States and all foreign jurisdictions;

(iii)                               execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv)                              sign all other papers necessary to carry out the above obligations; and

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(v)                                 give testimony and render any other assistance in support of the Company’s rights to any Employee Invention.

8.             Essential and Independent Covenants.  The Employee’s covenants in Sections 6 and 7 of this Agreement are independent covenants, and the existence of any claim by the Employee against the Company under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Section 6 or 7.  The covenants of Sections 6 and 7 shall survive the termination, extinguishment, or lapse of this Agreement under any circumstances, even if this Agreement is terminated by either party, whether for Cause or Not for Cause.

9.             Representations and Warranties by The Employee. The Employee represents and warrants to the Company that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee, or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound, including, without limitation, any noncompetition agreement or similar agreement.  Employee further represents and warrants that he fully and completely understands this Agreement and that he has engaged in negotiations with the Company and has either consulted with an attorney of his choice or has had ample opportunity to do so and is fully satisfied with the opportunity he has had.

10.           Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by facsimile transmission (as long as receipt is acknowledged), or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the address or facsimile number for each party set forth on the signature page hereto, or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

11.           Miscellaneous.  No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by both of the parties hereto.  No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time.  This Agreement is the entire agreement between the parties hereto with respect to the Employee’s employment by the Company, and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Employee which are not set forth in this Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Company, its respective successors and assigns, and the Employee and Employee’s heirs, executors, administrators and legal representatives.  The duties and covenants of the Employee under this Agreement, being personal, may not be delegated or assigned by the Employee without the prior written consent of the Company, and any attempted delegation or assignment without such prior written consent shall be null and void and without legal effect.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or

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inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.  This Agreement may be assigned by the Company without the consent of the Employee, provided, however, that the Employee is given notice of the assignment.

12.           Governing Law; Resolution of Disputes.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas without regard to principles of choice of law or conflicts of law thereunder.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, County of Harris or Montgomery, or, if it has or can acquire jurisdiction, in the federal courts located in, Harris County or Montgomery County, Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.  The parties hereto agree that having venue and jurisdiction solely in Texas is reasonable in that the headquarters for the Company will be in Harris County or Montgomery County, Texas and that site for litigation is the most central for such matters.  THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE WITH THE COMPANY.  This Agreement shall not be construed against either party but shall be construed without regard to the participation of either party in the drafting of this Agreement or any part thereof.

13.           Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page covenants and agrees to deliver promptly after the date hereof two (2) original copies to the other party hereto.

14.           Modification By The Court.   In the event that any provision or Section of this Agreement violates any law of the state of Texas or is for some other reason unenforceable as written in the state of Texas, the Employee and the Company agree that the unenforceable provision or Section should not cause the entire Agreement to become unenforceable unless it is caused to fail in its essential purpose.  In the event that any provision or Section of this Agreement violates any law of the state of Texas or is for some other reason unenforceable as written in the state of Texas, the Employee agrees that the provision should be reduced in scope or length or otherwise modified by the Court, if possible under the law, to cause the provision or Section of the Agreement to be legal and enforceable but to still provide to the Company the maximum protection available to it under the law.

[signatures follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LIQUIDMETAL COATINGS, LLC

By:

Liquidmetal Coatings, LLC
30452 Esperanza
Rancho Santa Margarita, CA 92688
Attention: Chief Financial Officer
Fax No.: (949) 635-2108
(initial address until Houston office is opened)

EMPLOYEE

By:

Printed Name: Larry Buffington

Address and Facsimile Number:

Larry Buffington
2205 Riva Row, Unit 2410
The Woodlands, TX 77380
Fax: 832-585-0341

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Exhibit E-1

SECURITY AGREEMENT

(Liquidmetal Coatings, LLC)

1.     Grant of Security Interest.  Liquidmetal Coatings, LLC, a Delaware limited liability company (“Debtor”), in order to induce C3 Capital Partners, L.P., a Delaware limited partnership (“C3”) and C3 Capital Partners II, L.P., a Delaware limited partnership (“C3 II,” together with C3 shall hereinafter be referred to as the “Lender”), to extend certain financial accommodations to Debtor and Liquidmetal Coatings Solutions, LLC for the purpose, inter alia, of acquiring certain assets of Liquidmetal Technologies, Inc. and in consideration thereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby transfers, assigns, and grants to Lender a continuing and irrevocable security interest and general lien in and to all of the following property and rights of Debtor:

(a)           All now owned or hereafter acquired Accounts, accounts receivable, other receivables, any right to payment of a monetary obligation, whether or not earned by performance, leases and lease payments, contract rights, any other obligations or indebtedness owed to Debtor from whatever source arising; all other rights of Debtor to receive performance or any payments in money or in kind, whether or not earned by performance, all guaranties, security interests and Supporting Obligations of any of the foregoing and insurance policies and proceeds relating thereto, and all rights of Debtor as an unpaid seller of Goods and services, including, but not limited to, the rights to stoppage in transit, replevin, reclamation, and resale, and rights to payment for money or funds advanced or sold.  The rights and property described in this Section 1(a) are referred to herein collectively as the “Accounts Collateral.”

(b)           All now owned or hereafter acquired Inventory, merchandise, raw materials, goods in process, work in progress, materials used or consumed in a business, finished goods, findings or component materials, and all supplies, incidentals, office supplies, packaging materials, and any and all property or items used or consumed in the operation of the business of Debtor or which contribute to the finished products or to the sale, promotion and shipment thereof, As-Extracted collateral, all property leased by Debtor, held by Debtor for sale or lease or to be furnished under a contract for service and all Documents evidencing any part of any of the foregoing. The rights and property described in this Section 1(b) are referred to herein collectively as the “Inventory Collateral.”

(c)           All now owned or hereafter acquired Equipment, goods other than Inventory Collateral, parts, computers, including data, hardware and software, machinery, fixtures, furniture, furnishings, tools, dies, aircraft, vessels and vehicles of every kind and description, whether or not titled, and all parts and accessories for or relating to any of the foregoing.  The rights and property described in this Section 1(c) are referred to herein collectively as the “Equipment Collateral.”

(d)           All now owned or hereafter acquired General Intangibles, all claims and causes of action, and all other intangible personal property of Debtor of every kind and nature, whether registered or unregistered, Payment Intangibles, corporate or other business records, all books, mailing and customer lists, ledgers, books of account, records, writings, data bases, software, information and data however stored or embedded, inventions, designs, blueprints, plans specifications, permits, leases, contracts, governmental approvals, franchises, applications and renewals of any of the foregoing, privileges, rights, tax refunds and tax claims, any swap, hedging or derivatives agreements, insurance proceeds, pension and insurance surpluses. The rights and property described in this Section 1(d) are referred to herein as the “General Intangibles Collateral.”

(e)           All now owned or hereafter acquired, Chattel Paper, Instruments, Notes, Promissory Notes, Deposit Accounts, Investment Property, Securities described in SPA, letters of credit, Letter-of-Credit Rights, Documents, Payment Intangibles, Financial Assets, all Supporting Obligations for any of the foregoing (“Other Property Collateral”).

(f)            All proceeds including proceeds and products of all of the foregoing and all additions and accessions to, replacements and substitutions of, insurance policies and payments, condemnation proceeds of, and documents covering all of the foregoing, all property received wholly or partly in trade or exchange for all of the foregoing, and all income, rents, revenues, distributions, issues, profits, cash or non-cash proceeds and accessions arising from the sale, lease, license, encumbrance, collection, or any other temporary or permanent disposition of any of the foregoing or any interest therein (the “Proceeds”).

Capitalized terms used and not defined in this Section 1 shall have the meanings given to them in the Uniform Commercial Code as adopted and in force in the State of Missouri, as from time to time amended.

The Accounts Collateral, Inventory Collateral, Equipment Collateral, General Intangibles Collateral, Other Property Collateral and Proceeds are collectively referred to herein as the “Collateral.”

2.     Proceeds.  The security interests granted to Lender in any proceeds or other property arising out of the disposition of the Collateral and anything contained herein or in any financing statement shall not be deemed permission or assent by Lender to any sale of disposition of the Collateral except to the extent expressly provided herein.

3.     Indebtedness Secured.  The security interest granted hereby is to secure payment in full of (a) any and all sums from time to time due from Debtor to Lender, any instruments evidencing the indebtedness of Debtor to Lender and the full and complete performance of all agreements and documents executed or delivered pursuant to any indebtedness due from Debtor to Lender, all as same may be amended, modified or extended from time to time, (b) any other indebtedness of Debtor, whether evidenced by instruments executed by Debtors or not, payable and owing to Lender as provided by the terms of any such instrument, (c) all advances made by Lender to discharge taxes or levies on, or made for repairs to, maintenance of, or insurance on, the Collateral, (d) all money or other credit heretofore and hereafter advanced by Lender to or for the account of Debtor, (e) all other present or future, direct or contingent, liabilities of Debtor to Lender of any nature whatsoever, and (f) all costs and expenses incurred in the collection of the

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foregoing, including representation in any bankruptcy proceedings, including reasonable attorney’s fees (all of the above being referred to, collectively, as the “Obligations”).

It is the true, clear, and express intention of Debtor that the continuing grant of this security interest remain as security for payment and performance of the Obligations, whether now existing, or which may hereinafter be incurred, or whether or not contemplated by the parties at the time of the granting of this security interest.  The notice of the continuing grant of this security interest, therefore, shall not be required to be stated on the face of any document representing any Obligations, nor otherwise identify it as being secured hereby.  Any Obligations shall be deemed to have been made pursuant to Section 400.9-204 of the Uniform Commercial Code of Missouri.  This Security Agreement shall terminate, and the security interest and liens granted hereunder shall terminate, upon Debtor’s repayment in full to Lender of the Obligations.

4.     Debtor’s Name, Place of Business and Location of Collateral.  (a) Debtor’s chief executive office is located in Rancho Santa Margarita, California and all Collateral locations are in Montgomery County, Texas and Houston County, Alabama (b) Debtor’s State of organization is Delaware and Debtor shall not change its respective State of organization until such time as all outstanding Obligations to Lender have been satisfied in full; and (c) Debtor’s exact legal name is as first provided above.

Collateral shall not be attached to any real estate (“Real Property”). Debtor agrees to notify Lender in writing of any intended sale, mortgage or conveyance of any Real Property on which the Collateral is located and to give written notice of the terms and conditions of this Security Agreement to any prospective purchaser, mortgagee or grantee of said Real Property and a copy of such notice to Lender.

When any Collateral is in the possession of a third party, Debtor will join with Lender in notifying the third party of Lender’s security interest and obtaining an acknowledgement from the third party that it is holding the Collateral for the benefit of Lender.  Debtor will obtain control agreements in form satisfactory to Lender as deemed necessary by Lender for purposes of further perfecting or enforcing the security interests of Lender hereunder.  Debtor shall not create any Chattel Paper or certificated Collateral without delivering same to Lender or placing a legend on the Chattel Paper acceptable to Lender indicating that Lender has a security interest in the Chattel Paper.

5.     Collateral Use.  The Collateral shall be kept in good order and repair and Debtor will not permit waste or do anything to impair the value of the Collateral or any part thereof, reasonable wear and tear excepted, or use or permit others to use the Collateral in violation of any insurance policy covering the Collateral or any statute, ordinance or state or federal regulation.  Debtor shall give Lender immediate written notice of any damage, destruction, theft, loss or the occurrence of any event which materially impairs the value of the Collateral.

6.     Adverse Security Interests and Liens.  Debtor is, or, to the extent that the Collateral will be acquired after the date hereof, will be, the owner of the Collateral free from any and all liens, security interests or encumbrances other than the lien proposed to be granted pursuant to the Senior Revolving Credit Facility described in Section 3.10 of the Securities Purchase Agreement between Debtor and Lender entered into simultaneously herewith (the “SPA”);

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Debtor shall not transfer or assign any interest in this Security Agreement or the Collateral; and Debtor, at Debtor’s expense, will defend the Collateral against all claims and demands of all other persons at any time claiming the same or an interest therein.  There is no financing statement now on file in any public office covering the Collateral, or intended so to be, or in which Debtor is named or signed as debtor, and Debtor will not execute and there will not be on file in any public office any financing statement or statements covering the Collateral except (a) the financing statement to be filed in respect of and for the security interest in Lender hereby granted or provided for and (b) any financing statement in favor of  Senior Lender (as defined in the SPA).  With respect to the security interest of the Senior Lender described herein, Lender has agreed to subordinate its interest to those of the Senior Lender and shall enter into an Intercreditor Agreement on customary and reasonable terms acceptable to Lender.

7.     Insurance.  Debtor, at Debtor’s sole cost, shall at all times keep the Collateral insured against physical loss or damage with coverage to be in special coverage form, plus earthquake, if the Collateral is located in California, flood, if the Collateral is located in a 100 year flood zone as determined by FEMA and other hazards in an amount not less than the greater of (a) the full replacement cost or (b) such other amount as may reasonably from time to time be required by Lender, with no co-insurance clauses or deductibles in excess of $25,000.00 or $50,000.00 in the case of a discontinued operations product liability policy in the policies of insurance unless Lender shall consent thereto in writing, in such form, for such periods and written by such companies as may be satisfactory to Lender, payable to and protecting Lender for not less than the total insured amount.  Debtor shall maintain combined form business interruption and extra expense coverage.  In addition, Debtor shall maintain commercial general liability insurance in occurrence form with coverage limits of at least $2,000,000.00 annual aggregate, $1,000,000.00 per occurrence or as otherwise acceptable to Lender.  All such insurance shall be carried by companies authorized to insure in the state in which the Collateral is located and which have an AM Best rating of A or better and are otherwise reasonably acceptable to Lender, and all such policies shall be in form acceptable to Lender.  All property policies of insurance shall provide that Lender be co-loss payees and that the proceeds shall be paid to Lender and Debtor and that Lender shall be protected against loss from any act or neglect of Debtor or third parties, and such other endorsements as Lender may from time to time request.  Debtor will promptly provide Lender with evidence of such insurance.  Such insurance shall require a minimum of thirty (30) days prior written notice to Lender of any cancellation thereof or any changes affecting coverage, and no act or omission by Company shall invalidate the obligation of the insurer to Lender.  Debtor hereby assigns to Lender, its successors and assigns, the proceeds of all such insurance to the extent of the unpaid balance of the Obligations secured hereby; and appoints Lender as its attorney-in-fact to file claims under any such insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.  In the event such insurance is cancelled, Lender or its successors or assigns shall receive the return premium, if any, therefor, and shall apply such return premium to the purchase of similar insurance or to the balance due on the Obligations secured hereby at its election.

8.     Records.  The records concerning the Collateral will be kept at the address of the chief executive office indicated in Section 4 hereof.  Lender may inspect such records or the

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Collateral at any time at any address during reasonable business hours upon request.  Debtor will not remove any part of such records from said location without the prior written consent of Lender.

9.     Financing Statement and Others Acts.  Debtor irrevocably authorizes Lender at any time and from time to time to file financing or continuation statements and/or amendments thereto, without the signature of Debtor, and Debtor shall execute and deliver such other instruments and documents as may be requested by Lender to perfect, confirm and further evidence the security interest and assignments hereby granted and shall pay the fees incurred in filing all such financing statements or other instruments or documents.  If any applicable law requires the registration of the Collateral or the issuance of a certificate of title therefor or both, Debtor agrees to promptly comply with such law(s) and shall cause notice of the security interest of Lender to be shown on any such certificate of title and will join in executing such application for the title forms as Lender shall require.

Upon request of Lender, Debtor will promptly do all other acts and things, and will execute and file all other instruments deemed necessary by Lender under applicable law to establish, maintain and continue Lender’s perfected security interest in the Collateral and to effectuate the intent of this Security Agreement and will pay all reasonable costs and expenses of filing and recording or promptly reimburse Lender therefor if such costs and expenses are incurred by Lender, including the costs of any searches deemed necessary by Lender to establish, determine or maintain the validity and the priority of the security interest of Lender, and pay or otherwise satisfy all other claims and charges which in the opinion of Lender might prejudice, imperil or otherwise affect the Collateral or Lender’s security interest therein.  A photocopy of this Agreement shall be deemed an original for purposes of filing or recording.

10.   Taxes and Assessments.  Debtor will pay promptly when due all taxes, assessments and other charges levied or assessed upon the Collateral or for its use or operation or upon this Security Agreement or upon any or other documents evidencing the Obligations secured hereby.

11.   Collateral Certificates and Schedules.  Debtor shall furnish to Lender from time to time, upon request, written statements, certificates and schedules identifying and describing the Collateral and any additions thereto and substitutions therefor in such detail as Lender may require and certified as to accuracy by the Board of Managers of Debtor.

12.   Collateral Disposition.  Until default hereunder:

(a)           Debtor may have possession of the Collateral and use it in any lawful manner not inconsistent with this Agreement or with any policy of insurance thereon;

(b)           Debtor may sell the Inventory Collateral in the ordinary course of Debtor’s business (excluding, however, transfers or dispositions on satisfaction of debt), and Debtor may use and consume raw materials or supplies, the use and consumption of which is necessary in order to carry on Debtor’s business in the ordinary course; and

(c)           Debtor will, at its own expense, collect, as and when due, all amounts due under the Accounts Collateral, including the taking of such action with respect to such collection as Lender may reasonably request or, in the absence of such request, as Debtor

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may deem advisable, and may grant, in the ordinary course of Debtor’s business, to any party obligated on any of the Accounts Collateral, any rebate, refund or adjustment to which such party may be lawfully entitled, and may accept, in connection therewith, the lawful return of goods, the sale or lease of which shall have given rise to such Accounts Collateral.  Lender may, however, at any time and at Debtor’s expense, notify any parties obligated on any of the Accounts Collateral to make payment directly to Lender of any amounts due or to become due thereunder and enforce collection of any of the Accounts Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise, extend or renew the same for any period.

13.   Undertakings by Lender.  Lender may from time to time, at its sole option, and without notice to Debtor, perform any undertaking of Debtor hereunder which Debtor shall fail to perform and take any other action which Lender deems necessary for the maintenance or preservation of any of the Collateral or the interest of Lender therein (including, without limitation, the discharge of taxes or liens of any kind against the Collateral or the procurement of insurance) and Debtor agrees to forthwith reimburse Lender, on demand, for all expenses of Lender in connection with the foregoing, together with interest thereon at a per annum rate equal to the highest rate of interest applicable to any of the Obligations secured hereby, until reimbursed by Debtor and all amounts not so reimbursed shall be added to and become a part of the Obligations secured hereby.  Lender may, for the foregoing purposes, act in its own name or that of Debtor and may also act for the purpose of adjusting or settling any policy of insurance on the Collateral, or endorsing any draft received in connection therewith.  For all of the foregoing purposes, Debtor hereby grants to any officer of Lender its power of attorney, irrevocable so long as any of the Obligations secured hereby shall be outstanding.

14.   Warranties Correct.  Debtor hereby warrants and represents that all financial statements, certificates and schedules heretofore and hereafter delivered to Lender by or on behalf of Debtor, and any statement and data submitted in writing to Lender in connection with this Security Agreement or any Obligations of Debtor to Lender fairly present the financial condition of Debtor for the periods involved.

15.   Identification of Collateral.  Upon request of Lender, Debtor will stamp on its records concerning the Collateral, a notation, in form satisfactory to Lender, of the security interest of Lender hereunder, and when requested by Lender, Debtor shall further affix to the Collateral such signs or labels as shall be satisfactory to Lender to indicate the security interest of Lender in the Collateral.  Upon request of Lender at any time, Debtor will deliver to Lender lists or copies of all Collateral promptly and will deliver to Lender, promptly upon receipt, all proceeds of Collateral received by Debtor, including proceeds of the Accounts Collateral referred to above, in the exact form in which they are received.  To protect Lender’s rights hereunder, Debtor will assign or endorse proceeds to Lender as Lender may request, and hereby constitute any officer or employee of Lender its true and lawful attorney-in-fact, with full power to endorse the name of Debtor upon any invoice, freight or express bill or bill of lading relating to any such accounts, upon drafts against account debtors and assignments and verifications of accounts and notices to account debtors, upon any and every remittance or instrument of payment, including checks, drafts and money orders, and in whatever form received, and to do and perform all other acts and things reasonably necessary, proper and requisite to carry out the intent of this Security Agreement.  The power herein granted shall be deemed to be coupled with an interest and shall

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not be revoked by Debtor until Lender has been paid all sums due it, including all proper expenses, with interest.  All such items received by Lender for the Collateral shall be deposited to the credit of Debtor in an account designated and controlled by Lender, as security for the payment of the Obligations.  Lender may, from time to time, in its discretion, (a) apply all of the then existing balance representing collected funds in such deposit account, toward payment of all of any part of the Obligations secured hereby, whether or not then due, in such order of application as Lender, in its sole discretion, may determine, or (b) permit Debtor to use all or part of said account in the normal course of Debtor’s business.

16.   Account Debtors.  With respect to the Accounts Collateral, Lender may, following an Event of Default (as defined below) and after giving prior written notice to Debtor, notify account debtors that the accounts have been assigned to Lender and shall be paid to Lender.  Upon request of Lender, following and during the continuance of an Event of Default, Debtor will so notify such account debtors and will indicate on all invoices to such account debtors that the accounts are payable directly to Lender.

17.   Default.  Debtor shall be in default under this Security Agreement upon the occurrence of any one or more of the following events or conditions (each of which is an “Event of Default”):

(a)           Failure to Make Payments.  Debtor fails to pay when due and payable (whether at maturity or otherwise, and such failure continues uncured for 10 Business Days following notice by Lender via electronic mail to Debtor’s President) the full amount of interest then accrued on the Notes due to Lender, or the full amount of any principal payment (together with any applicable premium) on any notes or any other amounts payable under the SPA with Lender or the Investment Documents with Senior Lender (the “Indebtedness”);

(b)           Failure to Observe Covenants.  Debtor:

i.                                          breaches, fails to perform or observe any of the covenants contained in Sections 5.1 through 5.11 inclusive of the SPA and such failure continues uncured for twenty (20) days following notice provided by Lender via electronic mail to Debtor’s President, or as otherwise provided by Section 21(e), unless such period is otherwise extended by Lender; or

ii.                                       breaches, fails to perform or observe any other provision contained in the Investment Documents and (1) if such failure has had or could have a Material Adverse Effect and such failure continues uncured for twenty (20) days following notice provided by Lender via electronic mail to Debtor’s President, or as otherwise provided by Section 21(e) unless such period is otherwise extended by Lender, or (2) if such failure has not had and could not have a Material Adverse Effect and such failure continues uncured for thirty (30) days or such Debtor is not proceeding diligently to cure such failure.  “Material Adverse Effect” means any matter or

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matters which would, alone or in the aggregate, have a materially adverse effect on:  (a) the operating results, prospects, assets, liabilities, operations, condition (financial or otherwise) or business of Debtor taken as a whole; or (b) the ability of such Debtor to perform any of its obligations under the Securities or the Investment Documents;

(c)           Representations.  Any representation, warranty or information contained herein or required to be furnished to any holder of the Securities pursuant to the Investment Documents, or any writing furnished by either Debtor to any holder of the Securities, is false or misleading in any material respect on the date made;

(d)           Insolvency.  Either Debtor makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or an order, judgment, decree or injunction is entered adjudicating Debtor bankrupt or insolvent or requiring the dissolution or split up of Debtor or preventing Debtor from conducting all or any part of its business; or any order for relief with respect to Debtor is entered under the Federal Bankruptcy Code; or Debtor petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of Debtor, or of any substantial part of the assets of Debtor, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any of its Subsidiaries) relating to Debtor under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect; or any such petition or application is filed, or any such proceeding is commenced, against Debtor and either (i) Debtor by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 60 days;

(e)           Payments on Indebtedness.  Debtor shall fail to pay when due any principal of or interest on any Indebtedness or the maturity of any such Indebtedness shall have been accelerated, or any such Indebtedness shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred and shall continue uncured for twenty (20) days following notice provided by C3 via electronic mail to Debtor’s President, or as otherwise provided by Section 21(e), that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Indebtedness or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment;

(f)            Impairment of Security.  This Agreement or any other Investment Documents (excluding the Employment Agreements) shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Debtor, or Debtor shall deny that it has any further liability or obligation under any of the Investment Documents (excluding the Employment Agreements);

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(g)           ERISA Matters.  (i) With respect to any Pension Plan, a Prohibited Transaction occurs which in the reasonable determination of Lender could result in material liability to Debtor, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, Debtor or any ERISA Affiliate shall incur any Withdrawal Liability, (iv) with respect to any Qualified Plan, Debtor or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (ii) through (iv) hereof, in the reasonable determination of C3 there is a reasonable likelihood for termination of any such plan by the PBGC; provided, that the events listed in clauses (i) through (iv) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of Debtor or any ERISA Affiliate, whether or not assessed, could, in the opinion of Lender reasonably be expected to have a Material Adverse Effect;

(h)           Commencement of Proceedings.  Debtor shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of Fifty Thousand Dollars ($50,000) against any of its assets or properties, except and to the extent Debtor has obtained surety bonds;

(i)            Entry of Judgment.  A final judgment or judgments for the payment of money in excess of Fifty Thousand Dollars ($50,000) in the aggregate shall be rendered by a court or courts against Debtor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within forty-five (45) days from the date of entry thereof and Debtor shall not, within said period of forty-five (45) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(j)            Failure to Observe Other Obligations.  Debtor defaults in the payment when due, or in performance or observance of, any material obligation of, or condition agreed to by, Debtor with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect;

(k)           Receivership.  Debtor’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors in connection with any obligations or liabilities of Debtor and such attachment, seizure, warrant, levy or possession could reasonably be expected to have a Material Adverse Effect;

(l)            Curtailment of Business Conduct.  The occurrence of any event that could cause the cessation or substantial curtailment of the conduct of business by Debtor, including Debtor being enjoined, retrained or prevented by any court or administrative agency from conducting any material part of its business.

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(m)          Change in Control.  A Change in Control (as defined in the SPA) shall occur; or

(n)           Regulatory Default.  Any (a) diversion by Debtor of the proceeds from the sale of the Notes and Membership Units from the purposes set forth in Section 2.4 of the SPA or (b) change in Debtor’s business activity within the twelve (12) month period following the date of this Agreement that renders the investment by Lender into Debtor an ineligible investment for Debtor pursuant to Section 107.760 of Title 13 of the Code of Federal Regulations.

The foregoing shall constitute “Events of Default” whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

18.   Remedies.  Upon the occurrence of any default under this Security Agreement, Lender may at its option, without notice or demand, declare all Obligations secured hereby immediately due and payable and Lender, upon the occurrence of any such default, may exercise any and all of the rights and remedies of a secured party under the Uniform Commercial Code of Missouri, then in effect, provided, however, that with regard to Section 17(f), Lender will provide written notice of the default and Debtor shall have fifteen (15) days to cure such default prior to Lender taking further action.  Lender may take immediate possession of the Collateral or any part thereof wherever the same may be found, and for said purposes may, and is hereby appointed Debtor’s agent and authorized by Debtor to, enter Debtor’s premises for the purpose of removing, assembling or taking possession of the Collateral without liability for trespass or any other right of action by reason of taking possession of said Collateral.  Whenever the Collateral is in Lender’s possession, Lender may use and operate same as appropriate for the purpose of protecting Lender’s interest with respect thereto.  In addition, if any Collateral shall require rebuilding, repairing, maintenance, preparation, or is in process or other unfinished state, Lender shall have the right at its option to do such rebuilding, repairing preparation, processing or completion of manufacturing on or off Debtor’s premises, for the purpose of putting the Collateral in such saleable form as Lender shall deem appropriate.  Lender may require Debtor, at Debtor’s expense, to assemble the Collateral and make it available to Lender at a place to be designated by Lender.  Debtor agrees to pay all costs of Lender in the collection of the Obligations and enforcement of rights hereunder, including reasonable attorney’s fees and legal expense, and of any repairs to any realty or other property to which any of the Collateral may be affixed or be a part.  Any notice of any sale, lease, or other disposition, or other intended action by Lender shall be deemed reasonable if it is in writing and deposited in the United States mail at least ten (10) days in advance of the intended disposition or other intended action or, with respect to a private sale, at least ten (10) days in advance of the date after which a private sale or sales shall occur, first class postage prepaid, addressed to Debtor at the address set forth in Section 22(e) hereof or to any other address of Debtor appearing on the records of Lender.  At any sale, Lender may specifically disclaim any warranties including of title or the like.  Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial

10

reasonableness of any sale or disposition of the Collateral.  Debtor waives all rights to require any marshalling of assets.

Lender shall also have the right to apply for and have a receiver appointed by a court of competent jurisdiction to enforce its rights and remedies hereunder in order to manage, protect and preserve the Collateral, continue the operation of the business of Debtor, and to collect all revenues and profits thereof and apply the same to the payment of (a) all expenses and other charges of such receivership, including the compensation of the receiver, and (b) the Obligations secured hereby until a sale or other disposition of such Collateral shall be finally made and consummated.

Lender may notify any and all parties obligated on any of the Collateral that the Collateral has been assigned to Lender and that all payments thereon are to be made directly to Lender.  Lender may settle, compromise or release, on terms acceptable to Lender, in whole or in part, any amounts owing on such Collateral; sue to enforce payments and prosecute any action or proceeding with respect to the Collateral in its own name or the name of Debtor; and extend the time of payment, make allowance and adjustments, and issue credits in its own name or the name of Debtor.

The proceeds of any sale shall be applied in the following order: first, to pay all costs and expenses of every kind for care, safekeeping, collection, sale, delivery or otherwise (including expenses incurred in the protection of Lender’s title to or lien upon or right in any such property, expenses for legal services of any kind in connection therewith or in making any such sale or sales, insurance, commission for sale and guaranty), then to interest on all Obligations of Debtor to Lender; then to the principal thereof, whether or not such Obligations are due or accrued.  Any remaining surplus shall be paid to whomever shall be legally entitled thereto.  Application of proceeds as between particular Obligations to Lender shall be in the absolute and sole discretion of Lender.  If the proceeds of any such sales are insufficient to pay all Obligations of Debtor to Lender, Debtor shall remain liable for the deficiency.

19.   Inspection.  Lender or its nominee shall have the privilege at any time, upon request, of inspecting during reasonable business hours any of the business properties or premises of Debtor and the books and records of Debtor relating not only to the Collateral, or the processing or collecting thereof, but also those relating to its general business affairs and financial condition of Debtor.  Debtor further agrees from time to time to furnish such other reports, data and financial statements, in respect of its business and financial condition, as Lender may reasonably require.

20.   Lender’s Duties.  The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Unless otherwise required by law, Debtor has the risk of loss of the Collateral, and Lender shall have no duty as to any Collateral (other than storing and disposing of the Collateral in a commercially reasonable manner) or as to the taking of any necessary steps to preserve rights against other parties or any other rights pertaining to any Collateral.

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21.   Miscellaneous.  Debtor and Lender further agree as follows:

(a)           Governing Law.  This Security Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to conflict of laws principles.

(b)           Non-Waiver.  Waiver of or acquiescence by Lender in any default by Debtor, or failure of Lender to insist upon strict performance by Debtor of any warranties, agreements or other obligations contained in this Security Agreement shall not constitute a waiver of any subsequent or other default, failure or waiver of strict performance, whether similar or dissimilar.

(c)           Modifications.  No modification of any provision of this Security Agreement, no approvals required from Lender and no consent by Lender to any departure therefrom by Debtor shall be effective unless such modification, approval or consent shall be in writing and signed by a duly authorized officer of Lender, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing.  No notice to or demand on Debtor in any case shall entitle Debtor to any other or further notice or demand in similar or other circumstances.

(d)           Severability.  Wherever possible, each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.

(e)           Notices.  All notices and other communications provided for herein shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, postage prepaid, by prepaid overnight nationally recognized courier, or by facsimile, to the intended party at the address or facsimile number of such party set forth as follows:

To Debtor:

Liquidmetal Coatings, LLC

30452 Esperanza

Rancho Santa Margarita, California 92688

Attn:  Legal Department

Facsimile: (813) 314-0270

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With a copy to:    (which shall not constitute notice)

Foley & Lardner LLP

100 North Tampa Street

Suite 2700

Tampa, Florida 33602

Attn: Curt P. Creely

Facsimile: (813) 221-4210

To Lender:

C3:

C3 Capital Partners, L.P.

4520 Main Street

Suite 1600

Kansas City, Missouri 64111

Attn:       Robert L. Smith

Facsimile: (816) 756-5552

with a copy to:

Bryan Cave LLP

3500 One Kansas City Place

1200 Main Street

Kansas City, Missouri 64105

Attn:  Thomas W. Van Dyke

Facsimile:  (816) 374-3300

or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective (i) if personally delivered, when delivered, (ii) if sent by certified mail, three (3) days after having been deposited in the mail, postage prepaid, (iii) if sent by overnight courier, one business day after having been given to such courier, or (iv) if transmitted by facsimile, when sent.

(f)            Rights and Remedies Cumulative.  The rights and remedies of Lender under this Security Agreement are cumulative and are not in lieu of, but are in addition to any other rights or remedies which Lender shall have under this Security Agreement or any other instrument, or at law or in equity.  No course of dealing between Lender and Debtor or any failure or delay on the part of Lender in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Lender and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

(g)           Security Interest and Pledge Absolute.  All rights, including the security interest of Lender granted hereunder, and all obligations of Debtor hereunder, shall be absolute and unconditional irrespective of:

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(i)                                     any lack of validity or enforceability of the Obligations or any other agreement or instrument relating thereto;

(ii)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Obligations or any agreement or instrument relating thereto; or

(iii)                               any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for any of the Obligations.

(h)           Costs of Enforcement.  In the event that Lender shall retain or engage an attorney or attorneys to collect or enforce or protect its interests with respect to this Security Agreement or any instrument or document delivered pursuant to this Security Agreement, including the representation of Lender in connection with any bankruptcy, reorganization, receivership or any other action affecting creditor’s rights, and regardless of whether a suit or action is commenced, Debtor shall pay all of the costs and expenses of such collection, enforcement or protection, including reasonable attorneys’ fees, and Lender may take judgment for all such amounts.

(i)            Successors and Assigns.  This Security Agreement shall be binding upon and inure to the benefit of Lender and its successors and assigns and Debtor and its heirs, successors and permitted assigns.

(j)            Assignment; Sale of Interest.  Debtor hereby consents to Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Security Agreement, or of any portion hereof or thereof, including, without limitation, Lender’s rights, title, interests, remedies, powers and duties hereunder subject to the approval of Debtor, and such approval shall not be unreasonably withheld.

(k)           Fees and Expenses.  Debtor shall pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred by Lender in connection with the preparation of this Security Agreement and any document or instrument delivered pursuant to or in connection with this Security Agreement and all related documentation, recording or filing fees.  Debtor shall also pay all like reasonable costs and expenses incurred by Lender in connection with any amendments, waivers, renewals or modifications of or made pursuant to this Security Agreement or any document or instrument delivered pursuant to or in connection with this Security Agreement and all other related documentation.

(l)            Reinstatement of Obligations.  Debtor expressly agrees that to the extent a payment or payments to Lender, or any part thereof, are subsequently invalidated, declared to be void or voidable, set aside and are required to be repaid to a trustee, custodian, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied and any collateral given therefore

14

including this Agreement shall be revived and continued in full force and effect as if said payment had not been made.

(m)          Financing Statement.  At the option of Lender, this Security Agreement, or a carbon, photographic or other reproduction of this Security Agreement or of any Uniform Commercial Code financing statement covering the Collateral or any portion thereof, shall be sufficient as a Uniform Commercial Code financing statement and may be filed as such.

(n)           Capitalized Terms.  Except as provided in Section 1, capitalized terms used and not defined herein shall have the meanings given to them in the SPA.

(o)           Controlling Provisions.  If any item of Collateral hereunder also constitutes collateral granted to Lender under any other mortgage, deed of trust, agreement or instrument, in the event of any conflict between the provisions under this Security Agreement and those under such other mortgage, agreement or instrument relating to such Collateral, the provision or provisions selected by Lender shall control with respect to such Collateral.

(p)           Setoff.  In addition to any rights now or hereafter granted under the provisions of any applicable law, rule or regulation and, not by way of limitation of any such rights, upon the occurrence of (i) any event of default after observing any applicable cure periods or (ii) any event after observing any applicable cure periods which with the lapse of time or the giving of notice, or both, would constitute an Event of Default, Lender is hereby authorized by Debtor, at any time or from time to time, without notice to Debtor or to any other person, any such notice being hereby expressly waived,

(i)                                     to setoff and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other indebtedness at any time held or owing by Lender to or for the credit or account of Debtor against and on account of the obligations and liabilities of Debtor to Lender, including, but not limited to, all claims of any nature or description arising out of or connected with this Security Agreement or any instrument or document delivered in connection with or pursuant to this Security Agreement, irrespective of whether or not (1) Lender shall have made any demand under this Security Agreement or any instrument or document delivered in connection with or pursuant to this Security Agreement, or (2) Lender shall have declared the principal of and interest on amounts under this Security Agreement or any instrument or document delivered in connection with or pursuant to this Security Agreement to be due and payable as permitted pursuant to this Security Agreement or any instrument or document delivered in connection with or pursuant to this Security Agreement, and

15

although said obligations and liabilities, or any of them, shall be contingent or unmatured, and

(ii)                                  pending any such setoff or appropriation or application, to hold the amounts of all deposits as collateral and to return as unpaid any or all checks drawn against such deposits that are presented for payment as Lender in its sole discretion shall decide.

(q)           Consent to Forum.  DEBTOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE COURT LOCATED WITHIN THE CITY OF KANSAS CITY OR JACKSON COUNTY, MISSOURI OR FEDERAL COURT IN THE WESTERN DISTRICT OF MISSOURI, WESTERN DIVISION.  DEBTOR WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.  DEBTOR FURTHER AGREES NOT TO ASSERT AGAINST LENDER (EXCEPT BY WAY OF A DEFENSE OR COUNTERCLAIM IN A PROCEEDING INITIATED BY LENDER) ANY CLAIM OR OTHER ASSERTION OF LIABILITY WITH RESPECT TO THIS SECURITY AGREEMENT, LENDER’S CONDUCT OR OTHERWISE IN ANY JURISDICTION OTHER THAN THE FOREGOING JURISDICTIONS.

(r)            Waiver of Jury Trial.  DEBTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY (WHICH LENDER ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, THE OBLIGATIONS OF DEBTOR HEREUNDER OR LENDER’S CONDUCT IN RESPECT OF ANY OF THE FOREGOING.

(s)           Mo. Rev. Stat. § 432.045 Statement.  The following notice is given pursuant to Section 432.045 of the Missouri Revised Statutes; nothing contained in such notice shall be deemed to limit or modify the terms of this Agreement:  “ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE.  TO PROTECT YOU (COMPANY) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

[Remainder of page intentionally left blank.]

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Signature Page to Security Agreement

IN WITNESS WHEREOF, this Security Agreement has been executed and delivered by Debtor this 24th day of July, 2007.

LIQUIDMETAL COATINGS, LLC
a Delaware limited liability company

By:
Name:
Title:

S-1

Exhibit E-2

PATENT AND TRADEMARK SECURITY AGREEMENT

(Liquidmetal Coatings, LLC)

This Patent and Trademark Security Agreement (“Agreement”), dated as of July 24, 2007, is made by and between Liquidmetal Coatings, LLC, a Delaware limited liability company having a business location at the address set forth below next to its signature (the “Debtor”), C3 Capital Partners, L.P., a Delaware limited partnership (“C3”) and C3 Capital Partners II, L.P., a Delaware limited partnership (“C3 II,” together with C3 shall hereinafter be referred to as the “Secured Party”).

Recitals

The Debtor and the Secured Party are parties to a Securities Purchase Agreement dated of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, collectively the “Purchase Agreement”) and Debtor has issued a 14% Subordinated Note dated of even date herewith to each of C3 and C3 II (as amended, supplemented, or restated from time to time, collectively, the “Notes”) (the Purchase Agreement, Notes and any and all other related documents are collectively referred to as the “Loan Documents”) both setting forth the terms on which the Secured Party may now or hereafter extend credit to or for the account of the Debtor.

The Debtor and Liquidmetal Technologies, Inc. (“LMT”) have entered into an Asset Purchase and Contribution Agreement dated July 24, 2007 (“APA”) wherein the Debtor is acquiring certain assets described in the APA from LMT.

As a condition to extending credit to or for the account of the Debtor, the Secured Party has required the execution and delivery of this Agreement by the Debtor.

ACCORDINGLY, in consideration of the mutual covenants contained in the Loan Documents and herein, the parties hereby agree as follows:

1.             Definitions.  All terms defined in the Recitals hereto or in the Purchase Agreement that are not otherwise defined herein shall have the meanings given to them therein. In addition, the following terms have the meanings set forth below:

“Obligations” means each and every debt, liability and obligation of every type and description arising under or in connection with any Loan Documents which the Debtor may now or at any time hereafter owe to the Secured Party, whether such debt, liability or obligation now exists or is hereafter created or incurred and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, independent, joint, several or joint and several, and including specifically, but not limited to, the Securities (as defined in the Purchase Agreement).

“Patents” means all of the Debtor’s right, title and interest in and to patents or applications for patents, fees or royalties with respect to each, and including without limitation the right to sue for past infringement and damages therefor, and licenses thereunder, all as presently existing or hereafter arising or acquired, including without limitation the patents listed on Exhibit A.

“Security Interest” has the meaning given in Section 2.

“Trademarks” means all of the Debtor’s right, title and interest in and to: (i) trademarks, service marks, collective membership marks, registrations and applications for registration for each, and the respective goodwill associated with each, (ii) licenses, fees or royalties with respect to each, (iii) the right to sue for past, present and future infringement, dilution and damages therefor, (iv) and licenses thereunder, all as presently existing or hereafter arising or acquired, including, without limitation, the marks listed on Exhibit B.

2.             Security Interest.  The Debtor hereby irrevocably pledges and assigns to, and grants the Secured Party a security interest (the “Security Interest”), with power of sale to the extent permitted by law, in the Patents and in the Trademarks to secure payment of the Obligations.  As set forth in the Purchase Agreement and the Notes, the Security Interest is coupled with a security interest in substantially all of the personal property of the Debtor.

3.             Representations, Warranties and Agreements.  The Debtor represents, warrants and agrees as follows:

(a)           Existence; Authority.  The Debtor is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, and this Agreement has been duly and validly authorized by all necessary action on the part of the Debtor.

(b)           Patents.  Exhibit A accurately lists all Patents owned or controlled by the Debtor as of the date hereof, or to which the Debtor has a right as of the date hereof to have assigned to it, and accurately reflects the existence and status of applications and letters patent pertaining to the Patents as of the date hereof. If after the date hereof, the Debtor owns, controls or has a right to have assigned to it any Patents not listed on Exhibit A, or if Exhibit A ceases to accurately reflect the existence and status of applications and letters patent pertaining to the Patents, then the Debtor shall within 60 days provide written notice to the Secured Party with a replacement Exhibit A, which upon acceptance by the Secured Party shall become part of this Agreement.

(c)           Trademarks.  Exhibit B accurately lists all Trademarks owned or controlled by the Debtor as of the date hereof and accurately reflects the existence and status of Trademarks and all applications and registrations pertaining thereto as of the date hereof; provided, however, that Exhibit B need not list common law marks (i.e., Trademarks for which there are no applications or registrations) which are not material to the Debtor’s or any Affiliate’s business(es).  If after the date hereof, the Debtor owns or controls any Trademarks not listed on Exhibit B (other than common law marks which are not material to the Debtor’s or any Affiliate’s business(es)), or if Exhibit B ceases to accurately reflect the existence and status of applications and registrations pertaining to the Trademarks, then the Debtor shall within sixty (60) days promptly provide written notice to the Secured Party with a replacement Exhibit B, which upon acceptance by the Secured Party shall become part of this Agreement.

(d)           Title.  The Debtor has absolute title to each Patent and each Trademark listed on Exhibits A and B, free and clear of all Liens except Permitted Liens. The Debtor (i) will have, at the time the Debtor acquires any rights in Patents or Trademarks hereafter arising, absolute title to each such Patent or Trademark free and clear of all Liens except Permitted Liens, and (ii) will keep all Patents and Trademarks free and clear of all Liens except Permitted Liens.

(e)           No Sale.  Except as permitted in the Purchase Agreement, the Debtor will not assign, transfer, encumber or otherwise dispose of the Patents or Trademarks, or any interest therein, without the Secured Party’s prior written consent.

(f)            Defense.  The Debtor will at its own expense and using commercially reasonable efforts, protect and defend the Patents and Trademarks against all claims or demands of all Persons other than those holding Permitted Liens.

(g)           Maintenance.  The Debtor will at its own expense maintain the Patents and the Trademarks to the extent reasonably advisable in its business including, but not limited to, filing all applications to obtain letters patent or trademark registrations and all affidavits, maintenance fees, annuities, and renewals possible with respect to letters patent, trademark registrations and applications therefor.  The Debtor covenants that it will not abandon nor fail to pay any maintenance fee or annuity due and payable on any Patent or Trademark, nor fail to file any required affidavit or renewal in support thereof, without first providing the Secured Party:  (i) sufficient written notice, of at least 30 days, to allow the Secured Party to timely pay any such maintenance fees or annuities which may become due on any Patents or Trademarks, or to file any affidavit or renewal with respect thereto, and (ii) a separate written power of attorney or other authorization to pay such maintenance fees or annuities, or to file such affidavit or renewal, should such be necessary or desirable.

(h)           Secured Party’s Right to Take Action.  If the Debtor fails to perform or observe any of its covenants or agreements set forth in this Section 3, and if such failure continues for a period of ten (10) calendar days after the Secured Party gives the Debtor written notice thereof (or, in the case of the agreements contained in subsection (h), immediately upon the occurrence of such failure, without notice or lapse of time), or if the Debtor notifies the Secured Party that it intends to abandon a Patent or Trademark, the Secured Party may (but need not) perform or observe such covenant or agreement or take steps to prevent such intended abandonment on behalf and in the name, place and stead of the Debtor (or, at the Secured Party’s option, in the Secured Party’s own name) and may (but need not) take any and all other actions which the Secured Party may reasonably deem necessary to cure or correct such failure or prevent such intended abandonment.

(i)            Costs and Expenses.  Except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law, the Debtor shall pay the Secured Party on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Secured Party in connection with or as a result of the Secured Party’s taking action under subsection (i) or exercising its rights under Section 6, together with interest thereon from the date expended or incurred by the Secured Party at the Default Rate.

(j)            Power of Attorney.  To facilitate the Secured Party’s taking action under subsection (i) and exercising its rights under Section 6, the Debtor hereby irrevocably appoints (which appointment is coupled with an interest) the Secured Party, or its delegate, as the attorney in fact of the Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of the Debtor, any and all instruments, documents, applications, financing statements, and other agreements and writings required to be obtained, executed, delivered or endorsed by the Debtor under this Section 3, or, necessary for the Secured Party, after an Event of Default, to enforce or use the Patents or Trademarks or to grant or issue any exclusive or non exclusive license under the Patents or Trademarks to any third party, or to sell, assign, transfer, pledge, encumber or otherwise transfer title in or dispose of the Patents or Trademarks to any third party. The Debtor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. The power of attorney granted herein shall terminate upon the termination of the Purchase Agreement as provided therein and the payment and performance of all Obligations.

4.             Debtor’s Use of the Patents and Trademarks.  The Debtor shall be permitted to control and manage the Patents and Trademarks, including the right to exclude others from making, using or selling items covered by the Patents and Trademarks and any licenses thereunder, in the same manner and with the same effect as if this Agreement had not been entered into, so long as no Event of Default occurs and remains uncured.

5.             Events of Default.  Each of the following occurrences shall constitute an event of default under this Agreement (herein called “Event of Default”):  (a) an Event of Default, as defined in the Purchase Agreement, shall occur; or (b) the Debtor shall fail promptly to observe or perform any covenant or agreement herein binding on it which is not remedied within fifteen (15) calendar days after Debtor receives written notice thereof; or (c) any of the representations or warranties contained in Section 3 shall prove to have been incorrect in any material respect when made.

6.             Remedies.  Upon the occurrence of an Event of Default and at any time thereafter, the Secured Party may, at its option, take any or all of the following actions:

(a)           The Secured Party may exercise any or all remedies available under the Purchase Agreement.

(b)           The Secured Party may sell, assign, transfer, pledge, encumber or otherwise dispose of the Patents and Trademarks.

(c)           The Secured Party may enforce the Patents and Trademarks and any licenses thereunder, and if Secured Party shall commence any suit for such enforcement, the Debtor shall, at the request of Secured Party, do any and all lawful acts and execute any and all proper documents required by Secured Party in aid of such enforcement.

7.             Miscellaneous.  This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Secured Party.  A waiver signed by the Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of the Secured Party’s rights or remedies.  All rights and remedies of the Secured Party shall be cumulative and may be exercised singularly or concurrently, at the Secured Party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. All notices to be given to Debtor under this Agreement shall be given in the manner and with the effect provided in the Purchase Agreement.  The Secured Party shall not be obligated to preserve any rights the Debtor may have against prior parties, to realize on the Patents and Trademarks at all or in any particular manner or order, or to apply any cash proceeds of Patents and Trademarks in any particular order of application.  This Agreement shall be binding upon and inure to the benefit of the Debtor and the Secured Party and their respective participants, successors and assigns and shall take effect when signed by the Debtor and delivered to the Secured Party, and the Debtor waives notice of the Secured Party’s acceptance hereof.  The Secured Party may execute this Agreement if appropriate for the purpose of filing, but the failure of the Secured Party to execute this Agreement shall not affect or impair the validity or effectiveness of this Agreement. A  carbon, photographic or other reproduction of this Agreement or of any financing statement signed by the Debtor shall have the same force and effect as the original for all purposes of a financing statement.  This Agreement shall be governed by the internal law of Missouri without regard to conflicts of law provisions.  If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby.  All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations.

[The remainder of this page is intentionally left blank.]

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY

ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Patent and Trademark Security Agreement as of the date written above.

Liquidmetal Coatings, LLC	Liquidmetal Coatings, LLC
30452 Esperanza	a Delaware limited liability company
Rancho Santa Margarita, California 92688
Attn: Legal Department
Facsimile: (813) 314-0270	By:
Name:
Its:

C3 Capital Partners, L.P.	C3 Capital Partners, L.P.,
4520 Main Street, Suite 1600	a Delaware limited partnership
Kansas City, Missouri 64111	By:C3 Partners, LLC
Attention: Robert L. Smith	Its:General Partner
email: rsmith@c3cap.com
By:
Name:
Its:

C3 Capital Partners II, L.P.
4520 Main Street, Suite 1600	C3 Capital Partners II, L.P.,
Kansas City, Missouri 64111	a Delaware limited partnership
Attention: Robert L. Smith	By:C3 Partners II, LLC
email: rsmith@c3cap.com	Its:General Partner

By:
Name:
Its:

STATE OF	)
) SS.
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of                     , 2007, by                                         , the                                  of Liquidmetal Coatings, LLC, a Delaware limited liability company, on behalf of the company.

Notary Public
My appointment expires:

STATE OF	)
) SS.
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of                       , 2007, by                                           , the                                      of C3 Capital Partners, LLC, the general partner of C3 Capital Partners, L.P., a Delaware limited partnership, on behalf of the partnership.

Notary Public
My appointment expires:

STATE OF	)
) SS.
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of                       , 2007, by                                           , the                                        of C3 Capital Partners II, LLC, the general partner of C3 Capital Partners II, L.P., a Delaware limited partnership, on behalf of the partnership.

Notary Public
My appointment expires:

EXHIBIT A

UNITED STATES ISSUED PATENTS

Title	Patent Number	Issue Date

FOREIGN ISSUED PATENTS

Title	Country	Patent Number	Issue Date

EXHIBIT B

UNITED STATES ISSUED TRADEMARKS, SERVICE MARKS

AND COLLECTIVE MEMBERSHIP MARKS

REGISTRATIONS

Mark	Registration Number	Registration Date

APPLICATIONS

COLLECTIVE MEMBERSHIP MARKS

UNREGISTERED MARKS

Execution Copy

PLEDGE AGREEMENT
(Liquidmetal Technologies, Inc.)

This Membership Unit Pledge Agreement (“Agreement”) is made as of this 24th day of July, 2007, by and among Liquidmetal Technologies, Inc., a Delaware corporation, (“Pledgor”), C3 Capital Partners, L.P., a Delaware limited partnership (“C3”) and C3 Capital Partners II, L.P., (“C3 II” and C3 and their successors and assigns shall hereinafter be referred to as the “Lender”).

PRELIMINARY STATEMENTS:

(1)                                  Upon the consummation of the transactions contemplated by that certain Securities Purchase Agreement, together with any and all other documentation related thereto (all as amended, restated, extended or otherwise modified from time to time, the “SPA”) dated as of the date hereof by and among the Lender, Liquidmetal Coatings, LLC, a Delaware limited liability company (the “Company”) and Liquidmetal Coatings Solutions, LLC, a Delaware limited liability company, Pledgor shall be the owner of 69.25% all of the issued and outstanding membership units (“Membership Units”) of the Company.

(2)                                  The execution and delivery of this Agreement by Pledgor is a condition precedent to the SPA.

(3)                                  Capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the SPA.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lender to enter into the SPA, the Pledgor hereby covenants to the Lender as follows:

SECTION 1.                                Pledge.  The Pledgor hereby pledges to the Lender and grants to the Lender a security interest in all of the Pledgor’s now owned or hereinafter acquired right, title and interest in and to the following (the “Pledged Collateral”):

(a)                                  the Membership Units;

(b)                                 the proceeds, if and when received, of the Membership Units and other instruments and documents representing the Membership Units, and all cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Membership Units;

(c)                                  the proceeds, if and when received, of all equity interests from time to time received or acquired by the Pledgor in any manner resulting from the acquisition or formation by the issuer of the Membership Units of a subsidiary, the certificates and other instruments and documents representing such equity interests and all cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such equity interests; and

(d)                                 all other property hereafter delivered to the Lender in substitution for or in addition to any of the foregoing, all certificates, certificates of deposit, notes, instruments and documents representing or evidencing such property, and all cash, securities, interest, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof.

SECTION 2.                                Security for Obligations.  This Agreement secures the payment and performance of all the Company’s obligations of every kind and nature under the SPA (the “Obligations”).  For the purpose of this Agreement, the term “Event of Default” is defined as an Event of Default including any applicable cure periods under the SPA.

SECTION 3.                                No Personal Liability of Pledgor.  Notwithstanding anything in this Agreement, with the exception of the Pledgor’s pledge of the Pledged Collateral, Pledgor shall have no personal liability for the Company’s obligations to Lender and Pledgor does not guaranty the Company’s obligations to Lender.

SECTION 4.                                Delivery of Pledged Collateral.  All instruments representing or evidencing the Pledged Collateral shall be delivered to and held by the Lender pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender.  The Lender shall have the right, at any time after the occurrence of an Event of Default, in its discretion, to transfer to or to register in the name of the Lender or any of its nominees any or all of the Pledged Collateral.  In addition, the Lender shall have the right at any time to exchange instruments representing or evidencing Pledged Collateral for instruments of smaller or larger denominations.

SECTION 5.                                Representations and Warranties.  The Pledgor represents and warrants as follows:

(a)                                  The Membership Units have been duly authorized and validly issued and are fully paid and non-assessable.

(b)                                 The Pledgor is and will be at all times the legal and beneficial owner of the Membership Units and the Pledged Collateral free and clear of any lien, security interest, option or other charge or encumbrance, except for security interests created in favor of the Lender, the Senior Lender and security interests otherwise consented to in advance and in writing by the Lender.

(c)                                  The pledge pursuant to this Agreement of any Pledged Collateral creates or will create a valid and perfected security interest in the Pledged Collateral, securing the payment of the Obligations.

(d)                                 No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor or (ii) for the exercise by the Lender of the rights

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provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the foreclosure of security interests generally).

SECTION 6.                                Further Assurances.  The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, promptly execute and deliver all further instruments, certificates and documents and take all further action that may be reasonably necessary or desirable or that the Lender may reasonably request in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

SECTION 7.                                Pledgor’s Rights; Distributions; Etc.

(a)                                  So long as no Event of Default shall have occurred and be continuing:

(i)                                     The Pledgor shall be entitled to exercise any rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement including the right to vote the Membership Units for any purpose allowed under the Company’s Certificate of Formation, Operating Agreement or applicable law.

(ii)                                  The Pledgor shall be entitled to receive and retain any and all interest and distributions in respect of the Pledged Collateral; provided, however, that any and all:

(A)                              proceeds, interest and distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral;

(B)                                proceeds and distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution; and

(C)                                cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for the Membership Units or any Pledged Collateral,

shall be, and shall be forthwith delivered to the Lender to hold as, Pledged Collateral and shall, if and when received by the Pledgor, be received in trust for the benefit of the Lender, be segregated from the other property or funds of the Pledgor, and be forthwith delivered to the Lender as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)                                 Upon the occurrence and during the continuance of an Event of Default:

(i)                                     All rights of the Pledgor to receive the interest and distributions on the Pledged Collateral which Pledgor would otherwise be authorized to receive and retain

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pursuant to Section 6(a)(ii) shall cease, and all such rights shall thereupon become vested in the Lender which shall thereupon have the sole right to receive and hold as Pledged Collateral such interest, distributions and payments.

(ii)                                  All interest, distributions and payments which are received by the Pledgor contrary to the provisions of paragraph (i) of this Section 6(b) shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Lender as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 8.                                Transfers and Other Liens; Notice to Prior Secured Party. The Pledgor agrees that Pledgor will not create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to the Membership Units or any of the Pledged Collateral, except for the security interest under this Agreement.

SECTION 9.                                Lender Appointed Attorney-in-Fact.  Upon the occurrence of an Event of Default, the Pledgor hereby irrevocably appoints the Lender the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Lender’s discretion, to take any action and to execute any instrument which the Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to demand, receive, endorse, hold and collect all instruments made payable to the Pledgor representing any distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

SECTION 10.                          Lender May Perform.  If the Pledgor fails to perform any agreement contained herein, the Lender may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Lender incurred in connection therewith shall be payable by the Pledgor in accordance with Section 13.

SECTION 11.                          Reasonable Care.  The Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Lender accords its own property.

SECTION 12.                          Remedies.  If any Event of Default shall have occurred and be continuing:

(a)                                  The Lender may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein and as otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of Missouri at that time, and the Lender may also, without notice as specified below, execute upon and apply (for itself or any designee it elects) the Pledged Collateral directly toward the payment of the Obligations, and sell the Pledged Collateral or any portion thereof at public or private sale, at any exchange, broker’s board or at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Lender may deem commercially reasonable.  The

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Pledgor agrees that, to the extent notice of sale shall be required by law, at least twenty-five (25) days’ notice to the Pledgor of the time and place of any public sale and one publication in a local newspaper, or at least twenty-five (25) days’ notice of the time after which any private sale is to be made, shall constitute reasonable notification.  The Lender shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)                                 Any cash held by the Lender as Pledged Collateral and all cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Lender, be held by the Lender as collateral for, and then or at any time thereafter applied (after payment of any amounts payable to the Lender pursuant to Section 13) in whole or in part by the Lender against, all or any part of the Obligations in such order as the Lender shall elect.  Any surplus of such cash or cash proceeds held by the Lender and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 13.                          Indemnification.  Neither the Lender, nor any partner, officer, agent or employee of the Lender, shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection therewith, except for its or their own gross negligence or willful misconduct.

SECTION 14.                          Expenses.  The Pledgor will, upon demand, pay to the Lender the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Lender may incur in connection with (a) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (b) the exercise or enforcement of any of the rights of the Lender hereunder, or (c) the failure by Pledgor to perform or observe any of the provisions hereof.

SECTION 15.                          Security Interest Absolute.

(a)                                  All rights of the Lender and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(i)                                     any lack of validity or enforceability of the SPA;

(ii)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the SPA;

(iii)                             any exchange, release or non-perfection of any other collateral, or any release of any of the Obligations; or

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(iv)                              any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor or any other pledgor or any guarantor or co maker in respect of the Obligations or the Pledgor in respect of this Agreement.

(b)                                 The Lender may, from time to time, whether before or after any of the Obligations shall become due and payable, without notice to the Pledgor, take all or any of the following actions:

(i)                                     retain or obtain a security interest in any property, in addition to the Pledged Collateral, to secure any of the Obligations,

(ii)                                  retain or obtain the primary or secondary liability of any party or parties with respect to any of the Obligations,

(iii)                               extend or renew for any period (whether or not longer than the original period) or exchange any of the Obligations or release or compromise any obligation of any nature of any party with respect thereto,

(iv)                              surrender, release or exchange all or any part of any property, in addition to the Pledged Collateral, securing any of the Obligations, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect to any such property, and

(v)                                 resort to the Pledged Collateral for payment of any of the Obligations whether or not it shall have resorted to any other property securing the Obligations or shall have proceeded against any party primarily or secondarily liable on any of the Obligations.

SECTION 16.                          Amendments; Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 17.                          Addresses for Notices.  All notices and other communications provided for hereunder shall be in writing and mailed or delivered:

If to Pledgor:	Liquidmetal Technologies, Inc.
30452 Esperanza
Rancho Santa Margarita, California 92688
Attn: Legal Department
Facsimile: (813) 314-0270

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With copy to:	Foley & Lardner LLP
(which shall not	100 North Tampa Street
constitute notice)	Suite 2700
Tampa, Florida 33602
Attn: Curt P. Creely
Facsimile: (816) 221-4210

If to Lender:	C3 Capital Partners, L.P.
C3 Capital Partners II, L.P.
4520 Main Street, Suite 1600
Kansas City, Missouri 64111
Attention: Robert L. Smith

With copy to:	Bryan Cave LLP
(which shall not	One Kansas City Place
constitute notice)	1200 Main, Suite 3500
Kansas City, Missouri 64105
Attention: Thomas W. Van Dyke

or as to any party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section.  All such notices and other communications shall, when mailed or telegraphed, respectively, be effective when deposited in the mails, addressed as stated above.

SECTION 18.                          Continuing Security Interest.  This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until payment in full of the Obligations and the termination of any commitment by the Lender with respect thereto, (b) be binding upon the Pledgor, the Pledgor’s successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Lender hereunder, to the benefit of the Lender and its successors, transferees and assigns.

SECTION 19.                            Governing Law; Terms. This Agreement shall be effective upon delivery to the Lender, without further act, condition or acceptance by the Lender. Any invalidity or unenforceability of any provision or application of this Agreement shall not affect other lawful provisions and application thereof, and to this end the provisions of this Agreement are declared to be severable. This Agreement may not be waived, modified, amended, terminated, released or otherwise changed except by a writing signed by Pledgor and the Lender. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Missouri.  The Pledgor (a) consents to the personal jurisdiction of the state and federal courts located in the State of Missouri in connection with any controversy related to this Agreement; (b) waives any argument that venue in any such forum is not convenient, (c) agrees that any litigation initiated by the Lender or the undersigned in connection with this Agreement may be venued in either the state courts located in Jackson County, Missouri or the United States Federal Court in the Western District of Missouri; and (d) agrees that a final judgment in any

7

such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page intentionally left blank.]

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Signature Page to Liquidmetal Technologies, Inc. Pledge Agreement

THE PLEDGOR WAIVES ANY RIGHT TO TRIAL BY JURY (WHICH THE LENDER ALSO WAIVES) IN ANY CLAIM, COUNTERCLAIM, ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Pledgor has executed this Agreement as of the date first written above.

LIQUIDMETAL TECHNOLOGIES, INC.
a Delaware corporation

By:
Printed:
Its:

S-1

Exhibit F

PLEDGE AGREEMENT
(Liquidmetal Coatings, LLC)

This Membership Unit Pledge Agreement (“Agreement”) is made as of this 24th day of July, 2007, by and among Liquidmetal Coatings, LLC a Delaware limited liability company, (Pledgor”), C3 Capital Partners, L.P., a Delaware limited partnership (“C3”) and C3 Capital Partners II, L.P., (“C3 II” and C3 and their successors and assigns shall hereinafter be referred to as the “Lender”).

PRELIMINARY STATEMENTS:

(1)                                  Upon the consummation of the transactions contemplated by that certain Securities Purchase Agreement, together with any and all other documentation related thereto (all as amended, restated, extended or otherwise modified from time to time, the “SPA”) dated as of the date hereof by and among the Lender, Pledgor and Liquidmetal Coatings Solutions, LLC, a Delaware limited liability company (the “Company”), Pledgor shall be the owner of all of the issued and outstanding membership units of the Company (“Membership Units”).

(2)                                  The execution and delivery of this Agreement by Pledgor is a condition precedent to the SPA.

(3)                                  Capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the SPA.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lender to enter into the SPA, the Pledgor hereby covenants to the Lender as follows:

SECTION 1.                                Pledge.  The Pledgor hereby pledges to the Lender and grants to the Lender a security interest in all of the Pledgor’s now owned or hereinafter acquired right, title and interest in and to the following (the “Pledged Collateral”):

(a)                                  the Membership Units;

(b)                                 the proceeds, if and when received, of the Membership Units and other instruments and documents representing the Membership Units, and all cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Membership Units;

(c)                                  the proceeds, if and when received, of all equity interests from time to time received or acquired by the Pledgor in any manner resulting from the acquisition or formation by the issuer of the Membership Units of a subsidiary, the certificates and other instruments and documents representing such equity interests and all cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such equity interests; and

(d)                                 all other property hereafter delivered to the Lender in substitution for or in addition to any of the foregoing, all certificates, certificates of deposit, notes, instruments and documents representing or evidencing such property, and all cash, securities, interest, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof.

SECTION 2.                                Security for Obligations.  This Agreement secures the payment and performance of all the Company’s obligations of every kind and nature under the SPA (the “Obligations”).  For the purpose of this Agreement, the term “Event of Default” is defined as an Event of Default including any applicable cure periods under the SPA.

SECTION 3.                                Delivery of Pledged Collateral.  All instruments representing or evidencing the Pledged Collateral shall be delivered to and held by the Lender pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender.  The Lender shall have the right, at any time after the occurrence of an Event of Default, in its discretion, to transfer to or to register in the name of the Lender or any of its nominees any or all of the Pledged Collateral.  In addition, the Lender shall have the right at any time to exchange instruments representing or evidencing Pledged Collateral for instruments of smaller or larger denominations.

SECTION 4.                                Representations and Warranties.  The Pledgor represents and warrants as follows:

(a)                                  The Membership Units have been duly authorized and validly issued and are fully paid and non-assessable.

(b)                                 The Pledgor is and will be at all times the legal and beneficial owner of the Membership Units and the Pledged Collateral free and clear of any lien, security interest, option or other charge or encumbrance, except for security interests created in favor of the Lender, the Senior Lender and security interests otherwise consented to in advance and in writing by the Lender.

(c)                                  The pledge pursuant to this Agreement of any Pledged Collateral creates or will create a valid and perfected security interest in the Pledged Collateral, securing the payment of the Obligations.

(d)                                 No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor or (ii) for the exercise by the Lender of the rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the foreclosure of security interests generally).

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SECTION 5.                                Further Assurances.  The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, promptly execute and deliver all further instruments, certificates and documents and take all further action that may be reasonably necessary or desirable or that the Lender may reasonably request in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

SECTION 6.                                Pledgor’s Rights; Distributions; Etc.

(a)                                  So long as no Event of Default shall have occurred and be continuing:

(i)                                     The Pledgor shall be entitled to exercise any rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement including the right to vote the Membership Units for any purpose allowed under the Company’s Certificate of Formation, Operating Agreement or applicable law.

(ii)                                  The Pledgor shall be entitled to receive and retain any and all interest and distributions in respect of the Pledged Collateral; provided, however, that any and all:

(A)                              proceeds, interest and distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral;

(B)                                proceeds and distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution; and

(C)                                cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for the Membership Units or any Pledged Collateral,

shall be, and shall be forthwith delivered to the Lender to hold as, Pledged Collateral and shall, if and when received by the Pledgor, be received in trust for the benefit of the Lender, be segregated from the other property or funds of the Pledgor, and be forthwith delivered to the Lender as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)                                 Upon the occurrence and during the continuance of an Event of Default:

(i)                                     All rights of the Pledgor to receive the interest and distributions on the Pledged Collateral which Pledgor would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii) shall cease, and all such rights shall thereupon become vested in the Lender which shall thereupon have the sole right to receive and hold as Pledged Collateral such interest, distributions and payments.

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(ii)                                  All interest, distributions and payments which are received by the Pledgor contrary to the provisions of paragraph (i) of this Section 6(b) shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Lender as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 7.                                Transfers and Other Liens; Notice to Prior Secured Party. The Pledgor agrees that Pledgor will not create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to the Membership Units or any of the Pledged Collateral, except for the security interest under this Agreement and the security interest of the Senior Lender.

SECTION 8.                                Lender Appointed Attorney-in-Fact.  Upon the occurrence of an Event of Default, the Pledgor hereby irrevocably appoints the Lender the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Lender’s discretion, to take any action and to execute any instrument which the Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to demand, receive, endorse, hold and collect all instruments made payable to the Pledgor representing any distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

SECTION 9.                                Lender May Perform.  If the Pledgor fails to perform any agreement contained herein, the Lender may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Lender incurred in connection therewith shall be payable by the Pledgor in accordance with Section 13.

SECTION 10.                          Reasonable Care.  The Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Lender accords its own property.

SECTION 11.                          Remedies.  If any Event of Default shall have occurred and be continuing:

(a)                                  The Lender may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein and as otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of Missouri at that time, and the Lender may also, without notice as specified below, execute upon and apply (for itself or any designee it elects) the Pledged Collateral directly toward the payment of the Obligations, and sell the Pledged Collateral or any portion thereof at public or private sale, at any exchange, broker’s board or at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Lender may deem commercially reasonable.  The Pledgor agrees that, to the extent notice of sale shall be required by law, at least twenty-five (25) days’ notice to the Pledgor of the time and place of any public sale and one publication in a local

4

newspaper, or at least twenty-five (25) days’ notice of the time after which any private sale is to be made, shall constitute reasonable notification.  The Lender shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)                                 Any cash held by the Lender as Pledged Collateral and all cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Lender, be held by the Lender as collateral for, and then or at any time thereafter applied (after payment of any amounts payable to the Lender pursuant to Section 13) in whole or in part by the Lender against, all or any part of the Obligations in such order as the Lender shall elect.  Any surplus of such cash or cash proceeds held by the Lender and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 12.                          Indemnification.  Neither the Lender, nor any partner, officer, agent or employee of the Lender, shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection therewith, except for its or their own gross negligence or willful misconduct.

SECTION 13.                          Expenses.  The Pledgor will, upon demand, pay to the Lender the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Lender may incur in connection with (a) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (b) the exercise or enforcement of any of the rights of the Lender hereunder, or (c) the failure by Pledgor to perform or observe any of the provisions hereof.

SECTION 14.                          Security Interest Absolute.

(a)                                  All rights of the Lender and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(i)                                     any lack of validity or enforceability of the SPA;

(ii)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the SPA;

(iii)                             any exchange, release or non-perfection of any other collateral, or any release of any of the Obligations; or

(iv)                              any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor or any other pledgor or any guarantor or co maker in respect of the Obligations or the Pledgor in respect of this Agreement.

5

(b)                                 The Lender may, from time to time, whether before or after any of the Obligations shall become due and payable, without notice to the Pledgor, take all or any of the following actions:

(i)                                     retain or obtain a security interest in any property, in addition to the Pledged Collateral, to secure any of the Obligations,

(ii)                                  retain or obtain the primary or secondary liability of any party or parties with respect to any of the Obligations,

(iii)                               extend or renew for any period (whether or not longer than the original period) or exchange any of the Obligations or release or compromise any obligation of any nature of any party with respect thereto,

(iv)                              surrender, release or exchange all or any part of any property, in addition to the Pledged Collateral, securing any of the Obligations, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect to any such property, and

(v)                                 resort to the Pledged Collateral for payment of any of the Obligations whether or not it shall have resorted to any other property securing the Obligations or shall have proceeded against any party primarily or secondarily liable on any of the Obligations.

SECTION 15.                          Amendments; Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 16.                          Addresses for Notices.  All notices and other communications provided for hereunder shall be in writing and mailed or delivered:

If to Pledgor:	Liquidmetal Coatings, LLC
30452 Esperanza
Rancho Santa Margarita, California 92688
Attn: Legal Department
Facsimile: (813) 314-0270

With copy to:	Foley & Lardner LLP
(which shall not	100 North Tampa Street
constitute notice)	Suite 2700
Tampa, Florida 33602
Attn: Curt P. Creely
Facsimile: (813) 221-4210

6

If to Lender:	C3 Capital Partners, L.P.
C3 Capital Partners II, L.P.
4520 Main Street, Suite 1600
Kansas City, Missouri 64111

Attention: Robert L. Smith
With copy to:	Bryan Cave LLP
(which shall not	One Kansas City Place
constitute notice)	1200 Main, Suite 3500
Kansas City, Missouri 64105
Attention: Thomas W. Van Dyke

or as to any party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section.  All such notices and other communications shall, when mailed or telegraphed, respectively, be effective when deposited in the mails, addressed as stated above.

SECTION 17.                          Continuing Security Interest.  This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until payment in full of the Obligations and the termination of any commitment by the Lender with respect thereto, (b) be binding upon the Pledgor, the Pledgor’s successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Lender hereunder, to the benefit of the Lender and its successors, transferees and assigns.

SECTION 18.                          Governing Law; Terms. This Agreement shall be effective upon delivery to the Lender, without further act, condition or acceptance by the Lender. Any invalidity or unenforceability of any provision or application of this Agreement shall not affect other lawful provisions and application thereof, and to this end the provisions of this Agreement are declared to be severable. This Agreement may not be waived, modified, amended, terminated, released or otherwise changed except by a writing signed by Pledgor and the Lender. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Missouri.  The Pledgor (a) consents to the personal jurisdiction of the state and federal courts located in the State of Missouri in connection with any controversy related to this Agreement; (b) waives any argument that venue in any such forum is not convenient, (c) agrees that any litigation initiated by the Lender or the undersigned in connection with this Agreement may be venued in either the state courts located in Jackson County, Missouri or the United States Federal Court in the Western District of Missouri; and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page intentionally left blank.]

7

Signature Page to Liquidmetal Coatings, LLC Pledge Agreement

THE PLEDGOR WAIVES ANY RIGHT TO TRIAL BY JURY (WHICH THE LENDER ALSO WAIVES) IN ANY CLAIM, COUNTERCLAIM, ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Pledgor has executed this Agreement as of the date first written above.

LIQUIDMETAL COATINGS, LLC
a Delaware limited liability company

By:
Printed:
Its:

S-1

Exhibit G

COLLATERAL ASSIGNMENT OF RIGHTS AND SUMS DUE

UNDER THE

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

WHEREAS, LIQUIDMETAL COATINGS, LLC a Delaware limited liability company (the “Company”) and LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation (“Seller”) are parties to a certain Asset Purchase and Contribution Agreement, dated as of July 24, 2007 (hereinafter, together with any and all amendments thereto, the “Agreement”), pursuant to which the Company shall acquire certain assets of Seller, as specifically identified therein.

WHEREAS, pursuant to the Agreement, Seller has made certain representations, warranties and covenants in favor of the Company and agreed to indemnify Company in certain respects; and

WHEREAS, the Company, LIQUIDMETAL COATINGS SOLUTIONS, LLC, a Delaware limited liability company, C3 CAPITAL PARTNERS, L.P., a Delaware limited partnership (“C3 Capital”) and CAPITAL PARTNERS II, L.P., a Delaware limited partnership (“C3 Capital II,” together with C3 Capital shall hereinafter be referred to as “C3”) are parties to a certain Securities Purchase Agreement dated as of July 24, 2007 (hereinafter, as at any time amended, modified or supplemented, the “SPA”); and

WHEREAS, C3 has required, as a condition to Closing under the SPA, that the Company assign to C3 all of the Company’s rights and remedies under the Agreement and all of the Company’s right, title and interest in and to any and all sums due from Seller under the Agreement in order to secure the Company’s obligations to C3 pursuant to the SPA; and

WHEREAS, capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the SPA.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the premises set forth herein and for other good and valuable consideration, the Company agrees as follows:

1.             As security for the payment and performance of the Company’s obligations to C3 arising under the SPA (the “Liabilities”), the Company hereby assigns, transfers and sets over to C3 and hereby grants to C3 a security interest in, all of the Company’s rights and remedies and right, title and interest in and to any and all sums due from Seller under the Agreement, including, without limitation, its rights and remedies with respect to (a) any breach by Seller of Seller’s representations, warranties and covenants under the Agreement and (b) any indemnification from Seller arising under or pursuant to the Agreement.

2.             Prior to the occurrence of an Event of Default, insofar as the Company may have any right, privilege or claim against Seller under the Agreement, including, without limitation, all of the Company’s rights and remedies with respect to indemnification, the Company will use prudent business judgment concerning the enforcement of such rights and, if in the exercise of such judgment the Company determines to enforce such rights or remedies, it will enforce the same diligently and in good faith.

3.             Effective from and after the occurrence of an Event of Default, the Company hereby irrevocably authorizes and empowers C3 or its agents, in C3’s sole discretion, to assert, either directly or on behalf of the Company, any right, privilege or claim the Company may, from time to time, have against Seller under the Agreement, as C3 may deem proper, and to receive and collect any and all damages, awards and other monies resulting therefrom and all other sums due from Seller under the Agreement and to apply the same on account of the Liabilities.  In no event, however, shall C3 be obligated to assert any such right, privilege or claim of the Company or to collect any sums and C3’s failure to do so shall not give rise to any liability to the Company or any other Persons.

4.             The Company hereby irrevocably makes, constitutes and appoints C3 (and all officers, employees or agents designated by C3) as its true and lawful attorney (and agent-in-fact) for the purposes of enabling C3 or its respective agents to assert such rights, privileges and claims, to collect such sums related to the foregoing and to apply such monies in the manner set forth hereinabove.

5.             The Company shall keep C3 fully informed of all circumstances bearing upon the Company’s rights, remedies and sums due under the Agreement, and the Company shall not waive, amend, alter or modify any of its rights or remedies under the Agreement in any material respect, without the prior written consent of C3.  The Company shall promptly advise C3 in writing of any default by Seller in the observance or performance of any of Seller’s obligations under the Agreement.

6.             This Agreement shall continue effective until the termination of the SPA and the payment in full of the Liabilities.

7.             This Agreement shall be governed by and construed according to the laws and decisions of the State of Missouri and shall be binding upon the Company and its successors and assigns.

8.             Notwithstanding the foregoing, the Company expressly acknowledges and agrees that it shall remain liable under the Agreement to observe and perform all of the conditions and obligations therein contained to be observed and performed by it, and that neither this Agreement, nor any action taken pursuant hereto, shall cause C3 to be under any obligation or liability in any respect whatsoever to any party to the Agreement for the observance or performance of any of the representations, warranties, conditions, covenants, agreements or terms therein contained.

2

Signature Page to Collateral Assignment of Rights and Sums Due

Under the Asset Purchase and Contribution Agreement

IN WITNESS WHEREOF, this instrument has been duly executed and delivered as of July 24, 2007.

LIQUIDMETAL COATINGS, LLC

By:
Name:
Its:

Accepted in Kansas City, Missouri:

C3 CAPITAL PARTNERS, L.P.

By:	C3 Partners, LLC
Its:	General Partner

By:
Name:
	Its:	Manager

C3 CAPITAL PARTNERS II, L.P.

By:	C3 Partners, LLC
Its:	General Partner

By:
Name:
	Its:	Manager

S-1

Exhibit H-1

U.S. SMALL BUSINESS ADMINISTRATION	OMB Approval No. 3245-0009
SIZE STATUS DECLARATION	Expiration Date: 08/31/2007

This form must be completed by a business concern (“Applicant”) before it can receive financing or consulting and advisory services from a small business investment company licensed by SBA (“Licensee”). The Applicant should complete Part A and Part B (if necessary), sign the Applicant’s certification, and return the form to the Licensee from whom it is seeking assistance. The Licensee should sign the Licensee’s certification and retain the form in its files. Please do not send forms to SBA or to the Office of Management and Budget.

Name and address of Licensee		Name and address of Applicant

C3 Capital Partners LP
4520 Main Street, Suite 1600
Kansas City, MO 64111

Applicant’s Form of Organization:	☐ Corporation	☐ Partnership	☐ Limited Liability Company
☐ Proprietorship

PART A

		Yes	No
1.	Does Applicant (including affiliates) have tangible net worth in excess of
	$18,000,000? (Tangible net worth = total net worth minus goodwill)	☐	☐
2.	Does Applicant (including affiliates) have average net income after Federal income
	taxes (excluding any carry-over losses) for the preceding 2 completed fiscal years	☐	☐
in excess of $6,000,000?

PART B

Applicant must complete this part only if the answer to either question in Part A was “Yes”. Applicant must not exceed the size standard for (1) the industry in which the Applicant combined with its affiliates is primarily engaged, and (2) the industry in which the Applicant alone is primarily engaged. Find the appropriate industry size standard under the NAICS code for your primary industry in 13 CFR 121.201.

1.	Primary industry (include NAICS code):
Applicant combined with affiliates			Applicant Alone

2.	Total annual receipts of Applicant (excluding affiliates) for each of its 3 most recently completed fiscal years see 13 CFR 121.104):
	Year ended	$
	Year ended	$
	Year ended	$

3.

Applicant’s average number of employees (excluding affiliates) based on the number of persons employed on a full-time, part-time, temporary, or other basis during each of the pay periods of the preceding 12 calendar months (see 13 CFR 121.106):

4. Affiliates of Applicant	Total annual receipts of affiliates		Average no. of persons employed by
(domestic and foreign)—Names and full	(excluding Applicant) for past 3		affiliates (excluding Applicant) on a
addresses	completed fiscal years		full-time, part-time, temporary, or other
basis during each of the pay periods of
the preceding 12 calendar months

a.	a. Yr.	$	a.
	Yr.	$
	Yr.	$
	3-year average	$

b.	b. Yr.	$	b.
	Yr.	$
	Yr.	$
	3-year average	$

c.	c. Yr.	$	c.
	Yr.	$
	Yr.	$
	3-year average	$

Applicant’s Certification:  Applicant, through its duly authorized officer, hereby certifies that all information herein and in attachments hereto is true and complete to the best of its knowledge and belief and that it intends to conduct, for a period of not less than 1 year from the date of the final disbursement of the funds involved in the subject financing and for a period of not less than 1 year from the date of the commencement of the consulting or advisory services, as a regular and continuous business operation, the business operation for which the application for financing or consulting or advisory services is being made.

Name of Applicant

Date	By: (Signature of Officer)	Title

Licensee’s Certification:  Based upon all the information available to us, including all information and facts obtained through our own investigation, the Licensee has concluded that the Applicant is a small business concern within the requirements of the Small Business Investment Act of 1958, as amended, and the Regulations of SBA thereunder.

Date	By: (Signature of Officer)	Title

PLEASE NOTE:  The estimated burden for completing this form is 10 minutes per response. You will not be required to respond to this information collection if a valid OMB approval number is not displayed. If you have questions or comments concerning this estimate or other aspects of this information collection, please contact the U.S. Small Business Administration, Chief, Administrative Information Branch, Washington, D.C. 20416, and/or Office of Management and Budget, Clearance Officer, Paperwork Reduction Project (3245-0009), Washington, D.C. 20503.

This form was electronically produced by Elite Federal Forms, Inc.

Exhibit H-2

U.S. SMALL BUSINESS ADMINISTRATION ASSURANCE OF COMPLIANCE FOR NONDISCRIMINATION

Applicant/Licensee/Recipient/Subrecipient, (hereinafter referred to as applicant) in consideration of Federal financial assistance from the Small Business Administration, herewith agrees that it will comply with the nondiscrimination requirements of 13 CFR parts 112, 113, and 117, of the Regulations issued by the Small Business Administration (SBA).

13 CFR Parts 112, 113 and 117 require that no person shall on the grounds of age, color, handicap, marital status, national origin, race, religion or sex, be excluded from participation in, be denied the benefits of or otherwise be subjected to discrimination under any program or activity for which the applicant received Federal financial assistance from SBA.

Applicant agrees to comply with the record keeping requirements of 13 CFR 112.9, 113.5, and 117.9 as set forth in SBA Form 793, “Notice to New SBA Borrowers”, to permit effective enforcement of 13 CFR 112, 113 and 117. Such record keeping requirements have been approved under OMB Number 3245-0076. Applicant further agrees to obtain or require similar Assurance of Compliance for Nondiscrimination from subrecipients, contractors/subcontractors, successors, transferees and assignees as long as it/they receive or retain possession of any Federal financial assistance from SBA. In the event the applicant fails to comply with any provision or requirements of 13 CFR Parts 112, 113 and 117, SBA may call, cancel, terminate, accelerate repayment or suspend any or all Federal financial assistance provided by SBA.

Executed the	day of

Name Address & Phone No. of Applicant

By
Typed Name & Title of Authorized Official

Corporate Seal	Signature of Authorized official

Name Address & Phone No. of Subrecipient

By
Typed Name & Title of Authorized Official

Corporate Seal
Signature of Authorized Official

Exhibit H-3

U.S. Small Business Administration
Portfolio Financing Report	OMB No. 3245—0078
Expiration Date: 09/30/2007

Name of Licensee C3 CAPITAL PARTNERS, LP	License Number 07/07-0111
Part A – Small Business Concern Data
1. Name of Small Concern	2. Employer Identification Number
3. Street Address	4. City	5. State
6. Zip Code	7. County	8. Small Business FAX
9. Contact Person for FAX	10. Date Business Established	/ /
11. Form of Business (select one)	1) Corporation 2) Partnership 3) Proprietor 4) Limited Liability Company
12. NAICS Code	or Industry (if NAICS Code is not known)
13. Percentage of Small Concern (if any) Owned by: Black or African American	%	Hispanic or Latino %
American Indian or Alaska Native	%	Asian	%	Native Hawaiian/Other Pacific Islander	%	White %
14. Percentage of Small Concern Owned by Women (if any)%	14a. Percentage Owned by Veterans (if any) %

Part B — Prefinancing Information
Prefinancing Status (select one)	1) New Information 2) Previously Submitted 3) Acquired Business 4) New Business
15. Fiscal Year End Immediately Prior to Date of Financing (Month/Day/Year) / /
16. Gross Revenue for Prior Fiscal year $	17. After-Tax Profit (Loss) for Prior Fiscal Year $
18. Income Taxes for Prior Fiscal Year: Federal $	State $	Local $
19. Employee Payroll Tax Withholdings for Prior Fiscal Year: Federal $	State and Local $
20. Total Assets $	21. Net Worth (Deficit) $	22. Retained Earnings (Deficit) $
23. Number of Employees

Part C – Financing Information
24. Date of Financing / /	25. Date of Disbursement / /
26. Purpose of Financing (enter appropriate number(s); 1-10)	1) 2) 3)
1) Working Capital or Inventory Purchase	6) Acquisition of Machinery and Equipment
2) Plant Modernization or Leasehold Improvement	7) Land Acquisition or Dwelling Construction on Existing Land
3) Acquisition of All or Part of an Existing Business	8) Marketing Activities
4) Consolidation of Obligations or Non-SBIC Debt Refunding	9) Research and Development
5) New Building or Plant Construction	10) Other (specify)
27. Is this the First Financing of this Small Business by the Licensee?	☐ Yes ☐ No
28. Financing Instruments and Applicable Amounts (for participations, include Licensee’s portion only):
Instrument	Amount	Initial Interest Rate(s)	% Ownership
Loan Only	$	%
Debt with Equity Features	$	%
Equity Only	$	%
Total Financing	$
29. Comments

Part D – Financing Information
Transmission Date / /

PLEASE NOTE:  The estimated burden for the completion of this form is 12 minutes per response. You will not be required to respond to this information collection if a valid OMB approval number is not displayed. If you have questions or comments concerning this estimate or other aspects of this information collection, please contact the U.S. Small Business Administration, Chief, Administrative Information Branch, Washington, D.C. 20416 and/or Office of Management and Budget, Clearance Officer, Paperwork Reduction Project (3245-0078), Washington, D.C. 20503. PLEASE DO NOT SEND FORMS TO OMB.

Exhibit I

SOLVENCY CERTIFICATE

Furnished pursuant to Section 3.13(p) of the Securities Purchase Agreement dated as of July 24, 2007 by and among Liquidmetal Coatings, LLC (the “Company”), Liquidmetal Coatings Solutions, LLC (“LMCS”), C3 Capital Partners, L.P. (“C3”), C3 Capital Partners, L.P. II (“C3 II”) (“C3,” together with C3 II, shall collectively be referred to herein the “Lenders”) (the “Purchase Agreement”).

The undersigned hereby certifies that he is the                                of the Company and that, as such, he is authorized to execute this Solvency Certificate on behalf of the Company and the undersigned further certifies that, on the date hereof and based on the financial information delivered pursuant to Section 6.5 of the Purchase Agreement, after giving effect to the transactions contemplated by the Investment Documents:

(a)           the fair salable value of the assets of the Company is greater than the total amount of the liabilities of the Company (including contingent, subordinated, unmatured and unliquidated liabilities, whether or not includable on its balance sheet in accordance with GAAP);

(b)           to the undersigned’s knowledge, the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liabilities of the Company as they become absolute and matured;

(c)           to the undersigned’s knowledge, the Company will be able to realize upon its assets, or will have sufficient cash flow, to enable the Company to pay its debts, other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; and

(d)           to the undersigned’s knowledge, the Company does not have an unreasonably small amount of capital with which to engage in its anticipated businesses.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.  For purposes of the foregoing, the “fair salable value” of any asset or investment was determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such asset or investment at its regular market value, conceiving the latter as the amount which could be obtained therefor within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand on behalf of the Company on this 24th day of July, 2007.

LIQUIDMETAL COATINGS, LLC

By:
Name:
Title:

Exhibit J

IRREVOCABLE SPRINGING PROXY

1.             If, as a result of an Event of Default of the type described in Sections 8.1(a) or 8.1(d) of the Purchase Agreement (as defined below), Liquidmetal Coatings, LLC, a Delaware limited liability company (the “Company”) fails to pay when payable (whether at maturity or otherwise) the full amount of interest then accrued on any Note, or the full amount of any principal payment (together with any applicable premium) on such Note, and such failure continues for six (6) months (the “Triggering Event of Default”), the undersigned holder (the “Holder”) of the amount of Membership Units of the Company, indicated on the signature page attached hereto, hereby irrevocably appoints and constitutes C3 Capital Partners, L.P., a Delaware limited partnership, and C3 Capital Partners, II L.P., a Delaware limited partnership (collectively, the “Proxy Holder”), as its attorney and proxy to call and attend meetings, vote, give consents, and in all other ways shall have complete discretion to act in its place and stead as to all Membership Units subject hereto as long as this Irrevocable Proxy is in effect for the purpose of removing, designating, electing or appointing members to the board of managers of the Company and approving all actions required to be approved by the board of managers of the Company.  Upon the occurrence of the Triggering Event of Default and until cured in accordance with the Purchase Agreement (as defined below), the Proxy Holder shall have full power of substitution and revocation and any proxies heretofore given shall, at such time, then be revoked.  All capitalized terms used in this Irrevocable Proxy and not expressly defined herein shall have the same meaning assigned to such term as in the Securities Purchase Agreement among the Proxy Holder, the Company and Liquidmetal Coatings Solutions, LLC, dated July 24, 2007, as may be amended from time to time (the “Purchase Agreement”).  This Irrevocable Proxy shall not be exercisable until six (6) months after the date of the Purchase Agreement.

2.             Upon the cure of the Triggering Event of Default in accordance with the Purchase Agreement, all rights of the Proxy Holder in this Irrevocable Proxy shall revert to the Holder until the re-occurrence of such Triggering Event of Default.

3.             In compliance with applicable law, this Irrevocable Proxy is irrevocable and coupled with an interest and executed in consideration of the purchase of the Notes and Membership Units pursuant to the Purchase Agreement.

4.             Any additional Membership Units of the Company issued to the Holder shall be subject to this Irrevocable Proxy. Certificates representing the Membership Units indicated below and any additional Membership Units of the Company issued to the Holder shall be affixed with a legend indicating that those Membership Units are subject to this Irrevocable Proxy as follows:

“The voting power of the securities represented by this Certificate has been previously granted to C3 Capital Partners, L.P. and C3 Capital Partners II, L.P. pursuant to a written springing proxy effective December 20, 2007 which proxy is irrevocable.”

5.             This Proxy shall terminate upon the earlier of: (i) the indefeasible payment in full of all amounts due and owing under the Note; or (ii) the longest period permitted under the laws applicable to this Irrevocable Proxy.  In the event this Irrevocable Proxy shall terminate by operation of law or otherwise prior to the occurrence of the event described in part (i) above, then Holder agrees to immediately execute and deliver to the Proxy Holder a new proxy substantially similar to this Irrevocable Proxy, so long as the execution and delivery of such new proxy is not prohibited by or in violation of applicable law.

6.             In the event of a dispute or controversy arising out of or relating to this Irrevocable Proxy, or performance hereof, the Proxy Holder shall be entitled to act as the Holder’s attorney and proxy to call and attend meetings, vote, give consents, and in all other ways to act in its place and stead as to all Membership Units subject hereto for the purpose of removing, designating, electing or appointing members to the board of managers of the Company pursuant to this Irrevocable Proxy during the pendency of such dispute.  The prevailing party in any litigation or proceeding pertaining to this Irrevocable Proxy shall be entitled to reasonable attorney’s fees actually incurred, together with costs of the litigation including expert witness fees, if any.

7.             This Irrevocable Proxy may be executed in one or more counterparts, each of which shall constitute an original document, but all of which together shall be one and the same Irrevocable Proxy.

*****

LIQUIDMETAL TECHNOLOGIES, INC.

By:
Name:
Title:

Membership Interests subject to this Irrevocable Proxy: 6,986

AGREED AND ACKNOWLEDGED:

C3 CAPITAL PARTNERS, L.P.			C3 CAPITAL PARTNERS II, L.P.

By:	C3 Partners, LLC		By:	C3 Partners, LLC
Its:	General Partner		Its:	General Partner

	By:			By:
	Name:			Name:
	Title:	Manager		Title:	Manager

2

Exhibit K

COMPLIANCE CERTIFICATE

Liquidmetal Coatings, LLC

Pursuant to Section 11.2(c) of the Asset Purchase Agreement among Liquidmetal Coatings, LLC, a Delaware limited liability company (“Company”, and Liquidmetal Technologies, Inc., a Delaware corporation (“LMT”), dated as of July 24, 2007 (the “Asset Purchase Agreement”), the Company hereby certifies to LMT as follows:

A.            Each of the representations and warranties made by Company set forth in the Asset Purchase Agreement is true and correct as of the date hereof; and

B.            Company has performed and complied with all of Company’s obligations which are to be performed or complied with under the Asset Purchase Agreement on or prior to the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of July 24, 2007.

Larry Buffington
Chief Executive Officer

Exhibit L

Liquidmetal Technologies Inc.

Balance Sheet

FY 2007 ( Thousands of USD )

CORPORATE CONSOLIDATED

	DRAFT
	After Transaction
	Coatings	Application	Total
Cash	120	—	120
Accounts receivable	1,687	—	1,687
Inventories	387	380	767
Prepaid expenses	—	—	—

Total Current Assets	2,194	380	2,574

Property, Plant & Equipment, Net	2	435	437
Intangible Assets, Net	21	—	21
Other Assets	474	—	474
Goodwill	9,978		9,978
Investment in Coatings			—
Investment in LSI	—	—	—

TOTAL ASSETS	$12,669	$815	$13,484

Accounts Payable and Accrued Expenses	1,151	78	1,229
Deferred Revenue	81	—	81
Current Portion of Notes Payable	1,905	300	2,205

Total Current Liabilities	3,137	378	3,515

Capital lease & other L/T Curr. Portion	—	—	—
Discount			—
Long Term Notes Payable	7,543	150	7,693

Total Liabilities	10,680	528	11,208

Common Stock	—	—	—
Paid-In Capital		—	—
Intercompany LMT/LMG			—
Accumulated Deficit		—	—
Acc. Comprehensive Incom (Loss)	—	—	—

Total Shareholders’ (Deficit) Equity	1,989	287	2,276

TOTAL LIABILITIES & EQUITY	$12,669	$815	$13,484

Appendix 1

Definitions

“2007 Operating Budget” has the meaning set forth in Section 3.13(k).

“Affiliate” of any particular party means:  (a) any other party which directly or indirectly, controls or is controlling by or is under common control with such party and (b) any officer, director, manager, managing partner or member of such party or any other party holding a similar position with respect to such party.  A party shall be deemed to be “controlled by” any other party if such other party possesses, directly or indirectly, power to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managers or managing partners or power to direct or cause the direction of the management and policies of such party whether by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Annual Budget” has the meaning set forth in Section 5.1(h).

“Approved Annual Budget” has the meaning set forth in Section 5.10.

“Asset Purchase and Contribution Agreement” has the meaning set forth in Section 2.4.

“BMW” has the meaning set forth in Section 2.3.

“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of the State of Missouri  or other day on which banking institutions are authorized or obligated to close in Kansas City, Missouri or the location of LMC’s headquarters.

“C3” has the meaning set forth in the introductory paragraph.

“C3 II” has the meaning set forth in the introductory paragraph.

“C3 Membership Units” has the meaning set forth in Section 2.1(a).

“C3 II Membership Units” has the meaning set forth in Section 2.1(b).

“C3 Note” has the meaning set forth in Section 2.1(a).

“C3 II Note” has the meaning set forth in Section 2.1(b).

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of the Company but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed:  (a) from insurance proceeds (or similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored; (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; or (c) substantially concurrently with the proceeds from the sale of similar assets.

“Capitalized Lease” means a lease under which the obligations of the lessee should, in accordance with GAAP, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP and Statement of Financial Accounting Standards No. 13.

“Change in Control” means:  (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected primarily for the purpose of changing the domicile of the Company), unless the Company’s members of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions, hold at least a majority of the voting power (and if such entity is a partnership for income tax purposes, a majority interest in the capital and profits) of the surviving or acquiring entity or (b) a sale of all or substantially all of the assets of the Company.

“Closing” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Collateral Assignment” has the meaning set forth in Section 3.9.

“Company” has the meaning set forth in the introductory paragraph.

“Convertible Securities” of a Person means any securities (directly or indirectly) convertible into or exchangeable for any Membership Interest of such Person, including, without limitation, all warrants, options and other rights to acquire any Membership Units of such Person.

“Diligent Efforts” has the meaning set forth in Section 5.11(c).

“Dividend” means any distribution by a Person with respect to its ownership interests whether in cash, securities (including common and preferred equity) or other property, including, without limitation, distributions upon any liquidation, dissolution or winding up of such Person.

“EBITDA” means earnings before interest, taxes, depreciation and amortization according to GAAP.

“Employment Agreement” has the meaning set forth in Section 3.6.

“Environmental Law” means any applicable federal, state or local law, regulation, order, decree, permit, authorization, opinion, or common law relating to:  (1) the protection, investigation or restoration of the environment, health, safety, or natural resources, (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, (3) noise, odor, wetlands, pollution, or contamination or (4) standards of conduct concerning protection of human health (including, without limitation, employee health and safety), in each case as amended and as now or hereafter in effect, and the term “Hazardous Substance” means any substance that is:  (A) oil or other petroleum products, (B) “hazardous wastes,” as defined by the Resource Conservation and Recovery Act, as amended, (RCRA), 42 U.S.C. § 6901 et seq., or similar state or local law, ordinance, regulation or order, (C) ”hazardous substances,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (CERCLA), 42 U.S.C. § 9601 et seq., or similar state or local law, ordinance, regulation or order, (D) “hazardous materials,” as defined by the Hazardous Materials Transportation Act, as amended, (HMTA), 49 U.S.C. § 1802, or similar state or local law, ordinance, regulation or order, (E) radioactive materials subject to the Atomic Energy Act, as amended, (AEA), 42 U.S.C. § 2014 et seq., or similar state or local law, ordinance, regulation or order, and (F) any other pollutant, contaminant, chemical, or substance whose presence creates or could create a hazard to health or the environment or a violation of any federal, state or local Environmental Law. “Equity Purchase” means any redemption, acquisition, purchase or other retirement of any Membership Interest of the Company or any of its Affiliates or Subsidiaries, other than upon any conversion thereof into or exchange thereof for other Membership Units of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) , as amended, or any similar federal law then in force.

“ERISA Affiliate” means, with respect to the Company or any of its Affiliates, any trade or business (whether or not incorporated) under common control with such Person within the meaning of §414(b) or (c) of the Code (and §414(m) and (o) of the Code for purposes of provisions relating to §412 of the Code).

“ERISA Event” means, as to the Company or any of its Affiliates or any ERISA Affiliate:  (a) a Reportable Event as defined in §4043 of ERISA and the regulations issued thereunder (other than a Reportable Event for which notice has been waived by regulation); (b) the withdrawal of the Company, any Subsidiary thereof or any ERISA Affiliate from a Pension Plan in which it was a “substantial employer” as defined in §4001(a)(2) of ERISA or was deemed a “substantial employee” under §4062(e) of ERISA; (c) the termination of a Pension Plan, the filing of notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under §4041 of ERISA; (d) the institution of proceedings to terminate a Pension Plan by the PBGC; (e) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan, (f) the imposition of a lien on any Borrower or any ERISA Affiliate pursuant to §412 of the Code or §302 of ERISA; (g) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan to which any Borrower or any ERISA Affiliate has any liability under §4241 or §4245 of ERISA, respectively; and (h) any event or condition which results in the termination of a Multiemployer Plan, or the institution by the PBGC of proceedings to terminate a Multiemployer Plan to which any

Borrower or any ERISA Affiliate has any liability under §4041A of ERISA or §4042 of ERISA, respectively.

“Escrow Agent” has the meaning set forth in Section 2.3.

“Event of Default” has the meaning set forth in Section 8.1.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Financing” means the purchase of the Securities by the Purchaser hereunder.

“Fixed Charge Coverage Ratio” means, with respect to any period, the ratio of EBITDA minus actual distributions of cash for federal and state income taxes minus capital expenditures to (ii) Total Debt Service.

“GAAP” means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board and/or any other governing body or boards having jurisdiction, authority or responsibility for promulgating accounting standards, as in effect from time to time.  Except as otherwise expressly stated herein, all references to GAAP shall be deemed to mean GAAP as consistently applied.

“Governing Documents” of a Person means such Person’s Articles of Organization, Certificate of Formation, By-laws and/or Operating Agreement.

“Guarantee” means any guarantee of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended (or continued) to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to:  (a) pay the Indebtedness or other liabilities of such obligor; (b) purchase an obligation owed by such obligor; (c) purchase goods and services from such obligor pursuant to a take-or-pay contract; (d) maintain the capital, working capital, solvency or general financial condition of such obligor; or (e) otherwise assure any creditor of such obligor against loss (including by way of an agreement to repurchase or reimburse), whether or not any such arrangement is listed on the balance sheet of such other Person or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business.  The amount of any Guarantee shall be equal to the amount of the obligation so guaranteed or otherwise supported, or, if not a fixed or determined amount, the maximum amount guaranteed or supported.

“Indebtedness” means at a particular time, without duplication: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt instrument; (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business, consistent with past practice which are not more than 90 days past due unless the same are being contested in good faith by appropriate proceedings and with respect to which a Person has set aside adequate reserves therefore in accordance with GAAP); (d) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (e) any obligations for which a Person is obligated pursuant to a Guarantee; (f) any obligations under Capitalized Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (g) any indebtedness secured by a Lien on a Person’s assets; (h) any unsatisfied obligation for Withdrawal Liability to a Multiemployer Plan; (i) all indebtedness of any partnership of which such Person is a general partner or in which such Person may incur liability as if such Person was a general partner; and (j) all indebtedness of a Person for which such Person may become liable as a fiduciary or otherwise.

“Indemnitees” has the meaning set forth in Section 9.15.

“Intellectual Property” has the meaning set forth in Section 6.12.

“Intellectual Property Rights” means all:  (a) patents, patent applications, patent disclosures and inventions; (b) trademarks, service marks, trade dress, trade names, internet domain names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data, data bases and documentation thereof; (f) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (g) other Intellectual Property Rights; and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Interest Charges” means, for any period, the sum of:  (a) all interest charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of capitalized lease obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any hedging agreements.

“Investment” as applied to any Person means:  (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, Membership Units and other securities of any other Person; and (b) any capital contribution by such Person to any other Person.

“Investment Documents” means this Agreement, the agreements and instruments evidencing the Securities and any Membership Units for which Securities are exchanged or converted, the Stock and Asset Purchase Agreement, the Operating Agreement, the Employment Agreement, the Pledge Agreements, the Irrevocable Springing Proxy, the Security Agreements, the Collateral Assignment Agreement and each of the other agreements, documents and instruments expressly contemplated hereby and thereby.

“Irrevocable Springing Proxy” has the meaning set forth in Section 3.13(s).

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Aware” regarding a Person means and includes the actual knowledge or awareness of such Person and its Subsidiaries (which shall include the actual knowledge and awareness of the officers, directors and key employees of such Person and its Subsidiaries and the general managers of each facility of such Person and its Subsidiaries).

“Liabilities” has the meaning set forth in Section 9.15.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind whatsoever (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or Affiliate of the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement.

“LMCS” has the meaning set forth in the introductory paragraph.

“LMT” has the meaning set forth in Section 2.4.

“Material Adverse Effect” means any matter or matters which would, alone or in the aggregate, have a materially adverse effect on:  (a) the operating results, prospects, assets, liabilities, operations, condition (financial or otherwise) or business of the Company and LMCS taken as a whole; or (b) the ability of the Company to perform any of its obligations under the Securities or any of the Investment Documents, but excluding (i) changes or effects arising out of or resulting from the execution or delivery of this Agreement or the public announcement thereof, the consummation of the Transactions or the identity of Purchasers, or (ii) any events, circumstances, changes or effects that result from any action (A) required to be taken pursuant to Section 5 or (B) taken at the request of Purchaser and not contemplated by this Agreement.

“Membership Units” means a unit of equity interest in the Company and having such rights permitted by the Operating Agreement.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in §4001(a)(3) of ERISA, and to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions on behalf of participants who are or were employed by any of them or to which such person has any current or potential liability.

“Notes” has the meaning set forth in Section 2.1(b).

“Officer’s Certificate” means a certificate signed by the chief executive officer of the Company on behalf of the Company, stating that:  (a) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate; and (b) such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means a “pension plan”, as such term is defined in §3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in §4001(a)(3) of ERISA), and to which the Company or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of §4063 of ERISA at any time during the preceding 5 years, or by reason of being deemed to be a contributing sponsor under §4069 of ERISA.

“Permitted Indebtedness” means (a)  any Indebtedness incurred pursuant to the terms of the Investment Documents; (b) Indebtedness secured by Liens permitted by clause (e) of the definition of Permitted Liens, provided, that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed in the aggregate for the Company the amount provided for in the current budget approved pursuant to Section 5.1(h); and (c) Indebtedness described on the attached Indebtedness Schedule.

“Permitted Liens” means (a) Liens for Taxes or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP such contest operates to suspend collections of the same; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves; (c) subject to the limitations set forth in clause (c) of the definition of Permitted Indebtedness (i) Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Company (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring such property, provided, that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired; (d) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $100,000 in the aggregate for the Company, arising in connection with court proceedings, provided, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (e) easements, rights-of-way, restrictions minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company; (f) Liens securing the Senior Debt and Indebtedness under this Agreement; and (g) Liens which are described on the Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

“Plan” shall mean as required by the context at any time, an employee benefit plan, as defined in §3(3) of ERISA, which the Company or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Pledge Agreements” has the meaning set forth in Section 3.8.

“Potential Event of Default” means any event or occurrence which with the passage of time or the giving of notice or both would constitute an Event of Default.

“Pro Forma Balance Sheet” has the meaning set forth in Section 6.6(b).

“Prohibited Transaction” means any transaction set forth in §406 of ERISA or §4975 of the Code, other than a transaction that is exempt under §408 of ERISA or § 4975 of the Code.

“Public Offering” means the consummation of an underwritten public offering pursuant to an effective registration statement filed by the Company (or any successor entity to the Company) with the Securities and Exchange Commission under the Securities Act with respect to Membership Units of the Company (or any successor entity to the Company).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Membership Units” has the meaning set forth in Section 2.1(b).

“Purchaser Representative” has the meaning set forth in Section 5.2.

“Purchasers” has the meaning set forth in the introductory paragraph.

“Purchasers’ Observation Rights” has the meaning set forth in Section 5.2.

“Put Closing” has the meaning set forth in Section 5.11(b)

“Put Equity” has the meaning set forth in Section 5.11(a).

“Put Notes” has the meaning set forth in Section 5.11(c).

“Put Notice” has the meaning set forth in Section 5.11(a).

“Put Price” has the meaning set forth in Section 5.11(a).

“Qualified Plan” means an employee pension benefit plan, as defined in §3(2) of ERISA, which is intended to be tax-qualified under §401(a) of the Code, and which the

Company or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Release” has the meaning set forth in CERCLA.

“Reportable Event” means any of the events listed in §4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

“Restricted Securities” means the Securities issued hereunder and any securities issued with respect to the Securities by way of a Dividend or split or in connection with a combination of Membership Units, recapitalization, merger, consolidation or other reorganization.  As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered, under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing any legend regarding the Securities Act.  Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend.

“SBA” means the United States Small Business Administration.

“SBIC” means a small business investment company licensed under the SBIC Act.

“SBIC Act” means the Small Business Investment Act of 1958, as amended, or any similar federal law then in force.

“SBIC Holder” means any holder of Securities or any Membership Units for which Securities are exchanged or converted which is an SBIC.

“SBIC Regulations” means the Small Business Investment Company Act of 1958, as amended, and the regulations issued by the Small Business Administration thereunder, codified at Title 13 of the Code of Federal Regulations (“13 CFR”), 107 and 121, as amended.

“Securities” has the meaning set forth in Section 2.1(b).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Security Agreements” has the meaning set forth in Section 3.7.

“Senior Credit Facility” has the meaning set forth in Section 3.10.

“Senior Debt” means all Indebtedness owed under the Senior Credit Facility, including the line of credit or that is secured by any assets of the Company, excluding the Notes.

“Senior Lender” means the Person that provides financing to the Company under a line of credit or that is secured by any assets of the Company, excluding the holders of the Notes in their capacity as such.

“Special Purpose Financial Statements” has the meaning set forth in Section 6.5(a)(ii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which:  (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control (or have the power to be or control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity.

“Tax” or “Taxes” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not, including any obligation to pay the Taxes of others (by reason of transferee or successor liability, Treas. Reg. 1.1502-6 or similar state, local or foreign law, by contract or otherwise).

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Title IV Plan” means a Pension Plan which is subject to Title IV of ERISA.

“Total Assets” means, on any date, the net book value of all assets of the Company on that date, which, in accordance with GAAP, should be classified on the Company’s balance sheet as assets.

“Total Debt Service”  means, with respect to any period, an amount equal to the sum of (i) Interest Charges for such period plus (ii) the scheduled amortization of any Indebtedness during such period.

“Total Funded Debt” means, at any time, the aggregate amount outstanding of: (i) the Senior Debt; (ii) the Notes; plus (iii) any amounts owed to Foster Wheeler Corporation as payment of any deferred purchase price of assets.

“Withdrawal Liability” means, at any time, the aggregate amount of the liabilities, if any, pursuant to §4201 of ERISA, and any increase in contributions pursuant to §4243 of ERISA with respect to all Multiemployer Plans.